UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CASCADE BANCORP

(Name of Registrant as Specified In Its Charter)

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1100 NW Wall Street
Bend, Oregon 97701

November [  ], 2009

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders of Cascade Bancorp to be held on December [  ], 2009, at 8:00 a.m. Pacific Time at 1100 NW Wall Street, Bend, Oregon.

The Notice of Special Meeting of Shareholders, proxy statement and all attachments thereto are included herein and describe the formal business to be transacted at the Special Meeting of the Shareholders. Directors and Officers of Cascade Bancorp as well as representatives of Delap LLP, Cascade Bancorp’s independent auditors, will be present to respond to appropriate shareholder questions.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting in person, please vote your proxy via the Internet, by telephone or by mail in order to ensure a quorum.

Your continued interest and support of Cascade Bancorp are sincerely appreciated.

Sincerely,

Gregory D. Newton

Secretary

Please give careful attention to all of the information enclosed with this letter, including the information contained or incorporated by reference in the proxy statement, and specifically the materials set forth in Appendix A.

CASCADE BANCORP
NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS
To Be Held at 8:00 a.m. on Pacific Time December [], 2009

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Cascade Bancorp (“Cascade” or the “Company”) will be held at 1100 NW Wall Street, Bend, Oregon, on December [ ], 2009, at 8:00 a.m. Pacific Time (the “Special Meeting”) for the following purposes:

Proposal 1.	To approve an amendment to our Articles of Incorporation, as amended, to increase the number of authorized shares of the Company’s Common Stock from 45,000,000 to 300,000,000;
Proposal 2.	To approve the issuance of up to $65 million of the Company’s Common Stock to investors in Private Offerings (as defined below), which will result in such investors owning greater than 20% of the outstanding voting securities of the Company;
Proposal 3.	To approve an amendment to our Articles of Incorporation, as amended, to effect a one for ten reverse stock split of our Common Stock and payment of cash for resulting fractional shares; and
Proposal 4.	To transact such other business as may properly come before the Special Meeting and at any adjournments or postponements thereof.
NOTE:	The Board of Directors is not aware of any other business to come before the Special Meeting or any adjournment thereof.

If you were a shareholder of record of Cascade as of the close of business on October 26, 2009 (the “Record Date”), you are entitled to receive this notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

A representative of Delap LLP, the Company’s independent auditors, will be present at the Special Meeting to respond to appropriate questions from shareholders.

Please note, Appendix A of the proxy statement includes material information regarding the financial condition and results of operation of the Company, including certain financial statements. The materials set forth in Appendix A should be read carefully in connection with this proxy statement and the Proposals set forth herein.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Special Meeting, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum.

Registered holders may vote:

1. By Internet: go to http://www.proxyvote.com;

2. By toll-free telephone: call 1-800-690-6903; or

3. By mail: mark, sign and date and promptly mail the enclosed proxy card.

Beneficial holders. If your shares are held in the name of a broker, bank or other holder of record, you must follow the instructions you receive from the holder of record to vote your shares.

The Proxy Statement to shareholders is available at www.botc.com under the Investor Relations tab, under SEC Filings. Your Vote is Important. Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the enclosed Proxy Card.

By Order of the Board of Directors,

Gregory D. Newton
Secretary
November [  ], 2009
Bend, Oregon

PROXY STATEMENT
OF
CASCADE BANCORP

1100 NW Wall Street
Bend, Oregon 97701
(541) 385-6205

SPECIAL MEETING OF SHAREHOLDERS

December [  ], 2009

Why am I receiving these materials?

The Board of Directors of the Company has called a Special Meeting of Shareholders to vote on the Proposals described below. As a shareholder of record on the Record Date of the Special Meeting, you are entitled to vote on the Proposals at the Special Meeting. Our shareholders are invited to attend the Special Meeting and are requested to vote on the Proposals described in this proxy statement.

What items will be voted on at the Special Meeting?

This proxy statement, which was first mailed to shareholders on or about November [  ], 2009, is furnished in connection with the solicitation of proxies by the Board of Directors to be voted at the Special Meeting. The purpose of this proxy statement is to solicit the votes of the shareholders of the Company with respect to the following matters (the “Proposals”):

Proposal 1.	To approve an amendment to our Articles of Incorporation, as amended (the “Articles of Incorporation”), to increase the number of authorized shares of the Company’s Common Stock from 45,000,000 to 300,000,000;
Proposal 2.	To approve the issuance of up to $65 million of the Company’s Common Stock to investors in private offerings exempt from registration under the Securities Act of 1933, as amended, which will result in such investors owning greater than 20% of the outstanding voting securities of the Company (the “Private Offerings”);
Proposal 3.	To approve an amendment to our Articles of Incorporation to effect a one for ten reverse stock split of our Common Stock and payment of cash for resulting fractional shares; and
Proposal 4.	To transact other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

The Board has unanimously voted in favor of both amendments to our Articles of Incorporation and the Private Offerings and unanimously recommends your approval of each of Proposals 1, 2 and 3.

Why is the Board of Directors calling the Special Meeting?

The significant downturn in economic activity and declining real estate values has had a direct and adverse effect on the financial condition and results of operations of the Company and its wholly-owned subsidiary, Bank of the Cascades (the “Bank”), including substantial reductions in the capital levels of both the Company and the Bank. The impact on the Company has been an elevated level of non-performing assets and charge-offs and an associated increase in the allowance for loan losses for the Company leading to a net loss of $44.1 million in the nine month period ended September 30, 2009, and total stockholders’ equity at September 30, 2009 of $92.6 million, a decrease of $42.6 million from December 31, 2008.

On August 27, 2009 the Bank entered into an agreement with the Federal Deposit Insurance Corporation (“FDIC”), its principal federal banking regulator, and the Oregon Division of Finance and Corporate Securities (“DFCS”) which requires the Bank to take certain measures to improve its safety and soundness. In connection with this agreement, the Bank stipulated to the issuance by the FDIC and the DFCS of a cease-and-desist order dated August 27, 2009 against the Bank based on certain findings from an examination of the Bank conducted in February 2009 based upon financial and lending data measured as of December 31, 2008 (the “Order”). In entering into the stipulation and consenting to entry of the Order, the Bank did not concede the findings or admit to any of the assertions therein.

Under the Order, the Bank is required to develop and adopt a plan to maintain the minimum capital requirements for a “well-capitalized” bank within 60 days of the date of the Order, August 27, 2009, including a Tier 1 leverage ratio of at least 10% at the Bank level beginning 150 days from the issuance of the Order.

In addition, on October 26, 2009, the Company entered into a written agreement with the Federal Reserve Bank of San Francisco and DFCS (the “Written Agreement”), which requires the Company to take certain measures to improve its safety and soundness. Under the Written Agreement, the Company is required to develop and submit for approval, a plan to maintain sufficient capital at the Company and the Bank within 60 days of the date of the Written Agreement.

At September 30, 2009, the Bank’s Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios were 5.76%, 7.34% and 8.61%, respectively and the Company’s Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios were 4.22%, 5.38% and 8.58%, respectively. In order for the Bank to meet and maintain the capital requirements of the Order, the Bank estimates that it needs approximately $129 million of additional equity capital, based on its forecasts of operating results for the fourth quarter of 2009.

As previously disclosed, the Company has been engaged in discussions to attempt to raise additional capital from a variety of sources. The Company has filed a registration statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) pursuant to which it intends to sell up to $__ million of its Common Stock in a public offering (the “Public Offering”). In addition, on October 29, 2009, we announced a proposed purchase of shares of our Common Stock by David F. Bolger (“Mr. Bolger”), who currently holds 21.44% of our outstanding Common Stock, and by an affiliate of Lightyear Fund II, L.P. (“Lightyear”), in separate Private Offerings. The total gross proceeds from the Private Offerings will be $65 million. The shares of our Common Stock in the Private Offerings are being sold at a per share purchase price equal to the lesser of (A) $0.87 per share, and (B) the net proceeds per share to the Company in connection with the Public Offering. This pricing structure was negotiated between each of Mr. Bolger and Lightyear and the Company. On October 28, 2009 (the day prior to the announcement of the Private Offerings), the closing price of the Company’s Common Stock on the Nasdaq Capital Market was $1.07 per share. Mr. Bolger’s purchase will be made pursuant to a Securities Purchase Agreement dated October 29, 2009 (the “Bolger Purchase Agreement”), and Lightyear’s purchase will be made pursuant to a Securities Purchase Agreement dated October 29, 2009 (the “Lightyear Purchase Agreement” and together with the Bolger Purchase Agreement, the “Securities Purchase Agreements”).

The Securities Purchase Agreements contain standard representations, warranties and covenants for a transaction of this type. The Securities Purchase Agreements are subject to certain conditions, including (i) the representations and warranties in the Securities Purchase Agreements being true and correct at the closing date; (ii) the completion of the Private Offerings and the Public Offering for proceeds of at least $150 million (net of underwriting commissions and discounts); (iii) the Company entering into agreements by November 16, 2009, that are not subject to any conditions in the control of the holder or termination rights by such holder to repurchase and cancel at least $66.5 million aggregate liquidation amount of the outstanding trust preferred securities by issuer trusts originated by the Company at a discount of not less than 80% of such aggregate liquidation amount; (iv) the Company and its subsidiaries shall be in compliance in all material respects with the policies and procedures adopted by them and disclosed to Mr. Bolger and Lightyear in the Three Year Financial Plan dated October 24, 2009, and none of such policies and procedures shall have been revoked or modified in any respect that would make it materially less likely that the Company and its subsidiaries will be able to comply with the Order (or other enforcement orders in effect as of closing); (v) as of the close of business on the second business day immediately preceding the closing of the Private Offerings, the Company’s (A) classified assets on its balance sheet shall not be more than 10% higher than the amount set forth as of September 30, 2009, (B) non-performing assets on its balance sheet shall not be more than 17.5% higher than the amount set forth as of September 30, 2009 and (C) the Company’s net loss, exclusive of tax adjustments or tax expense, for the period October 1, 2009 to the second business day prior to the closing of the Private Offerings shall not exceed $25 million; and (vi) receipt by the Company and Lightyear of all the necessary regulatory approvals; and (vii) receipt of the approvals required of our shareholders being sought at the Special Meeting.

In addition, the consummation of the transactions contemplated by the Lightyear Purchase Agreement is subject to (i) Lightyear receiving written confirmation from the Federal Reserve that neither Lightyear nor its affiliates will be deemed to control the Company or any of its subsidiaries after the closing for purposes of the BHC Act or the CBC Act and (ii) Lightyear being reasonably satisfied that the Company and its subsidiaries have taken such actions and adopted such policies and procedures as may be necessary to comply with the Order as well as any other enforcement order issued by a federal or state banking regulator between the date of the Lightyear Purchase Agreement and the closing.

In order to consummate the Public Offering and the Private Offerings, the Company is required to obtain shareholder approval of Proposals 1 and 2 set forth in this proxy statement.

What will be the effect on our capital ratios of consummation of the Public Offering and the Private Offerings?

The Company intends to contribute a substantial portion of the proceeds to the Bank as additional capital. It is anticipated that following such contribution, the Bank’s capital ratios would meet the regulatory standards for a “well capitalized” institution and that its Tier 1 leverage ratio would exceed 10% as required by the Order.

If the Proposals are approved, what will be the effect on existing shareholders?

If Proposals 1 and 2 are approved, the Company will be in a position to consummate the Public Offering and the Private Offerings. As discussed above, it is anticipated that consummation of the Public Offering and the Private Offerings will provide sufficient additional capital to meet the capital requirements of the Order.

As of October 26, 2009, the Company had 28,156,483 shares of Common Stock outstanding. Assuming that the shares of Common Stock in the Public Offering and the Private Offerings are sold at a price of $0.87 per share, the Company will issue approximately 181,609,195 additional shares of Common Stock in these offerings. Existing shareholders have no preemptive rights to purchase their pro rata share of the Common Stock offered in the Private Offerings or the Public Offering. Therefore, the issuance of shares of Common Stock in the Private Offerings and the Public Offering will be significantly dilutive in voting power, resulting in our existing shareholders owning approximately 15.1% of the outstanding Common Stock of the Company (assuming 158,000,000 shares of Common Stock are sold in the Private Offerings and the Public Offering). See “Background and Purpose of Proposals 1 and 2” for additional information on the number of shares that may be issued in the Public Offering and the Private Offerings.

Why is the amendment to the Articles of Incorporation increasing the authorized shares of Common Stock necessary?

Currently the Company’s Articles of Incorporation restrict equity capital issuance to a maximum of 45,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The current authorized but unissued and unreserved shares of Common Stock is insufficient to effectuate the Public Offering and/or the Private Offerings. Amending the Articles of Incorporation enables the Board of Directors to issue up to an additional 255,000,000 shares of Common Stock without further shareholder approvals or delay and, thereby, provides the Company with sufficient authorized shares of Common Stock to complete the Private Offerings and the Public Offering and provides additional shares that can be used for general corporate purposes which may be deemed advisable and in the best interests of Cascade and its shareholders.

What will happen if the shareholders fail to approve the Proposal increasing the amount of authorized Common Stock?

In the event that the shareholders of the Company fail to approve the amendment of the Company’s Articles of Incorporation to increase the amount of authorized Common Stock, the Company will not have the ability to issue shares in excess of the currently authorized 45,000,000 shares, and the Company will not be able to raise additional capital through the contemplated Public Offering and Private Offerings. An inability to raise additional capital will have a material adverse impact on the Company’s ability to comply with the Order as well as the Company’s financial results and results of operations. If the Company is unable to comply with the Order in a timely manner, the Company could be subject to additional regulatory sanctions, and if its capital levels and liquidity are further impaired, could subject the Bank to seizure by the FDIC.

Why is a shareholder vote required for the issuance of Common Stock in the Private Offerings?

The Company’s Common Stock is listed on the Nasdaq Capital Market and the Company is subject to Nasdaq Marketplace Rules. Nasdaq Marketplace Rule 5635(d) requires that a company listed on Nasdaq obtain shareholder approval in connection with a transaction (other than a public offering) involving the potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20 percent or more of its common stock or 20 percent or more of its voting power outstanding before the issuance for less than the greater of book or market value of the stock as of the date of the transaction. The Private Offerings will result in greater than 20 percent of the Company’s Common Stock being issued to investors in a private placement for less than the greater of book value or market value of our Common Stock, and therefore shareholder approval is required. To the extent that a Nasdaq listed company does not obtain shareholder approval to such an arrangement, that company may be subject to the delisting of its securities from Nasdaq.

What will happen if the shareholders fail to approve the issuance of Common Stock in the Private Offerings?

If the shareholders fail to approve the Private Offerings, the Company will not be able to sell its shares to the private investors and therefore will be unable to raise the anticipated net proceeds of $65 million in such Private Offerings. In all likelihood, a failure to consummate the Private Offerings will result in the Company’s inability to consummate the Public Offering. If the Company does not raise capital through the Public Offering and Private Offerings, the Company will not be able to meet its capital ratio requirements and therefore will likely be unable to comply with the Order. If the Company is unable to comply with the Order in a timely manner, the Company could be subject to additional regulatory sanctions, and if its capital levels and liquidity are further impaired, the Bank could be subject to seizure by the FDIC.

Why is the amendment to the Articles of Incorporation to effect a reverse split of the Company’s Common Stock necessary?

Assuming a purchase price ranging from $0.75 to $1.25 per share, following completion of the Private Offerings and the Public Offering, the Company will have approximately 177,000,000 to 239,000,000 shares of its Common Stock outstanding. The Board of Directors believes that this number of outstanding shares is excessive for a financial services company the size of the Company. The low per share market price of the Company’s Common Stock impairs its marketability to and acceptance by institutional investors and other members of the investing public and creates a negative impression of the Company. Theoretically, decreasing the number of shares of Common Stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or the Company’s reputation in the financial community. In practice, however, many investors and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. The presence of these negative perceptions may be adversely affecting, and may continue to adversely affect, not only the pricing of the Company’s Common Stock but also its trading liquidity. These perceptions may also affect the Company’s commercial business and its ability to raise additional capital through the sale of stock or the cost of debt it may incur. In addition, the low per share market price of the Company’s Common Stock puts the Company at risk of failing to meet the minimum-bid-price and other requirements for maintaining listing of its Common Stock on the Nasdaq Capital Market. If the market price of the Common Stock rises as a result of the reverse split, this will help the Company to comply with the minimum-bid-price and other requirements for maintaining listing of its Common Stock on the Nasdaq Capital Market.

What will happen if the shareholders fail to approve the Proposal authorizing the reverse split of the Company’s Common Stock?

The low per share market price and high number of shares outstanding may impair the marketability to and acceptance by institutional investors and other members of the investing public of our Common Stock. In addition, the low per share market price may result in the Company failing to comply with the minimum-bid-price and other requirements for maintaining listing of its Common Stock on the Nasdaq Capital Market. In the event that the shareholders of the Company fail to approve the amendment of the Company’s Articles of Incorporation effecting the reverse split of the Company’s Common Stock, the number of shares of the Company’s Common Stock outstanding will remain at the current level and the per share market price of the outstanding Common Stock will likely remain low.

If approved, when will the reverse split become effective?

The reverse split will become effective upon the filing of the amendment to the Company’s Articles of Incorporation with the Oregon Secretary of State. We anticipate filing the amendment following the consummation of the Private Offerings and the Public Offering. However, the Board of Directors reserves the right not to implement this Proposal, even if approved by the Company’s shareholders.

When and where is the Special Meeting?

The Special Meeting will be held at 1100 NW Wall Street, Bend, Oregon, on December [  ], 2009 at 8:00 a.m. Pacific Time.

Who may vote?

If you were a shareholder of the Company as of the close of business on October 26, 2009, you are entitled to vote at the Special Meeting and at any adjournments or postponements thereof. As of the Record Date, there were 28,156,483 shares outstanding held by approximately 491 holders of record.

How do I vote?

We encourage you to vote electronically or by telephone. You may vote via the Internet at www.proxyvote.com, by mail or by telephone by calling 1-800-690-6903. Please see the instructions on the proxy or vote instruction card. To vote by mail, please complete, sign and date the proxy card and return it to us at your earliest convenience.

If you are a shareholder of record, you may vote in person at the Special Meeting. Even if you plan to attend the Special Meeting, please complete, date, and sign the accompanying proxy card and return it promptly to us by mail, or vote via the Internet or telephone.

How is my proxy voted?

If you submit a properly executed proxy with no instructions, the named proxy holders will vote your shares in favor of the Proposals. In addition, the named proxy holders will vote in their discretion on such other matters that may be considered at the Special Meeting. The Board of Directors has named Patricia L. Moss and Gary L. Hoffman, M.D. as the proxy holders. Their names appear on the proxy form accompanying this proxy statement. You may name another person to act as your proxy if you wish, but that person would need to attend the Special Meeting in person or further vote your shares by proxy.

How do I change or revoke a proxy?

After voting you may change your vote one or more times, or you may revoke your proxy at any time before the vote is taken at the Special Meeting. You may revoke your proxy by submitting a proxy bearing a later date or by notifying the Secretary of the Company (in writing by mail) of your wish to revoke your proxy. You may also change your proxy or vote by voting again via the Internet or by telephone as described above. If you wish to revoke your proxy by mail, your revocation must be received by the Secretary of the Company no later than 5:00 p.m., Pacific Time, on December [], 2009, the last business day before the Special Meeting. You may also revoke your proxy by oral request if you are present at the Special Meeting.

You may still attend the Special Meeting even if you have submitted a proxy. You should be aware that simply attending the Special Meeting will not, of itself, revoke a proxy.

How do we determine a quorum?

We must have a quorum to conduct any business at the Special Meeting. Shareholders holding at least a majority of the outstanding shares of Common Stock must either attend the Special Meeting or submit proxies to have a quorum. If you come to the Special Meeting or submit a proxy but you abstain from voting on a given matter, we will still count your shares as present for determining a quorum, but not count your shares as voting for or against the given matter.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting. The Board of Directors must fix a new Record Date to determine the shareholders entitled to vote at the adjourned meeting if the meeting is adjourned more than 120 days after the date fixed for the original meeting.

How do we count votes?

The named proxy holders will vote your shares as you instruct on your proxy. We will not count abstentions or broker non-votes for or against a matter submitted to a vote of shareholders. Each share is entitled to one vote.

A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not given voting instructions to the broker or other nominee. A broker may only vote those shares if the beneficial owner gives the broker voting instructions. We will count broker non-votes as present for establishing a quorum.

What is the voting requirement to approve the Proposals?

Assuming the existence of a quorum, each amendment to the Articles of Incorporation will be approved if the number of shares voted in favor of the Proposal to approve the amendment to the Articles of Incorporation exceeds the number of shares voted against. The issuance of Common Stock in the Private Offerings will be approved if a majority of the shares of Common Stock present in person or by proxy at the Special Meeting vote in favor of the Private Offerings.

How many shares are held by directors, officers and affiliates?

As of the Record Date, our directors and officers beneficially owned 978,285 shares, all of which are entitled to vote, including 30,803 shares of our Common Stock that are held in the Company’s 401(k) plan and are voted by the trustees of the plan. In addition, as of the Record Date Mr. Bolger beneficially owned 3,463,044 shares of our Common Stock. The shares held by our officers, directors and Mr. Bolger constitute approximately 25% of the total shares outstanding and entitled to be voted at the Special Meeting. We expect all directors and executive officers to vote in favor of all Proposals.

Who is paying the cost of this proxy solicitation?

We will bear the cost of soliciting proxies from our shareholders. In addition to using the mail, proxies may be solicited by personal interview, telephone, and electronic communication. We request that banks, brokerage houses, other institutions, nominees, and fiduciaries forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Our officers and other of our employees and the Bank acting on our behalf, may solicit proxies personally. We may pay compensation for soliciting proxies, and will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals. In addition, we may engage an outside proxy solicitation firm to render proxy solicitation services.

Are there any retroactive adjustments to the data in this proxy statement?

All share related data has been retroactively adjusted for the five-for-four stock split declared and paid in 2006.

Q:	Are there appraisal rights with respect to the proposals?
A:	There are no appraisal rights applicable to any matters to be considered at the Special Meeting.

Important Notice regarding the availability of the proxy materials for the special shareholder meeting to be held on December [  ], 2009:

This Notice of Special Meeting and Proxy Statement are also available on the Internet at www.botc.com under the Investor Relations tab, under SEC Filings.

IMPORTANT NOTICES

Appendix A of this proxy statement includes material information regarding the financial condition and results of operation of the Company, including certain financial statements. The materials set forth in Appendix A should be read carefully in connection with this proxy statement and the Proposals set forth herein.

Our Common Stock is not a savings account, deposit, or other obligation of our bank subsidiary and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered.

The words “Cascade,” the “Company,” “we,” “our,” and “us,” as used in this proxy statement, refer to Cascade Bancorp and its wholly-owned subsidiary, Bank of the Cascades, collectively, unless the context indicates otherwise.

BACKGROUND AND PURPOSE OF PROPOSALS 1 AND 2

The significant downturn in economic activity and declining real estate values has had a direct and adverse effect on the financial condition and results of operations of the Company and the Bank, including substantial reductions in their capital levels. The impact on the Bank has been an elevated level of non-performing assets and charge-offs and an associated increase in the allowance for loan losses leading to a net loss of $44.1 million in the nine month period ended September 30, 2009, and total stockholders’ equity at September 30, 2009 of $92.6 million, a decrease of $42.6 million from December 31, 2008.

On August 27, 2009 the Bank entered into the Order pursuant to which the Bank is required to develop and adopt a plan to maintain the minimum risk-based capital requirements for a “well-capitalized” bank, including a Tier 1 leverage ratio of at least 10% at the Bank level beginning 150 days from the issuance of the Order. In addition, on October 26, 2009, the Company entered into the Written Agreement pursuant to which the Company is required to develop and submit for approval within 60 days of the Written Agreement, a plan to maintain sufficient capital at the Company and the Bank.

In order for the Bank to meet the capital requirements of the Order, the Bank estimates that it needs approximately $129 million of additional equity capital, based on its forecasts of operating results for the fourth quarter of 2009.

As previously disclosed, in an effort to meet the requirements of the Order and the Written Agreement, and to bolster its capital position, the Company has engaged in discussions to attempt to raise additional capital from a variety of sources. As a result of those discussions, on October 29, 2009, we announced a proposed purchase of shares of our Common Stock by Mr. Bolger and Lightyear, in separate Private Offerings. The total gross proceeds from the Private Offerings will be $65 million. The shares of our Common Stock in the Private Offerings are being sold at a purchase price per share equal to the lesser of (A) $0.87 per share and (B) the net proceeds per share to the Company in connection with the Public Offering. This pricing structure was negotiated between each of Mr. Bolger and Lightyear and the Company. On October 28, 2009 (the day prior to the announcement of the Private Offerings), the closing price of the Company’s Common Stock on the Nasdaq Capital Market was $1.07 per share.

The Securities Purchase Agreements are subject to certain conditions, including (i) the representations and warranties in the Securities Purchase Agreements being true and correct as of the closing date; (ii) the completion of the Private Offerings and the Public Offering for proceeds of at least $150 million (net of underwriting commissions and discounts); (iii) the Company entering into agreements by November 16, 2009, that are not subject to any conditions in the control of the holder or termination rights by such holder to repurchase and cancel at least $66.5 million aggregate liquidation amount of the outstanding trust preferred securities by issuer trusts originated by the Company at a discount of not less than 80% of such aggregate liquidation amount; (iv) the Company and its subsidiaries shall be in compliance in all material respects with the policies and procedures adopted by them and disclosed to Mr. Bolger and Lightyear in the Three Year Financial Plan dated October 24, 2009, and none of such policies and procedures shall have been revoked or modified in any respect that would make it materially less likely that the Company and its subsidiaries will be able to comply with the Order (or other enforcement orders in effect as of closing); (v) as of the close of business on the second business day immediately preceding the closing of the Private Offerings, the Company’s (A) classified assets on its balance sheet shall not be more than 10% higher than the amount set forth as of September 30, 2009, (B) non-performing assets on its balance sheet shall not be more than 17.5% higher than the amount set forth as of September 30, 2009 and (C) the Company’s net loss, exclusive of tax adjustments or tax expense, for the period October 1, 2009 to the second business day prior to the closing of the Private Offerings shall not exceed $25 million; and (vi) receipt by the Company and Lightyear of all the necessary regulatory approvals; and (vii) receipt of the approvals required of our shareholders being sought at the Special Meeting.

In addition, the consummation of the transactions contemplated by the Lightyear Purchase Agreement is subject to (i) Lightyear receiving written confirmation from the Federal Reserve that neither Lightyear nor its affiliates will be deemed to control the Company or any of its subsidiaries after the closing for purposes of the BHC Act or the CBC Act and (ii) Lightyear being reasonably satisfied that the Company and its subsidiaries have taken such actions and adopted such policies and procedures as may be necessary to comply with the Order as well as any other enforcement order issued by a federal or state banking regulator in effect as of the closing.

In addition, we have filed a registration statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) for the potential offering of shares of our Common Stock for total net proceeds of approximately $__ million. The underwriters of the Public Offering have an over-allotment option to purchase up to an additional 15% of the shares of our Common Stock sold in the Public Offering for a thirty day period following the closing of the Public Offering.

We intend to use the net proceeds from the Public Offering and the Private Offerings to provide approximately $129 million to the Bank to support its growth and related regulatory capital needs, including the requirements of the Order and the Written Agreement, and approximately $13.3 million of the proceeds for the repurchase of our trust preferred securities. We expect to use the remainder of the net proceeds to pay expenses of the transaction, to reimburse Mr. Bolger and Lightyear for their out-of-pocket fees and expenses and for general working capital purposes of the Company.

Currently the Company’s Articles of Incorporation, as amended restrict our equity capital issuance to a maximum of 45,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The current authorized but unissued and unreserved shares of Common Stock is insufficient to effectuate the Public Offering and/or the Private Offerings. Amending the Articles of Incorporation to increase the maximum authorized shares of Common Stock will provide the Company with sufficient authorized shares of Common Stock to complete the Private Offerings and the Public Offering and allow flexibility for possible future capital raising opportunities. In addition, approval of the Private Offerings will increase the likelihood that the Company will be able to consummate the Public Offering and raise sufficient additional capital to meet the requirements of the Order.

The Company currently has 28,156,483 shares of Common Stock outstanding. Existing shareholders have no preemptive rights to purchase their pro rata share of the Common Stock offered in the Private Offerings or the Public Offering. Therefore, the issuance of shares of our Common Stock in the Private Offerings and the Public Offering will be significantly dilutive in voting power and in the trading price to our existing shareholders. In addition, the market price of our Common Stock could decline as a result of the Private Offerings and the Public Offering and as a result of sales of shares of our Common Stock made after such offerings, or the perception that such sales could occur.

The following table sets forth examples of the potential dilutive effect of the Private Offerings and the Public Offering based on a per share price ranging from $0.75 to $1.25 and assumed number of shares to be issued:

Offering Price per Share	Existing Shares Outstanding	Newly Issued Shares*	Total Shares Outstanding	Existing Share Ownership	New Share Ownership
$0.75	28,156,483	210,666,667	238,823,150	11.8%	88.2%
$0.85	28,156,483	185,882,353	214,038,836	13.2%	86.8%
$1.00	28,156,483	167,712,644	195,869,127	14.4%	85.6%
$1.25	28,156,483	149,112,644	177,269,127	15.9%	84.1%

*	Excludes up to 15% of additional shares of Common Stock we may issue in connection with any exercise by the underwriters of the over-allotment in connection with the Public Offering.

Please note, Appendix A of this proxy statement includes material information regarding the financial condition and results of operation of the Company, including certain financial statements. The materials set forth in Appendix A should be read carefully in connection with your vote on Proposals 1 and 2.

PROPOSAL 1.  TO APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 45,000,000 TO 300,000,000.

At the Special Meeting, shareholders will be asked to consider and vote upon a proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from 45,000,000 to 300,000,000. The Board of Directors has unanimously approved the amendment, and believes such action to be in the best interests of the Company and its shareholders for the reasons set forth below. The purpose of the amendment to the Articles of Incorporation is to enable shares of Common Stock to be issued in the Public Offering and the Private Offerings and for possible future capital raising opportunities and general corporate purposes as approved by the Board of Directors.

The complete text of the form of the Amendment to the Articles of Incorporation for the increase in the number of authorized shares of Common Stock is set forth in Appendix B to this proxy statement. Such text is however subject to revision for such changes as may be required by the Oregon Secretary of State and other changes consistent with this Proposal that we may deem necessary or appropriate.

Purpose of the Increase in Number of Authorized Shares of Common Stock

Currently the Company’s Articles of Incorporation, as amended restrict equity capital issuance to a maximum of 45,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The current authorized but unissued and unreserved shares of Common Stock is insufficient to effectuate the Public Offering and/or the Private Offerings. Amending the Articles of Incorporation enables the Board of Directors to issue up to an additional 255,000,000 shares of Common Stock without further shareholder approvals or delay and, thereby, provides the Company with sufficient authorized shares of Common Stock to complete the Private Offerings and the Public Offering and provides additional shares that can be used for general corporate purposes including a possible future capital raise and for acquisitions which may be deemed advisable and in the best interests of the Company and its shareholders.

The Board of Directors has unanimously determined that Proposal 1 is desirable and in the shareholders best interest, since it will permit us to consummate the Public Offering and the Private Offerings, which are anticipated to provide the capital to meet the requirements of the Order.

Description of Common Stock

Our authorized capital stock currently consists of 45,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of October 26, 2009 there were 28,156,483 shares of Common Stock issued and outstanding and 1,338,921 shares of Common Stock reserved for issuance pursuant to the Company’s existing incentive plans. Outstanding shares of Common Stock and reserved for issuance upon exercise of outstanding options shares now represent approximately 66.0% of the 45,000,000 authorized. No shares of Preferred Stock are currently outstanding. Currently, there are no preemptive rights outstanding with respect to our Common Stock.

Once the Public Offering and the Private Offerings are consummated, assuming a purchase price of our Common Stock of $0.75 to $1.25 per share the total issued and outstanding shares will be further increased by approximately 149,000,000 to 211,000,000 shares for a total number of outstanding shares of Common Stock of approximately 177,000,000 to 239,000,000. Additionally, the Company may issue additional shares of Common Stock or Preferred Stock to the public or private investors for additional capital in the future and for other corporate and business purposes.

Required Vote

Assuming the existence of a quorum, the amendment to the Articles of Incorporation will be approved if the number of shares voted in favor of the Proposal to approve the amendment to the Articles of Incorporation exceeds the number of shares voted against.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1.

PROPOSAL 2.  TO APPROVE THE ISSUANCE OF UP TO $65 MILLION OF COMMON STOCK TO INVESTORS IN PRIVATE OFFERINGS

The Company and its Board of Directors believe it is in the best interests of the Company and its shareholders to sell $65 million (total gross proceeds) of shares of Common Stock to investors in the Private Offerings. The number of shares issued will depend on the final price per share in the Private Offerings. The

Private Offerings will result in greater than 20 percent of the Company’s Common Stock being issued to private investors for less than the greater of book value or market value of our Common Stock. Because the Company’s Common Stock is listed on the Nasdaq Capital Market, the Company is subject to Nasdaq Marketplace Rules. Nasdaq Marketplace Rule 5635(d) requires that a company listed on Nasdaq obtain shareholder approval in connection with a transaction (other than a public offering) involving the potential issuance of Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20 percent or more of its Common Stock or 20 percent or more of its voting power outstanding before the issuance for less than the greater of book or market value of the stock as of the date of the transaction. To the extent that a Nasdaq listed company does not obtain shareholder approval to such an arrangement, that company may be subject to the delisting of its securities from Nasdaq.

Purpose and Background of Private Offerings

As previously discussed under “Background and Purpose of Proposals 1 and 2” above, the Order requires the Bank to raise additional capital so that it achieves and maintains a Tier 1 leverage ratio of at least 10% at the Bank level beginning 150 days from the date of the Order. The Order further requires the Bank to develop a capital plan to meet and thereafter maintain the minimum capital requirements for a “well capitalized” bank within 60 days of the date of the Order. In addition, the Written Agreement requires the Company to develop and adopt a plan to maintain sufficient capital at the Company and the Bank within 60 days of the Written Agreement.

In an effort to meet the requirements of the Order and the Written Agreement and to bolster its capital position, the Company has been engaged in discussions to raise additional capital from a variety of sources. On October 29, 2009, we announced a proposed purchase of shares of our Common Stock by Mr. Bolger and by Lightyear, for total of gross proceeds of $65 million in the Private Offerings.

Terms and Conditions of the Private Offerings

The shares of our Common Stock in the Private Offerings are being sold at a per share purchase price equal to the lesser of (A) $0.87 per share and (B) the net proceeds per share to the Company in connection with the Public Offering. This pricing structure was negotiated between each of Mr. Bolger and Lightyear and the Company. The total gross proceeds from the Private Offerings will be $65 million. On October 28, 2009 (the day prior to the announcement of the Private Offerings), the closing price of the Company’s Common Stock on the Nasdaq Capital Market was $1.07 per share. Mr. Bolger’s purchase will be made pursuant to the Bolger Purchase Agreement and Lightyear’s purchase will be made pursuant to the Lightyear Purchase Agreement. No commissions are payable with respect to Bolger’s investment. The Company will pay a commission of 4.4% of the proceeds from Lightyear’s investment. Pursuant to the Bolger Purchase Agreement and the Lightyear Purchase Agreement, respectively, the Company is required to reimburse Mr. Bolger and Lightyear for their out-of-pocket fees and expenses incurred in connection with the Private Offerings, including fees of legal counsel, accounting and financial advisors, and investment banking advisors, up to $1.25 million and $1.4 million, respectively.

The Securities Purchase Agreements contain standard representations, warranties and covenants for a transaction of this type, and the Company agreed to indemnify Mr. Bolger and Lightyear for breaches of representations and warranties in certain circumstances. The Securities Purchase Agreements are subject to certain conditions, including (i) representations and warranties in the Securities Purchase Agreements being true and correct as of the closing date; (ii) the completion of the Private Offerings and the Public Offering for proceeds of at least $150 million (net of underwriting commissions and discounts); (iii) the Company entering into agreements by November 16, 2009, that are not subject to any conditions in the control of the holder or termination rights by such holder to repurchase and cancel at least $66.5 million aggregate liquidation amount of the outstanding trust preferred securities by issuer trusts originated by the Company at a discount of not less than 80% of such aggregate liquidation amount; (iv) the Company and its subsidiaries shall be in compliance in all material respects with the policies and procedures adopted by them and disclosed to Mr. Bolger and Lightyear in the Three Year Financial Plan dated October 24, 2009, and none of such policies and procedures shall have been revoked or modified in any respect that would make it materially less likely that the Company and its subsidiaries will be able to comply with the Order; (v) as of the close of business on the second business day immediately preceding the closing of the Private Offerings, the Company’s (A) classified assets on its balance sheet shall not be more than 10% higher than the amount set forth as of September 30, 2009, (B) non-performing assets on its balance sheet shall not be more than 17.5% higher than the amount set forth as of September 30, 2009 and (C) the Company’s net loss, exclusive of tax adjustments or tax expense, for the period October 1, 2009 to the second business day prior to the closing of the Private Offerings shall not exceed $25 million; (vi) receipt by the Company and Lightyear of all the necessary regulatory approvals; and (vii) receipt of the approvals required of our shareholders being sought at the Special Meeting.

In addition, the consummation of the transactions contemplated by the Lightyear Purchase Agreement is subject to (i) Lightyear receiving written confirmation from the Federal Reserve that neither Lightyear nor its affiliates will be deemed to control the Company or any of its subsidiaries after the closing for purposes of the BHC Act or the CBC Act and (ii) Lightyear being reasonably satisfied that the Company and its subsidiaries have taken such actions and adopted such policies and procedures as may be necessary to comply with the Order as well as any other enforcement order issued by a federal or state banking regulator in effect as of the closing.

Under the Securities Purchase Agreements, the Company has granted registration rights to each of Mr. Bolger and Lightyear. Within thirty days of the closing date of the Private Offerings, the Company must file a shelf registration statement covering the registrable securities held by Mr. Bolger and Lightyear, including all securities purchased by each of Mr. Bolger and Lightyear pursuant to the Lightyear Purchase Agreement. In addition, each of Mr. Bolger and Lightyear have piggy-back registration rights, pursuant to which they may include registrable securities held by them in any subsequent registration of securities by the Company, subject to certain conditions.

Subject to certain customary conditions, the Company has granted each of Mr. Bolger and Lightyear preemptive rights on any subsequent offering of the Company's securities at a purchase price of less than 95% of the market price of the Company's Common Stock on the last trading day preceding the date of the agreement with respect to such issuance of securities. Mr. Bolger and Lightyear will each have such rights until such time as Mr. Bolger or Lightyear, as applicable, or their respective affiliates, cease to own 5% or more of the all of the outstanding Common Stock of the Company.

The Company has also agreed to take all necessary action to eliminate or minimize the effect of any anti-takeover laws, including anti-takeover provisions of the Company’s Articles of Incorporation, on the Private Offerings. In addition, so long as either Mr. Bolger or Lightyear owns at least 5% of the outstanding Common Stock of the Company, the Company has agreed not to enter into any poison pill agreement, stockholders’ rights plan or similar agreement, unless such agreement contains an exemption for each of Mr. Bolger, Lightyear and their affiliates.

Under an existing shareholders agreement between Mr. Bolger and the Company, Mr. Bolger is entitled to nominate two directors to the Company’s Board of Directors. This arrangement will remain in place following the Private Offerings pursuant to the Bolger Purchase Agreement. Under the terms of the Lightyear Purchase Agreement, Lightyear will be entitled to nominate one director to the Company’s Board of Directors. In addition, commencing at the next annual shareholders meeting, the Company has agreed not to increase the number of directors to more than nine without the consent of Lightyear and Mr. Bolger.

Effect on Currently Outstanding Common Stock

The Private Offerings will result in Mr. Bolger and Lightyear collectively owning a substantial percentage of our outstanding Common Stock. Holders of our shares of Common Stock have no preemptive rights that entitle holders to purchase their pro rata shares of the Common Stock offered in the Private Offerings. Therefore, as discussed above under “Background and Purpose of Proposals 1 and 2,” the issuance of shares of our Common Stock in the Private Offerings will be significantly dilutive in voting power and in the trading price to our existing shareholders. In addition, the market price of our Common Stock could decline as a result of the Private Offerings and/or the Public Offering as a result of sales of shares of our Common Stock made after such offerings, or the perception that such sales could occur.

Approvals Required

Assuming the existence of a quorum, the Private Offerings will be approved if a majority of the shares voted at the Special Meeting are voted in favor of the Proposal to approve the Private Offerings.

The Company and its Board of Directors believe it is in the best interests of the Company and its shareholders to sell $65 million of Common Stock to investors in the Private Offerings. The Private Offerings will result in greater than 20 percent of the Company’s Common Stock being issued to private investors for less than the greater of book value or market value of our Common Stock. Therefore, because the Company’s Common Stock is listed on the Nasdaq Capital Market, the Company is subject to Nasdaq Marketplace Rules. Nasdaq Marketplace Rule 5635(d) requires that a company listed on Nasdaq obtain shareholder approval in connection with a transaction (other than a public offering) involving the potential issuance of Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20 percent or more of its Common Stock or 20 percent or more of its voting power outstanding before the issuance for less than the greater of book or market value of the stock as of the date of the transaction. To the extent that a Nasdaq listed company does not obtain shareholder approval to such an arrangement, that company may be subject to the delisting of its securities from Nasdaq.

This description of the Securities Purchase Agreements is a summary of the material terms of such agreements and does not purport to be a complete description of all of the terms of such agreements. Copies of the Securities Purchase Agreements are included as exhibits to our current report on Form 8-K filed with the SEC on October 29, 2009.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3.  TO APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECT A ONE FOR TEN REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK, A SIMULTANEOUS REDUCTION IN THE NUMBER OF AUTHORIZED SHARES AND PAYMENT OF CASH FOR RESULTING FRACTIONAL SHARES

General

The Company and its Board of Directors currently believe it would be in the best interests of the Company and its shareholders to adopt an amendment of the Company’s Articles of Incorporation authorizing a reverse stock split in which all outstanding shares of our Common Stock would be exchanged at a ratio of one for ten and a simultaneous decrease in the total number of shares of authorized Common Stock.

The proposed set of amendments to our Articles of Incorporation is attached to this proxy statement as Appendix C. If the amendment is approved, the number of issued and outstanding shares of Common Stock would be reduced by an exchange ratio of one share for every ten shares currently outstanding (the “Exchange Ratio”). If this Proposal is approved, the total number of authorized shares of Common Stock will be reduced from 300,000,000 (if Proposal 1 is approved by shareholders) to 40,000,000. The reverse stock split would become effective upon filing the amendment with the Oregon Secretary of State, which is anticipated to occur following the completion of the Public and Private Offerings. The Board of Directors may, at its sole discretion, elect not to implement the approved reverse stock split, even if the Proposal is approved by the shareholders.

Purpose and Background of the Reverse Split

The Board of Directors believes that the low per share market price of the Company’s Common Stock and the large number of shares of Common Stock outstanding impairs its marketability to and acceptance by institutional investors and other members of the investing public and creates a negative impression of the Company. Theoretically, decreasing the number of shares of Common Stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or the Company’s reputation in the financial community. In practice, however, many investors and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. The presence of these negative perceptions may be adversely affecting, and may continue to adversely affect, not only the pricing of the Company’s Common Stock but also its trading liquidity. These perceptions may also affect the Company’s commercial business and its ability to raise additional capital through the sale of stock or the cost of debt it may incur.

The Company hopes that the decrease in the number of shares of its outstanding Common Stock resulting from the reverse split, and the anticipated increase in the price per share, will encourage greater interest in its Common Stock among members of the financial community and the investing public and possibly create a more liquid market for the Company’s shareholders with respect to those shares presently held by them. However, the possibility exists that shareholder liquidity may be adversely affected by the reduced number of shares which would be outstanding if the reverse split is effected, particularly if the price per share of the Company’s Common Stock begins a declining trend after the reverse split is effected. Companies which effect reverse stock splits often experience such a declining trend.

The Company’s Common Stock is listed on the Nasdaq Capital Market and therefore the Company is subject to certain continued listing standards and requirements, including a minimum bid price of its Common Stock of at least $1.00 per share. For example, if the bid price of the Company’s Common Stock falls below $1.00 per share or the market value of the publicly held Common Stock falls below certain amounts for thirty consecutive trading days, the Company’s Common Stock may be delisted from the Nasdaq Capital Market. The Company’s Common Stock has periodically fallen below $1.00 per share since October 13, 2009. A delisting of our Common Stock from the Nasdaq Capital Market would have a material adverse impact on the Company financial condition and results of operation. If the market price of the Common Stock rises as a result of the reverse split, this will help the Company to comply with the minimum-bid-price and other requirements for maintaining listing of its Common Stock on the Nasdaq Capital Market.

There can be no assurance that the reverse split will achieve any of the desired results. There also can be no assurance that the price per share of the Company’s Common Stock immediately after the reverse split will increase proportionately with the reverse split, or that any increase will be sustained for any period of time.

The Company is not aware of any present efforts by anyone to accumulate its Common Stock, and the proposed reverse split is not intended to be an anti-takeover device.

Summary of General Effect on Price for Common Stock

On October 28, 2009, the closing price for the Company’s Common Stock on the Nasdaq Capital Market was $1.07 per share. By decreasing the number of outstanding shares of Common Stock without altering the aggregate economic interest represented by the shares, the Company believes the market price will be proportionally increased. However, there can be no assurance that the market price of the Common Stock will rise to or maintain any particular level or that the Company will at any time or at all times be able to meet the minimum-bid-price and other requirements for maintaining listing of its Common Stock on the Nasdaq Capital Market.

Effects of Reverse Split on Common Stock; No Fractional Shares

The principal effect of the reverse split will be to decrease the number of outstanding shares of the Company’s Common Stock. The total number of shares of Common Stock each shareholder holds will be reclassified automatically into the number of shares equal to the number of shares each shareholder held immediately before the reverse split reduced in accordance with the Exchange Ratio. If the total number of shares a shareholder holds is not evenly divisible by the Exchange Ratio, that shareholder will not receive a fractional share but instead will receive cash in an amount equal to the fraction of a share that shareholder otherwise would have been entitled to receive multiplied by the last reported sale price of the Common Stock before the reverse split takes effect.

The proposed amendment to the Articles of Incorporation would effect a decrease in the Company’s total number of outstanding shares of Common Stock, and a simultaneous decrease in the total number of shares of authorized Common Stock from 300,000,000 to 40,000,000. Following the Public Offering and the Private Offerings, the number of outstanding shares of Common Stock and shares reserved for issuance upon the exercise of options will exceed the current number of fully diluted outstanding shares of Common Stock. The reverse stock split would decrease the number of outstanding shares of Common Stock, therefore increasing the number of shares of Common Stock available for future issuances. Such shares could be used for acquisitions, future equity financings, employee incentivization, or any other proper corporate purpose.

The proposed amendment to the Articles of Incorporation will not otherwise alter or modify the rights, preferences, privileges or restrictions of the Common Stock or Preferred Stock.

Effect on Outstanding Options

As of October 28, 2009. the Company had 1,004,914 options to purchase shares of Common Stock outstanding. Under the terms of the options, when the reverse split becomes effective, the number of shares covered by each option will be decreased and the conversion or exercise price per share will be increased in accordance with the Exchange Ratio.

No Effect on Legal Ability to Pay Dividends

The Company does not believe that the reverse split will have any effect with respect to future distributions, if any, to the Company’s shareholders. In the fourth quarter of 2008 the Company reduced its dividend to zero and in the second quarter of 2009 the Company deferred payments on its Trust Preferred Securities. The Company is unable to pay dividends on its Common Stock until it makes all accrued payments on its Trust Preferred Securities, and the Company does not anticipate paying dividends in the near future. There can be no assurance as to future dividends because they are dependent on the Company’s future earnings, capital requirements and financial conditions.

Payment for Fractional Shares; Exchange of Stock Certificates

The Company will appoint American Stock Transfer to act as exchange agent for holders of Common Stock in connection with the reverse split. The Company will deposit with the exchange agent, as soon as practicable after the effective date of the reverse split, cash in an amount equal to the value of the estimated aggregate number of fractional shares that will result from the reverse split. The funds required to purchase the fractional share interests are available and will be paid from the Company’s then available cash reserves. The Company’s shareholder list shows that some of the outstanding Common Stock is registered in the names of clearing agencies and broker nominees. Because the Company does not know the numbers of shares held by each beneficial owner for whom the clearing agencies and broker nominees are record holders, the Company cannot predict with certainty the number of fractional shares that will result from the reverse split or the total amount it will be required to pay for fractional share interests. However, the Company does not expect that the amount will be material.

As of the Record Date, the Company had approximately 491 holders of record of the Company’s Common Stock (although the Company had significantly more beneficial holders). The Company does not expect the reverse split and the payment of cash in lieu of fractional shares to result in a significant reduction in the number of record holders. The Company presently does not intend to seek any change in its status as a reporting company for federal securities law purposes, either before or after the reverse split.

On or after the effective date of the reverse split, the Company will mail a letter of transmittal to each shareholder. Each shareholder will be able to obtain a certificate evidencing its post-reverse-split shares and, if applicable, cash in lieu of a fractional share only by sending the exchange agent its old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as the Company may require. Shareholders will not receive certificates for post-reverse-split shares unless and until their old certificates are surrendered. Shareholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each shareholder’s new stock certificate and payment in lieu of any fractional share promptly after receipt of that shareholder’s properly completed letter of transmittal and old stock certificate(s). Shareholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to effect the reverse split for their beneficial holders. However, nominees may have different procedures and shareholders holding shares in street name should contact their nominees.

Shareholders will not have to pay any service charges in connection with the exchange of their certificates or the payment of cash in lieu of fractional shares.

Approvals Required

Assuming the existence of a quorum, the amendment to the Articles of Incorporation will be approved if the number of shares voted in favor of the Proposal to approve the amendment to the Articles of Incorporation exceeds the number of shares voted against. The Board of Directors reserves the right not to implement this Proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the shares of Common Stock beneficially owned as of October 28, 2009, by each director and each named executive officer, the directors and named executive officers as a group and those persons known to beneficially own more than 5% of our Common Stock:

Beneficial Owner's Name	Shares of Common Stock	Nonvested Restricted Stock	Stock Options Exercisable	Shares Held in 401(K) Plan	Total Shares of Common Stock Owned	Percent of Class
5% Owners:
David F. Bolger 79 Chestnut Street Ridgewood, NJ 07450-2533	2,734,985	—	—	—	2,734,985	9.71%
The David F. Bolger(1) 2008 Nongrantor Charitable Lead Annuity Trust c/o Wells, Jaworski, & Liebman, LLP 12 Route 17 North, P.O. Box 1827 Paramus, NJ 07652	2,526,955	—	—	—	2,526,955	8.97%
T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street Baltimore, Maryland 21202	2,647,500	—	—	—	2,647,500	9.40%
The David F. Bolger(1) 2008 Grantor Retained Annuity Trust c/o Bolger & Co., Inc. 79 Chestnut Street Ridgewood, NJ 07450	728,059	—	—	—	728,059	2.59%
Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	1,762,644	—	—	—	1,762,644	6.26%
Officers and Directors:
Jerol E. Andres, Director	35,402	—	—	—	35,402	0.13%
Gary L. Hoffman, Director	107,888	—	7,420	—	115,308	0.41%
Ryan R. Patrick, Director	41,165	—	7,420	—	48,585	0.17%
James E. Petersen, Director	106,548	—	7,420	—	113,968	0.40%
Judi Johansen, Director	16,057	—	—	—	16,057	0.06%
Henry Hewitt, Director	11,386	—	—	—	11,386	0.04%
Patricia L. Moss, Director	76,842	42,623	116,625	17,246	253,336	0.90%
Clarence Jones, Director	31,063	—	—	—	31,063	0.11%
Thomas M. Wells, Director	41,799	—	—	—	41,799	0.15%
Michael J. Delvin, Officer	9,281	18,454	22,103	542	50,380	0.18%
Gregory D. Newton, Officer	42,798	12,770	57,447	1,110	114,125	0.41%
Peggy L. Biss, Officer	47,358	10,949	52,164	11,405	121,876	0.43%
Michael Allison, Officer	0	25,000	—	—	25,000	0.09%
All Directors and Executive Officers as a Group (13)	567,587	109,796	270,599	30,303	978,285	3.47%

(1)	As of May 29, 2009, The David Bolger 2008 Grantor Retained Annuity Trust (the “GRAT”) transferred 1,209,273 shares of Common Stock to David F. Bolger in the form of an annuity payment (the “Transfer”). The Transfer was required by the terms of the organizational documents of the GRAT and did not involve the payment of any consideration. After giving effect to the Transfer, Mr Bolger beneficially owns 3,463,044 shares of common stock (2,542,664 shares that are owned directly as an individual, 192,321 shares that are owned through his status as the sole trustee of the general partner of Two-Forty L.P. and 728,059 shares that are owned through his status as the sole trustee of the GRAT.)
(2)	These securities are owned by various individual and institutional investors including shares owned by T. Rowe Price Associates, Inc. (which owns 2,647,500 shares, representing 9.4% of the shares outstanding), which T. Rowe Price Associates, Inc (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.”

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

In order to be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials of Cascade Bancorp for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals, be received at the Company’s main office at 1100 N.W. Wall Street, Bend, Oregon 97701 no later than November 16, 2009.

For a proper shareholder proposal submitted outside of the process provided by Rule 14a-8 to be eligible for presentation at the annual meeting, timely notice must be received by the Secretary of the Company, in writing, not less than 60 days, nor more than 90 days, before the date of the meeting (for an April 28, 2010, meeting, no earlier than January 29, 2010, and not later than the close of business on March 1, 2010.)

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Special Meeting other than those matters described above in this proxy statement. However, if any other matters should properly come before the Special Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting the proxies.

By Order of the Board of Directors

Gregory D. Newton SECRETARY

Bend, Oregon
November [  ], 2009

Appendix A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

This discussion highlights key information as determined by management but may not contain all of the information that is important to you. For a more complete understanding, the following should be read in conjunction with the Company’s audited and unaudited consolidated financial statements and the notes thereto as of September 30, 2009 and December 31, 2008 and 2007 and for the nine-month periods ended September 30, 2009 and 2008 and each of the years in the three-year period ended December 31, 2008 included elsewhere in this proxy statement.

Cautionary Information Concerning Forward-Looking Statements

This proxy statement contains forward-looking statements, which are not historical facts and pertain to our future operating results. These statements include, but are not limited to, our plans, objectives, expectations and intentions and are not statements of historical fact. When used in this proxy statement, the word “expects,” “believes,” “anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and the Company’s success in managing such risks and uncertainties may cause actual results to differ materially from those projected, including among others, the risk factors described in our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2009, as well as the following factors: our inability to comply in a timely manner with the cease and desist order with the Federal Deposit Insurance Corporation (“FDIC”) and the Oregon Division of Finance and Corporate Securities (“DFCS”), under which we are currently operating, could lead to further regulatory sanctions or orders, which could further restrict our operations and negatively affect our results of operations and financial condition; local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and the Oregon communities of Central Oregon, Northwest Oregon, Southern Oregon and the greater Boise area, specifically; we may be compelled to seek additional capital in the future to augment capital levels or ratios or improve liquidity, but capital or liquidity may not be available when needed or on acceptable terms; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in the Company’s SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and an existing regulatory requirements, changes in regulatory requirements and legislation and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition.

These forward-looking statements speak only as of the date of this proxy statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. Readers should carefully review all disclosures filed by the Company from time to time with the SEC.

Recent Developments

Regulatory Order

On August 27, 2009 the Bank entered into an agreement with the FDIC, its principal federal banking regulator, and the DFCS which requires the Bank to take certain measures to improve its safety and soundness.

In connection with this agreement, the Bank stipulated to the issuance by the FDIC and the DFCS of a cease-and-desist order against the Bank based on certain findings from an examination of the Bank conducted in February 2009 based upon financial and lending data measured as of December 31, 2008 (the “Order”). In entering into the stipulation and consenting to entry of the order, the Bank did not concede the findings or admit to any of the assertions therein.

Under the Order, the Bank is required to take certain measures to improve its capital position, maintain liquidity ratios, reduce its level of non-performing assets, reduce its loan concentrations in certain portfolios, improve management practices and board supervision and to assure that its reserve for loan losses is maintained at an appropriate level.

Among the corrective actions required are for the Bank to develop and adopt a plan to maintain the minimum capital requirements for a “well-capitalized” bank, including a Tier 1 leverage ratio of at least 10% at the Bank level beginning 150 days from the issuance of the order. At September 30, 2009, the Company’s Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios were 4.22%, 5.38% and 8.61%, respectively, meeting the regulatory benchmarks for “adequately capitalized” and the Bank’s Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios were 5.76%, 7.34% and 8.61%, respectively, meeting the regulatory benchmarks for “adequately-capitalized.” These ratios include a reduction of 80 basis points in the Tier 1 leverage ratio and 102 basis points in the Tier 1 risk-based and total risk-based capital ratios related to a disallowance of $18.7 million or approximately 54% of the Company’s deferred income tax assets based upon a regulatory accounting calculation standard that is not directly applicable under generally accepted accounting principles (“GAAP”). Management’s assessment is primarily dependent on historical taxable income and projections of future taxable income, which are directly related to the Company’s core earnings capacity and its prospects to generate core earnings in the future. Projections of core earnings and taxable income are inherently subject to uncertainty and estimates that may change given uncertain economic outlook, banking industry conditions and other factors. Regulatory benchmarks for an “adequately-capitalized” designation are 4%, 4% and 8% for Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital, respectively; “well-capitalized” benchmarks are 5%, 6%, and 10%, for Tier 1 leverage, Tier 1 risk-capital and total risk-based capital, respectively. However, as mentioned above, pursuant to the Order the Bank is required to maintain a Tier 1 leverage ratio of at least 10% in order to be considered “well-capitalized.”

In addition, the Bank must retain qualified management and must notify the FDIC and the DFCS in writing when it proposes to add any individual to its board of directors or to employ any new senior executive officer. On September 3, 2009, the Company announced the appointment of a new Executive Officer to the Company and Bank to the position of Executive Vice President and Chief Credit Officer. Under the Order the Bank’s board of directors must also increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all the Bank’s activities.

The Order further requires the Bank to ensure the level of the reserve for loan losses is maintained at appropriate levels to safeguard the book value of the Bank’s loans and leases, and to reduce the amount of classified loans as of the date of the Order to no more than 75% of capital within 120 days of the date of the Order. The Bank also must adopt and implement plans to reduce delinquent loans and reduce loans and other extensions of credit to borrowers in the troubled commercial real estate market sector. The Order also requires the Bank to develop a written three-year strategic plan, a plan for improving and sustaining earnings, and a plan to preserve liquidity.

The Order restricts the Bank from taking certain actions without the consent of the FDIC and the DFCS, including paying cash dividends, and from extending additional credit to certain types of borrowers.

The Order further requires the Bank to maintain a primary liquidity ratio (net cash, net short-term and marketable assets divided by net deposits and short-term liabilities) of at least 15%. During the second quarter of 2009, the Company substantially increased its interest bearing balances held mainly at the Federal Reserve Bank (“FRB”). This action was taken to bolster the Bank’s liquidity as part of its contingency planning to help ensure ample and sufficient liquidity under a wide variety of adverse stress-test conditions. At September 30, 2009 the balances held at the FRB were $294.3 million or approximately 13% of total assets and our primary liquidity ratio was 20.25%. This contingent liquidity has the effect of lowering the Company’s net interest income because such assets presently earn only an overnight rate of 0.25%, which is below the cost of deposits. Subject to the restriction on liquidity ratios in the Order, the Company intends to redeploy such assets into higher earning loans and investments at such time as management and the board of directors believes is prudent and within the context of the Order.

We may also face additional restrictions from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) based on the Bank’s capitalization. The consequences of the Bank failing to become “well-capitalized” could include additional restrictions on activities and loans and loss of Cascade Bancorp’s status as a ”Financial Holding Company” as defined in the 1999 Gramm-Leach-Bliley Act.

Written Agreement

On October 26, 2009, the Company entered into a written agreement with the Federal Reserve Bank of San Francisco (the “Reserve Bank”) and DFCS (the “Written Agreement”), which requires the Company to take certain measure to improve its safety and soundness. Under the Written Agreement, the Company is required to develop and submit for approval, a plan to maintain sufficient capital at the Company and the Bank within 60 days of the Written Agreement. The Company must notify the Reserve Bank in writing within 30 days after any quarter in which any of the Company or the Bank’s capital ratio fall below the approved plan’s minimum ratios.

In addition, the Written Agreement restricts the Company from taking certain actions without the consent of Reserve Bank and DFCS, including paying any dividends, taking dividends from the Bank and making any distributions of interest, principal or other sums on subordinated debt or trust preferred securities. The Written Agreement further requires the Company to notify the Reserve Bank and the DFCS in writing when it proposes to add any individual to its board of directors or to employ any new senior executive officer.

We may also face additional restrictions from the Board of Governors of the Federal Reserve based on the Bank’s capitalization and other conditions giving rise to the Order. The consequences of the Bank failing to become “well-capitalized” could include additional restrictions on activities and loans.

Critical Accounting Policies and Accounting Estimates

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. We believe that our most critical accounting policies upon which our financial condition depends, and which involve the most complex or subjective decisions or assessments are as follows:

Reserve for Credit Losses:  The Company’s reserve for credit losses provides for possible losses based upon evaluations of known and inherent risks in the loan portfolio and related loan commitments. Arriving at an estimate of the appropriate level of reserve for credit losses (reserve for loan losses and loan commitments) involves a high degree of judgment and assessment of multiple variables that result in a methodology with relatively complex calculations and analysis. Management uses historical information to assess the adequacy of the reserve for loan losses as well as consideration of the prevailing business environment. On an ongoing basis the Company seeks to refine its methodology such that the reserve is responsive to the effect that qualitative and environmental factors have upon the loan portfolio. However, external factors and changing economic conditions may impact the portfolio and the level of reserves in ways currently unforeseen. The reserve for loan losses is increased by provisions for loan losses and by recoveries of loans previously charged-off and reduced by loans charged-off. The reserve for loan commitments is increased and decreased through non-interest expense. For a full discussion of the Company’s methodology of assessing the adequacy of the reserve for credit losses, see “Reserve for Credit Losses” under “Financial Condition — as of December 31, 2008” below.

Other Real Estate Owned and Foreclosed Assets:  Other real estate owned or other foreclosed assets acquired through loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. The adjustment at the time of foreclosure is recorded through the reserve for loans losses. Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate. If it is determined that fair value declines subsequent to foreclosure, a valuation allowance is recorded through noninterest expense. Operating costs associated with the assets after acquisition are also recorded as noninterest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and posted to other noninterest expenses.

Mortgage Servicing Rights (MSRs):  Determination of the fair value of MSRs requires the estimation of multiple interdependent variables, the most impactful of which is mortgage prepayment speeds. Prepayment speeds are estimates of the pace and magnitude of future mortgage payoff or refinance behavior of customers whose loans are serviced by the Company. Errors in estimation of prepayment speeds or other key servicing variables could subject MSRs to impairment risk. On a quarterly basis, the Company engages a qualified third party to provide an estimate of the fair value of MSRs using a discounted cash flow model with assumptions and estimates based upon observable market-based data and methodology common to the mortgage servicing market. Management believes it applies reasonable assumptions under the circumstances, however, because of possible volatility in the market price of MSRs, and the vagaries of any relatively illiquid market, there can be no assurance that risk management and existing accounting practices will result in the avoidance of possible impairment charges in future periods. See also “Non-Interest Income” below and Note 7 (“Mortgage Servicing Rights”) of the Company’s interim Consolidated Unaudited Financial Statements as of and for the nine-month period ending September 30, 2009.

Deferred Income Taxes:  As of September 30, 2009 and December 31, 2008, the Company had recorded net deferred income tax assets (“DTA”) (which are included in other assets in the accompanying condensed consolidated balance sheets) of approximately $34.6 million and $22.2 million, respectively. The realization of deferred income tax assets is assessed and a valuation allowance is recorded if it is “more likely than not” that all or a portion of the deferred tax asset will not be realized. “More likely than not” is defined as greater than a 50% chance. All available evidence, both positive and negative is considered to determine whether, based on the weight of that evidence, a valuation allowance is needed. Management’s assessment is primarily dependent on historical taxable income and projections of future taxable income, which are directly related to the Company’s core earnings capacity and its prospects to generate core earnings in the future. Projections of core earnings and taxable income are inherently subject to uncertainty and estimates that may change given uncertain economic outlook, banking industry conditions and other factors. Management is considering certain transactions that would increase the likelihood that a DTA will be realized. Specifically, it is contemplating the effect of a possible exchange of existing trust preferred securities (“TPS”) (see Note 9 (“Junior Subordinated Debentures”) of the Company’s interim Consolidated Unaudited Financial Statements as of and for the nine-month period ending September 30, 2009) for cash whereby the TPS would be extinguished resulting in a taxable gain and thereby increasing the likelihood that the Company’s DTA would be fully realized. Any possible exchange of TPS would be subject to approval by the Reserve Bank pursuant to the Written Agreement discussed elsewhere in this proxy statement. Management may also consider other transactions including the sale marketable securities and liquidation of Bank owned life insurance. Execution of certain transactions may be considered viable but changing market conditions, tax laws, and other factors could affect the success thereof. Based upon management’s analysis of available evidence, it has determined that it is “more likely than not” that the Company’s deferred income tax assets as of September 30, 2009 will be fully realized and therefore no valuation allowance was recorded. However, the Company can give no assurance that in the future its DTA will not be impaired since such determination is based on projections of future earnings and the possible effect of the transactions discussed above, which are subject to uncertainty and estimates that may change given economic conditions and other factors. Due to the uncertainty of estimates and projections, it is reasonably possible that the Company will be required to record adjustments to the valuation allowance in future reporting periods.

Goodwill and Other Intangibles:  Net assets of entities acquired in purchase transactions are recorded at fair value at the date of acquisition. Identified intangibles are amortized on a straight-line basis over the period benefited. Goodwill is not amortized, although it is reviewed for impairment on an annual basis or if events or circumstances indicate a potential impairment. The impairment test is performed in two phases. The first step is to estimate the fair value of the reporting unit assuming it is sold in an orderly transaction between knowledgeable market participants. If the estimated fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its estimated fair value, an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit’s goodwill (as defined in SFAS No. 142, Goodwill and Other Intangible Assets) with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. The Company uses an independent third party accounting firm to perform its impairment testing which concluded no goodwill impairment at its annual test as of September 30, 2008. The third party performed an interim test as of December 31, 2008, and recently updated its analysis. This report concluded the estimated fair value of the Company’s reporting unit was less than its book value resulting in a noncash after-tax impairment charge of $105.0 million, eliminating all previously recorded goodwill.

Economic Conditions

The Company’s business is closely tied to the economies of Idaho and Oregon in general and is particularly affected by the economies of Central, Southern and Northwest Oregon, as well as the Greater Boise, Idaho area. The uncertain depth and duration of the present economic downturn could continue to cause deterioration of these local economies, resulting in an adverse affect on the Company’s financial condition or results of operations. Unemployment rates have increased significantly and are expected to increase further. Business activity across a wide range of industries and regions is greatly reduced and local governments and many businesses are facing serious challenges due to the lack of consumer spending driven by elevated unemployment and uncertainty.

The Company’s financial performance generally, and in particular the ability of borrowers to pay interest on and repay principal of outstanding loans and the value of collateral securing those loans, is highly dependent upon on the business environment in the markets where the Company operates. The present significant downturn in economic activity and declining real estate values has had a direct and adverse affect on the condition and results of operations for the Company. This is particularly evident in the residential land development and residential construction segments of the Company’s loan portfolio. Developers or home builders whose cash flows are dependent on sale of lots or completed residences experienced reduced ability to service their loan obligations and the market value of underlying collateral was adversely affected. The impact on the Company has been an elevated level of impaired loans, an associated increase in provisioning expense and charge-offs for the Company leading to a net loss of $44.6 million and $12.6 million in the nine month and three month periods ended September 30, 2009. The local and regional economy also has a direct impact on the volume of bank deposits. Core deposits have declined since mid-2006 because business and retail customers have realized a reduction in cash available to deposit in the Bank. However, core deposits are showing signs of stabilization in the third quarter of 2009 as indicated by an increase in average balances in non-interest bearing accounts in the current quarter after declining for 10 consecutive quarters.

Highlights and Summary of Recent Performance — Third Quarter of 2009

•	Third Quarter Net Loss Per Share: of ($0.45) or ($12.6 million) mainly due to $22 million provision for loan losses compared to net income per share of $0.01 or $0.3 million a year-ago
•	Total Deposits: up 4.8% compared to a year-ago primarily in time deposits to enhance liquidity.
•	Total Loans: down 18.2% compared to a year-ago.
•	Credit Quality: Reserve for credit losses at 3.21% of total loans.
•	Credit Quality: Non-performing assets at $197.3 million down from $204.1 million for prior quarter.
•	Interest Bearing Balances held at Federal Reserve Bank: approximately $294.3 million or 13% of assets to enhance liquidity.

•	Net Interest Margin: 3.13% vs. 3.52% in the linked-quarter mainly due to the effects of increased average balances held at Federal Reserve Bank.

Cascade reported a third quarter 2009 net loss of $12.6 million or $0.45 per share compared to net income of $0.3 million or $0.01 per share for the year-ago quarter primarily due to elevated loan loss provision expense, decreased net interest income, and an increase in noninterest expense due to OREO valuation charges. Loans were lower mainly due to management’s actions to strategically reduce outstanding loans, declining loan originations and increased loan charge-offs. Management actions to lower loan volumes included loan sales or loan participations as well as non-renewal of mainly transaction-only loans where the Company does not consider itself to be the customer’s primary bank based upon the overall balance of its banking and deposit relationship with the customer. Non-performing assets (“NPAs”) were $197.3 million down from $204.1 million in the linked-quarter. The third quarter 2009 provision for loan losses totaled $22.0 million (pre-tax) with net loan charge-offs of $31.3 million (pre-tax) primarily due to declining real estate appraised values backing collateral dependent loans. Net interest income was lower for the third quarter of 2009 primarily due to reduced interest and loan fee income related to the decline in loan volumes and interest reversed and foregone on NPAs. Non-interest income increased $2.6 million for the three months ended September 30, 2009 compared to the year-ago level primarily due to a one-time gain recorded on the sale of the Bank’s credit card merchant business of $3.2 million described below. Non-interest expenses were higher primarily due to OREO valuation adjustments of approximately $9.0 million and FDIC insurance of $1.8 million for the quarter. OREO and FDIC expenses were $0.4 million and $0.5 million in the year ago third quarter, respectively.

Total deposits at September 30, 2009, were $1.8 billion, up 4.8% compared to the year-ago quarter mainly as a result of increased time deposits. Non-interest bearing deposits decreased 3.9% from the year ago quarter, but increased modestly to $428.9 million or by $4.0 million compared to the linked-quarter. Customer time deposits increased as did those from internet and brokered sources. The Company is restricted from acquiring additional brokered deposits under the terms of the Order discussed above and is managing its deposit strategy accordingly.

The net interest margin (“NIM”) was 3.13% for the third quarter of 2009 compared to 3.52% for the linked-quarter and 4.42% in the year-ago period mainly due to balances held with Federal Reserve Bank for liquidity purposes. Federal Reserve Bank balances were $294.3 million or approximately 13% of total assets at September 30, 2009 and were insignificant at December 31, 2008. This had the effect of lowering the Company’s NIM for the quarter ended September 30, 2009 by 32 basis points because such assets presently earn a low overnight rate of 0.25% which is below the average cost of deposits. Subject to the restriction on liquidity ratios in the Order, the Company intends to prudently redeploy such assets into higher earning loans and investments over time. The NIM was also lower by 7 basis points compared to the linked-quarter due to interest reversals and interest foregone on non-performing assets. On September 1, 2009, the Company sold its merchant card processing business and certain miscellaneous assets utilized in connection with that business. The Company recognized a pre-tax net gain resulting from the sale of the merchant card processing business of approximately $3.2 million in the third quarter of 2009.

Pursuant to the Order discussed above, the Bank is required to develop and adopt a plan to maintain the minimum capital requirements for a “well-capitalized” bank, including a Tier 1 leverage ratio of at least 10% at the Bank level beginning 150 days from the issuance of the Order. At September 30, 2009, the Company’s Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios were 4.22%, 5.38% and 8.61%, respectively, meeting the regulatory benchmarks for “adequately capitalized” and the Bank’s Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios were 5.76%, 7.34% and 8.61%, respectively, meeting the regulatory benchmarks for “adequately-capitalized.” These ratios include a reduction of 80 basis points in the Tier 1 leverage ratio and 102 basis points in the Tier 1 and total risk-based capital ratios related to a disallowance of $18.7 million or approximately 54% of the Company’s deferred tax assets based upon a regulatory accounting calculation standard that is not directly applicable under generally accepted accounting principles (“GAAP”). Regulatory benchmarks for “adequately-capitalized” designation are 4%, 4% and 8% for Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital, respectively; “well-capitalized” benchmarks are 5%, 6%, and 10%, for Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital, respectively. However, as mentioned above, pursuant to the Order the Bank is required to maintain a Tier 1 leverage ratio of at least 10% in order to be considered “well-capitalized.”

Loan Portfolio and Credit Quality

At September 30, 2009, Cascade’s loan portfolio was approximately $1.7 billion, down $127.0 million and $374.0 million when compared to the linked-quarter and a year-ago, respectively. Loans have declined primarily due to reduced loan originations, an increase in loan charge-offs and management’s strategic loan reduction program that included select loan sales and loan participations as well as non-renewal of mainly transaction only loans where the Company does not consider itself to be the customer’s primary bank based upon the overall balance of its banking and deposit relationship with the customer. These actions resulted in lower loan portfolio risk exposure and thereby helped to support regulatory capital ratios.

Broadly, provisioning expenses and charge-offs were primarily due to deteriorating appraised values on collateral dependent loans especially in the residential land development portfolio. Appraised values continued to decline in part because nearly all sales of such properties are distressed sales such as bank short sales or foreclosures.

NPAs decreased to $197.3 million, or 8.7% of total assets compared to $204.1 million or 8.5% of total assets for the linked-quarter and $159.4 million or 7.0% at December 31, 2008, primarily due to charge-offs, sales and valuation adjustments on impaired loans and OREO. The land development portfolio is nearly all classified as NPA. Such loans represent approximately 8% of the Bank’s overall loan portfolio but nearly 69% of total NPAs. Because of the uncertain real estate market, no assurances can be given as to the timing of ultimate disposition of such assets or that the sale price will be at or above carrying fair value. The orderly resolution of non-performing loans and OREO properties is a priority for management.

At September 30, 2009, loans delinquent greater than 30 days were at 0.28% of total loans compared to 0.52% for the linked-quarter and 0.33% for the year ended December 31, 2008. At September 30, 2009 the delinquency rate in our commercial real estate (“CRE”) portfolio and our commercial and industrial (“C&I”) portfolio was 0.05% and 0.15%, respectively, compared to 0.39% and 0.85% at December 31, 2008. CRE loans represent the largest portion of Cascade’s portfolio at 41% of total loans and the C&I loans represent 27% of total loans. While credit quality challenges continue to be centered in the Bank’s residential land development portfolio, the current economic challenges have had an impact on the CRE and C&I portfolio as well. We can provide no assurance that the delinquency rate in the Bank’s CRE and C&I portfolio will not continue to increase.

At September 30, 2009 the total reserve for credit losses was $53.8 million or 3.21% of total loans. Management believes the reserve for credit losses is at an appropriate level based on evaluation and analysis of portfolio credit quality in conjunction with prevailing economic conditions and estimated fair values of collateral supporting non performing loans. The reserve includes approximately $7.2 million or 15.7% in unallocated reserves which reflect qualitative risk factors such as level and trend of charge-off and recoveries; level and trend in delinquencies, nonaccrual loans and impaired loans; and experience, ability, and depth of lending management and other relevant staff. With uncertainty as to the depth and duration of the real estate slowdown and its economic effect on the communities within Cascades’ banking markets, we can give no assurances that the reserve will be adequate in future periods or that the level of NPAs will not increase. Further provisioning and charge-offs may be required before values stabilize. See “Loans — Real Estate Loan Concentration” under “Financial Condition — as of December 31, 2008” below.

Deposits

Total deposits at September 30, 2009 were $1.8 billion, up 4.8% compared to a year-ago, up 2.7% compared to December 31, 2008, and down 5.8% on a linked-quarter basis. The increase over a year-ago is primarily due to higher brokered deposits as well as recent success in attracting internet sourced deposits and stabilizing local customer account totals. However, pursuant to the Order, the Bank is not permitted to accept additional brokered deposits. The impact of the announcement of the Order in the third quarter of 2009 may have contributed to the decrease in deposits from the linked-quarter and such decreases were within the level management projected and was prepared for.

At September 30, 2009 wholesale brokered deposits totaled $167.0 million compared to $159.2 million at December 31, 2008. In addition, local relationship based reciprocal Certificate of Deposit Registry Program (“CDARs”) deposits totaled $68.9 million at September 30, 2009. However, “adequately capitalized” banks are restricted from accessing wholesale brokered deposits. Further, the Order restricts the Bank’s ability to accept additional brokered deposits, including the Bank’s reciprocal CDARs program, for which it previously had a temporary waiver from the FDIC. The Bank’s internet listing service deposits at September 30, 2009 was approximately $211.1 million compared to $168.1 million at June 30, 2009 and a de minimus balance at year-end 2008. Such deposits are sourced by posting time deposit rates on an internet site where institutions seeking to deploy funds contact the Bank directly to open a deposit account.

The Bank’s primary counterparty for borrowing purposes is the Federal Home Loan Bank (“FHLB”) of Seattle, and liquid assets are mainly balances held at FRB. Available borrowing capacity has been reduced as we drew on our available sources. Borrowing capacity from FHLB of Seattle or FRB may fluctuate based upon the acceptability and risk rating of loan collateral, and counterparties could adjust discount rates applied to such collateral at their discretion, and FRB or FHLB of Seattle could restrict or limit our access to secured borrowings. As with many community banks, correspondent banks have withdrawn unsecured lines of credit or now require collateralization for the purchase of fed funds on a short-term basis due to the present adverse economic environment.

To provide customer assurances, the Company is participating in the FDIC’s temporary 100% guarantee of non-interest bearing checking accounts, including NOW accounts paying less than 0.50%. Additionally, under recent changes from the FDIC, all interest bearing deposit accounts are insured up to $250,000 through December 31, 2013.

Cash Dividend

In view of the present adverse and uncertain economic conditions and consistent with the Company’s dividend policy wherein quarterly cash dividends are to be paid from current earnings, the Board of Directors has decided to omit the quarterly cash dividend at this time.

Results of Operations — Nine Months and Three Months Ended September 30, 2009 and 2008

Income Statement Overview

Net Loss

Net loss increased $47.6 million for the nine months and increased $13.0 million for the quarter ended September 30, 2009 as compared to the same periods in 2008. These increases were primarily due to elevated level of loan loss provision, a decrease in net interest income and OREO valuation adjustments for each period presented. The loan loss provision increased $46.7 million for the nine months and increased $6.6 million for the quarter ended September 30, 2009 compared to the year ago periods. Net interest income decreased $17.4 million for the nine months and decreased $6.7 million for the quarter ended September 30, 2009 mainly due to lower loan balances and interest reversed and foregone on non performing loans. Non-interest income was up for both the nine month and three month periods ending September 30, 2009, due to a one-time gain on the sale of our merchant business of $3.2 million and increased mortgage revenue due to increased refinance activity. Meanwhile non-interest expense increased $17.0 million for the nine months and increased $12.0 million for the quarter ended September 30, 2009, primarily due to expenses related to other real estate owned and legal related costs, offset by a reduction in staffing expenses in the current periods.

Net Interest Margin

For most financial institutions, including the Company, the primary component of earnings is net interest income. Net interest income is the difference between interest income earned, principally from loans and investment securities portfolio, and interest paid, principally on customer deposits and borrowings. Changes in net interest income typically result from changes in volume, spread and margin. Volume refers to the dollar level of interest-earning assets and interest-bearing liabilities. Spread refers to the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities. Margin refers to net interest income divided by interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities.

Yields on earning assets during the nine months and three months ended September 30, 2009 were 5.12% and 4.72%, respectively, compared to 6.59% and 6.28%, for the nine months and three months ended September 30, 2008. The decline in yields for the periods presented are mainly a result of declining market rates as well as the effect of interest forgone and reversed on non-performing loans. The average rate paid on interest bearing liabilities for the nine months ended September 30, 2009 was 1.96% relatively flat when compared to the third quarter of 2009 rate paid of 1.91%. The average rate paid on liabilities for the nine months ended September 30, 2008 was 2.61% and was down in the third quarter of 2008 to 2.35%, primarily due to declining market rates.

For the nine months and quarter ended September 30, 2009, the net interest margin (“NIM”) was 3.16% and 3.13%, respectively compared to 4.54% and 4.42% for the nine months and quarter ended September 30, 2008. Meanwhile, the overall cost of funds was down to 1.55% for the nine months ended September 30, 2009 compared to 2.10% for year-ago period. The lower NIM was primarily due to increases in interest bearing balances held with the Federal Reserve Bank reducing the margin by approximately 32 basis points compared to the linked-quarter. In addition, the NIM for the quarter ended September 30, 2009 was affected by approximately 7 basis points compared to 10 basis points for the year ago period primarily due to interest reversals on loans placed into a non-performing status.

Components of Net Interest Margin

The following table sets forth for the quarters ended September 30, 2009 and 2008 information with regard to average balances of assets and liabilities, as well as total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant average yields or rates, net interest income, net interest spread and net interest margin for the Company (dollars in thousands):

	Quarter Ended September 30, 2009			Quarter Ended September 30, 2008
	Average Balance	Interest Income/ Expense	Average Yield or Rates	Average Balance	Interest Income/ Expense	Average Yield or Rates
Assets
Taxable securities	$101,558	$1,229	4.80%	$82,857	$1,096	5.25%
Non-taxable securities(1)	3,566	47	5.23%	4,291	40	3.70%
Interest bearing balances due from other banks	347,880	219	0.25%	—	—	0.00%
Federal funds sold	3,919	1	0.10%	1,457	6	1.63%
Federal Home Loan Bank stock	10,472	—	0.00%	13,351	45	1.34%
Loans(1)(2)(3)(4)	1,734,611	24,712	5.65%	2,060,256	33,042	6.36%
Total earning assets/interest income	2,202,006	26,208	4.72%	2,162,212	34,229	6.28%
Reserve for loan losses	(58,589)			(39,073)
Cash and due from banks	40,790			50,938
Premises and equipment, net	38,492			36,492
Bank-owned life insurance	33,615			33,946
Accrued interest and other assets	110,247			177,872
Total assets	$2,366,561			$2,422,387
Liabilities and Stockholders’ Equity
Interest bearing demand deposits	$756,852	1,891	0.99%	$803,886	3,396	1.68%
Savings deposits	33,433	18	0.21%	37,561	36	0.38%
Time deposits	729,951	4,647	2.53%	401,770	3,045	3.01%
Other borrowings	314,801	2,261	2.85%	471,979	3,669	3.08%
Total interest bearing liabilities/interest expense	1,835,037	8,817	1.91%	1,715,196	10,146	2.35%
Demand deposits	415,544			407,420
Other liabilities	12,560			16,628
Total liabilities	2,263,141			2,139,244
Stockholders’ equity	103,420			283,143
Total liabilities and stockholders’ equity	$2,366,561			$2,422,387
Net interest income		$17,391			$24,083
Net interest spread			2.82%			3.93%
Net interest income to earning assets			3.13%			4.42%

(1)	Yields on tax-exempt municipal loans and securities have been stated on a tax-equivalent basis.
(2)	Average non-accrual loans included in the computation of average loans was approximately $164.9 million for 2009 and $93.5 million for 2008.
(3)	Loan related fees recognized during the period and included in the yield calculation totalled approximately $0.7 million in 2009 and $1.1 million in 2008.
(4)	Includes mortgage loans held for sale.

Analysis of Changes in Interest Income and Expense

The following table shows the dollar amount of increase (decrease) in the Company’s consolidated interest income and expense for the quarter ended September 30, 2009, and attributes such variance to “volume” or “rate” changes. Variances that were immaterial have been allocated equally between rate and volume categories (dollars in thousands):

	Quarter Ended September 30, 2009 vs. 2008
	Total	Volume	Rate
Interest income:
Interest and fees on loans	$(8,330)	$(5,223)	$(3,107)
Investments and other	309	460	(151)
Total interest income	(8,021)	(4,763)	(3,258)
Interest expense:
Interest bearing demand	(1,505)	(199)	(1,306)
Savings	(18)	(4)	(14)
Time deposits	1,602	2,487	(885)
Other borrowings	(1,408)	(1,222)	(186)
Total interest expense	(1,329)	1,062	(2,391)
Net interest income	$(6,692)	$(5,825)	$(867)

Loan Loss Provision

The loan loss provision for the nine months ended September 30, 2009 was $85.0 million and for the quarter ended September 30, 2009 was $22.0 million, as compared to $38.3 million and $15.4 million for the nine months and three months periods, respectively, a year ago. These increases were primarily due to deteriorating appraised values on collateral dependent loans especially in the residential land development portfolio. In addition, the Bank has increased its level of pooled and unallocated reserves in response to the challenging economic environment. At September 30, 2009, the reserve for credit losses (reserve for loan losses and loan commitments) was 3.21% of outstanding loans, as compared to 2.48% for the year ago period and 2.46% at December 31, 2008. For further discussion, see “Critical Accounting Policies and Accounting Estimates —  Reserve for Credit Losses” and “Loan Portfolio and Credit Quality” above. There can be no assurance that the reserve for credit losses will be sufficient to cover actual loan related losses. See the risk factors described in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.

Non-Interest Income

Non-interest income increased 9.3% for the nine months and increased 8.9% for the quarter ended September 30, 2009 compared to the year ago periods after excluding the one-time gain of $3.2 million on the sale of the merchant card processing business. For the nine months ended September 30, 2009, service charges on deposit accounts were down $0.9 million, earnings on bank-owned life insurance was down $0.7 million, and other income was down $0.3 million as adjusted. These decreases were partially offset by gains on sales of investment securities available-for-sale of $0.6 million and increased mortgage revenue. Mortgage revenue was higher for the nine months ended September 30, 2009 at $155.1 million or 52.6% compared to the same period in 2008. Mortgage originations for the third quarter of 2009 were up 31.5% compared to the year ago quarter. Historically, the Company has focused on originating conventional mortgage products throughout its history while purposefully avoiding sub-prime/option-ARM type products. As a result, the delinquency rate within Cascade’s $548 million portfolio of serviced residential mortgage loans is approximately 2.44%, notably below the national mortgage delinquency rate of 13.16% as of June 30, 2009. The fair value of our servicing portfolio at September 30, 2009 is estimated to exceed book value by amounts ranging from $0.7 million to $1.8 million.

Non-Interest Expense

Non-interest expense for the nine months and three months ended September 30, 2009 increased 35.5% and 87.2%, respectively, from the same periods a year ago. The 2009 increases are attributable to increases in the cost of FDIC insurance and OREO related costs, partially offset by a reduction in salaries and employee benefits expense.

FDIC deposit insurance assessments increased $4.2 million for the nine months and increased $1.3 million for the quarter ended September 30, 2009 when compared to the same period in 2008, reflecting the FDIC’s higher base assessment rate for 2009 and expenses related to the FDIC’s industry-wide emergency special assessment in the second quarter. FDIC premiums have increased due to the rise in financial institution failures in 2008 and 2009, the Company’s voluntary participation in the Temporary Liquidity Guarantee Program and the FDIC’s rates applicable to banks in the Company’s regulatory classification as of September 30, 2009.

OREO costs and valuation adjustments increased $14.1 million for the nine months and increased $9.4 million for the three months ended September 30, 2009 when compared to the same periods in 2008, primarily due to a continuation in decreases in real estate values on real estate secured loans.

Income Taxes

The Company’s effective income tax rates for the nine months and three months ended September 30, 2009 were 44% and 41%, respectively. In general, these effective rates are higher than the expected statutory rates primarily due to the utilization of losses and the benefit from tax credits. The Company’s effective income tax rate of approximately 4% for the nine months ended September 30, 2008, was primarily related to elevated level of losses incurred in the period. The tax rate for the three months ended September 30, 2009 increased due to an increase in the Oregon tax rate which was signed into law during the three months ended September 30, 2009. As of September 30, 2009, the Company had recorded refundable income taxes receivable of approximately $19.7 million related to the carryback of operating losses to prior years. For discussion of the Company’s deferred income tax assets see “Critical Accounting Policies — Deferred Income Taxes” above.

Results of Operations — Years Ended December 31, 2008, 2007 and 2006

Income Statement Overview

Net Income

The Company reported a net loss for 2008 of ($134.6) million compared to net income of $30.0 million in 2007. The decrease was primarily due to the noncash after-tax goodwill impairment charge of $105.0 million which eliminated all previously recorded goodwill, and to a loan loss provision of $99.6 million, for a year-over-year provision increase of $80.2 million due to the deteriorating economic environment which adversely effected loan repayment capacity and collateral values, particularly with respect to residential land development loans. For the year, net interest income decreased $13.1 million or 12.1% due mainly to lower average yields, including interest reversed, and interest foregone on non-performing loans. Non-interest income was lower by $1.4 million or 6.6%. Non-interest expense increased $110.9 million or 177.5% for the year primarily due to the goodwill impairment charge of $105.0. In addition, OREO expenses which were $8.4 million in 2008 as compared to only $0.1 million in 2007. Also, tax expense decreased 231.3% as a result of a decrease in net income. Net income for 2007 decreased $5.7 million as compared to 2006. This decrease was primarily due to an increase of $13.4 million in loan loss provision over the prior year.

Net Interest Income/Net Interest Margin

Total interest income decreased approximately $33.5 million (or 19.5%) for 2008 primarily because of lower average yields, including interest reversed, and interest foregone on non-performing loans. Total interest expense for 2008 also declined by approximately $20.4 million (or 32.4%) for 2008 as compared to 2007 as a result of lower rates and reduced volumes of interest bearing deposits and borrowings. Accordingly, net interest income decreased to $95.4 million or 12.1% in 2008 over 2007. Net interest income increased 10.4% in 2007 over 2006 primarily due an increase in average earning assets of 21.5% over 2006. Yields earned on assets decreased to 6.40% for 2008, as compared to 8.21 in 2007 and 8.07% in 2006. Meanwhile, the average rates paid on interest bearing liabilities for 2008 decreased to 2.49% compared to 4.01% in 2007 and 3.42% in 2006.

The Company’s net interest margin (“NIM”) decreased to 4.44% for 2008, as compared to 5.23% for 2007. Three factors contributed to the lower NIM for the year ended December 31, 2008, including interest forgone and reversed on NPAs, lower average balances in non-interest bearing deposit accounts for the quarter, and the effect of lower market interest rates on the Company’s asset and liability mix. The margin can also be affected by factors beyond market interest rates, including loan or deposit volume shifts and/or aggressive rate offerings by competitor institutions. The Company’s financial model indicates a relatively stable interest rate risk profile within a reasonable range of rate movements around the forward rates currently predicted by financial markets. Because of its relatively high proportion of non-interest bearing funds, the Company’s NIM is most adversely affected in the event the federal funds rate falls to a very low level.

Net interest income would have been $100.4 million had the NPL’s been paying in accordance with the terms of the loans, and the amount of interest income that would have been included in net interest income for that period for such loans.

Components of Net Interest Margin

The following table presents further analysis of the components of Cascade’s net interest margin and sets forth for 2008, 2007, and 2006 information with regard to average balances of assets and liabilities, as well as total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant average yields or rates, net interest income, net interest spread, net interest margin and the ratio of average interest-earning assets to average interest-bearing liabilities for the Company:

	Year Ended December 31, 2008			Year Ended December 31, 2007			Year Ended December 31, 2006
(Dollars in Thousands)	Average Balance	Interest Income/ Expense	Average Yield or Rates	Average Balance	Interest Income/ Expense	Average Yield Rates	Average Balance	Interest Income/ Expense	Average Yield or Rates
Assets
Taxable securities	$85,034	$4,462	5.25%	$93,793	$5,259	5.61%	$98,324	$4,919	5.00%
Non-taxable securities(1)	5,211	255	4.89%	7,952	283	3.56%	8,831	384	4.35%
Interest bearing balances due from Federal Home Loan Bank	13	0	0.00%	3,735	195	5.22%	7,293	344	4.72%
Federal funds sold	2,026	31	1.53%	3,910	187	4.78%	11,156	510	4.57%
Federal Home Loan Bank stock	11,458	111	0.97%	6,991	42	0.60%	5,617	7	0.12%
Loans(1)(2)(3)(4)	2,054,199	133,346	6.49%	1,974,435	165,690	8.39%	1,590,315	132,847	8.35%
Total earning assets	2,157,941	138,205	6.40%	2,090,816	171,656	8.21%	1,721,536	139,011	8.07%
Reserve for loan losses	(38,827)			(24,498)			(22,026)
Cash and due from banks	48,341			55,427			62,374
Premises and equipment, net	37,273			38,307			35,082
Other Assets	207,094			178,682			116,867
Total assets	$2,411,822			$2,338,734			$1,913,833
Liabilities and Stockholders’ Equity
Int. bearing demand deposits	$844,136	15,540	1.84%	$889,069	30,727	3.46%	$696,100	19,608	2.82%
Savings deposits	36,761	135	0.37%	41,327	202	0.49%	46,756	216	0.46%
Time deposits	386,990	12,850	3.32%	340,324	15,804	4.64%	198,415	8,108	4.09%
Other borrowings	434,112	13,846	3.19%	294,854	15,991	5.42%	237,206	12,389	5.22%
Total interest bearing liabilities	1,701,999	42,371	2.49%	1,565,574	62,724	4.01%	1,178,477	40,321	3.42%
Demand deposits	407,980			469,015			509,145
Other liabilities	20,904			29,590			22,773
Total liabilities	2,130,883			2,064,179			1,710,395
Stockholders’ equity	280,939			274,555			203,438
Total liabilities & equity	$2,411,822			$2,338,734			$1,913,833
Net interest income		$95,834			$108,932			$98,690
Net interest spread			3.92%			4.20%			4.65%
Net interest income to earning assets			4.44%			5.23%			5.73%

(1)	Yields on tax-exempt loans and securities have been stated on a tax-equivalent basis.
(2)	Average non-accrual loans included in the computation of average loans for 2008 was $86.3 million, $20.6 million for 2007 and insignificant for 2006.
(3)	Loan related fees recognized during the period and included in the yield calculation were $4.6 million, $5.8 million in 2007 and $4.8 million in 2006.
(4)	Includes mortgage loans held for sale.

Changes in Interest Income and Expense

The following table shows the dollar amount of the increase (decrease) in the Company’s consolidated interest income and expense, and attributes such variance to “volume” or “rate” changes. Variances that were immaterial have been allocated equally between rate and volume categories:

	Year Ended December 31,
	2008 Over 2007			2007 Over 2006
	Total Increase (Decrease)	Amount of Change Attributed to		Total Increase (Decrease)	Amount of Change Attributed to
(Dollars in Thousands)		Volume	Rate		Volume	Rate
Interest income:
Interest and fees on loans	$(32,344)	$6,694	$(39,038)	$32,843	$32,087	$756
Taxable securities	(797)	(491)	(306)	340	(227)	567
Non-taxable securities	(28)	(98)	70	(101)	(38)	(63)
Interest bearing balances due from FHLB	(195)	(194)	(1)	(149)	(168)	19
Federal Home Loan Bank stock	69	27	42	35	2	33
Federal funds sold	(156)	(90)	(66)	(323)	(331)	8
Total interest income	(33,451)	5,848	(39,299)	32,645	31,325	1,320
Interest expense:
Interest on deposits:
Interest bearing demand	(15,187)	(1,553)	(13,634)	11,119	5,436	5,683
Savings	(67)	(22)	(45)	(14)	(25)	11
Time	(2,954)	2,167	(5,121)	7,696	5,799	1,897
Other borrowings	(2,145)	7,552	(9,697)	3,602	3,010	591
Total interest expense	(20,353)	8,144	(28,497)	22,403	14,220	8,182
Net interest income	$(13,098)	$(2,296)	$(10,802)	$10,242	$17,105	$(6,862)

Loan Loss Provision

At December 31, 2008, the reserve for credit losses (reserve for loan losses and reserve for unfunded commitments) was 2.46% of outstanding loans, as compared to 1.81% for the year ago period. The loan loss provision was $99.6 million in 2008, $19.4 million in 2007 and $6.0 million in 2006. Provision expense is determined by the Company’s ongoing analytical and evaluative assessment of the adequacy of the reserve for credit losses. At December 31, 2008, management believes that its reserve for credit losses is at an appropriate level under current circumstances and prevailing economic conditions. For further discussion, see “Reserve for Credit Losses” under “Financial Condition — as of December 31, 2008 below. There can be no assurance that the reserve for credit losses will be sufficient to cover actual loan related losses or that additional provision expense will not be required should economic conditions remain adverse. See the risk factors described in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.

Non-Interest Income

Total non-interest income was $20.0 million for the year ended December 31, 2008, 5.8% below the prior year, primarily due to a decrease of 83.2% in earnings on bank-owned life insurance due to lowered investment returns in the volatile securities markets that persisted in 2008. 2007 non-interest income increased compared to 2006 due to increased volume of banking accounts and related fee-based transaction activity in deposit account services and overdraft transactions. Income related to residential mortgage origination activity decreased approximately 23.1% in 2008 as compared to 2007 as a result of tightening credit conditions in national markets and related home-buyer caution.

Mortgage Banking Income — Home Mortgage Originations and Mortgage Related Revenue

The Company provides residential mortgage services on a direct to customer basis and does no business through third party (brokerage) channels. The Company has focused its originations in conventional mortgage products while avoiding sub-prime/option-ARM type products. The low delinquency rate within Cascade’s loan servicing portfolio underscores this long-held discipline in mortgage origination. At year end, the portfolio contained about 3,600 mortgage loans of which only 21 were past due more than 30 days. The delinquency rate on this $512 million portfolio of serviced residential mortgage loans was at only 1.10%, notably below the national mortgage delinquency rate of 11.18% at December 31, 2008.

Residential mortgage originations totaled $121.7 million in 2008, down 28.5% when compared to $170.1 million in 2007. Related net mortgage revenue was $2.1 million, a decrease of 22.2% compared to $2.7 million for the previous year. Non-Interest income arising from mortgage services totaled approximately $3.0 million in 2006. The general level and direction of interest rates directly influence the volume and profitability of mortgage banking. Rates continued to decrease in 2008 and 2007, compared to stabilized rates in 2006. Despite the lower interest rate climate in 2008, the tightening of credit conditions in national markets and related home-buyer caution caused residential mortgage originations to decline in 2008 to $121.7 million or 28.5% less than the $170.1 million in 2007. Net mortgage related revenue was down 22.2% at $2.1 million compared to $2.7 million for 2007.

The Company sells a predominant portion of its residential mortgage loans to Fannie Mae, a U.S. Government sponsored enterprise and other secondary market investors. The Company services such loans for Fannie Mae and is paid approximately .25% per annum on the outstanding balances for providing this service. Such revenues are included in the above mortgage banking results. Mortgages serviced for Fannie Mae totaled $512.2 million at December 31, 2008, an increase over $494.0 million at December 31, 2007 and compared to $494.9 million at December 31, 2006. The related Mortgage Servicing Rights (“MSRs”) were approximately $3.6 million in 2008 and $3.8 million in 2007.

As of December 31, 2008, the fair value of mortgage servicing rights (“MSR”) portfolio was estimated to exceed book value by amounts ranging from $0.5 million to $2.4 million. The Company capitalizes the estimated market value of MSRs into income upon the sale of each originated mortgage loan. The Company amortizes MSRs in proportion to the servicing income it receives from Fannie Mae over the estimated life of the underlying mortgages, considering prepayment expectations and refinancing patterns. In addition, the Company amortizes, in full, any remaining MSRs balance that is specifically associated with a serviced loan that is refinanced or paid-off. At December 31, 2008, expressed as a percentage of loans serviced, the book value of MSR was .70% of serviced mortgage loans, while fair value was approximately .89% of serviced mortgages. Fair value as a percentage of loans serviced was estimated at 1.07% a year earlier.

Mortgage loans not sold to the Federal National Mortgage Association (“Fannie Mae” or “FNMA”), are generally sold servicing released to other secondary market investors. Loans sold on this basis generate no future servicing fees for the Company.

Non-Interest Expenses

Total non-interest expense for 2008 increased 177.5% to $173.7 million as compared to 2007. This increase was primarily due to the noncash after-tax goodwill impairment charge and expenses related to the Company’s OREO properties. Human resource costs were down year-over-year as staffing was trimmed in response to slowing economy, and executive bonuses were foregone in both 2007 and 2008. Total non-interest expenses for 2007 were 18.0% higher compared to 2006, primarily due higher human resources costs in support of Cascades ongoing growth and infrastructure investments. One of these investments was the conversion to a more robust core information technology system during the fourth quarter of 2007, providing an enhanced platform to support growth in the years ahead. The Company’s efficiency ratio was 150.6% in 2008 compared to 48.2% in 2007.

Income Taxes

The provision for income taxes decreased in 2008 primarily as a result of lower pre-tax income and increased in 2007 over 2006 due to higher pre-tax income. The Company’s effective tax rate remains lower than the statutory tax rate due to nontaxable income generated from investments in bank owned life insurance, tax-exempt municipal bonds, business energy tax credits and low income housing credits.

Financial Condition — As of September 30, 2009

Balance Sheet Overview

At September 30, 2009 total assets remained steady at $2.3 billion compared to year-end 2008. Cash and cash equivalents increased $291.6 million or 15.0% of total assets at September 30, 2009 compared to year-end 2008. Total loans have been reduced by $280.4 million as compared to year-end 2008 and $127.0 million since the prior quarter-end primarily due to management’s strategic loan reduction program that included select loan sales or loan participations as well as non-renewal of mainly transaction only loans where deposit relationship with customers was viewed as de minimus. Loan charge-offs of $78.4 million for the nine months and $30.6 million for the quarter ended September 30, 2009, also contributed to the overall reduction in loan balances. The reduction in loan balances has resulted in lower credit risk exposure and has helped to support the Bank’s regulatory capital ratios.

Funding sources have increased in 2009, including TLGP debt issuance and internet listing service deposits. These increases also offset reduced core deposits that have trended down due to the ongoing effects of an adverse economy on local markets. Deposits have also decreased due to provisions of the Order limiting the use of brokered deposits.

The Company had no material off balance sheet derivative financial instruments as of September 30, 2009 and December 31, 2008.

Off-Balance Sheet Arrangements

A summary of the Bank’s off-balance sheet commitments at September 30, 2009 and December 31, 2008 is included in the following table (dollars in thousands):

	September 30, 2009	December 31, 2008
Commitments to extend credit	$271,090	$465,500
Commitments under credit card lines of credit	28,699	30,522
Standby letters of credit	9,544	18,583
Total off-balance sheet financial instruments	$309,333	$514,605

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank applies established credit related standards and underwriting practices in evaluating the creditworthiness of such obligors. The amount of collateral obtained, if it is deemed necessary by the Bank upon the extension of credit, is based on management’s credit evaluation of the counterparty.

The Bank typically does not obtain collateral related to credit card commitments. Collateral held for other commitments varies but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. These guarantees are primarily issued to support public and private borrowing arrangements. In the event the customer does not perform in accordance with the terms of the agreement with the third-party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount of the commitment. If the commitment were funded, the Bank would be entitled to seek recovery from the customer. The Bank’s policies generally require that standby letter of credit arrangements contain security and debt covenants similar to those involved in extending loans to customers. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers.

There are no other obligations or liabilities of the Company arising from its off-balance sheet arrangements that are or are reasonably likely to become material. In addition, the Company knows of no event, demand, commitment, trend or uncertainty that will result in or is reasonably likely to result in the termination, or material reduction in availability of the off-balance sheet arrangements.

Stockholder’s Equity

The Company’s total stockholders’ equity at September 30, 2009 was $93.1 million, a decrease of $42.2 million from December 31, 2008. The decrease primarily resulted from a net loss for the nine months ended September 30, 2009.

Financial Condition — As of December 31, 2008

Balance Sheet Overview

Total assets decreased 4.9% to $2.278 billion at December 31, 2008, compared to $2.394 billion at December 31, 2007. This was mainly the result of the noncash after-tax Goodwill Impairment of $105.0 million which resulted in the elimination of all previously recorded goodwill. Also, loans decreased $85.3 million or 4.2% to $1.956 billion at year-end 2008 as the downturn in economy reduced loan demand, and certain non performing loans were charged off. Deposits grew 7.6% to $1.795 billion over the prior year-end, mainly due to an increase in brokered time deposits of $123.0 million. Customer relationship deposits were lower as the effects of the slowing economy on retail and business customers resulting in generally lower deposit resources. Taking brokered time deposits into consideration, deposits decreased approximately 0.6% year-over-year.

The following sections provide detailed analysis of the Company’s financial condition as of December 31, 2008, describing its investment securities, loan portfolio composition and credit risk management practices (including those related to the loan loss reserve), as well as its deposits, and capital position.

Investment Securities

The following table shows the carrying value of the Company’s portfolio of investments at December 31, 2008, 2007, and 2006.

	December 31,
(Dollars in Thousands)	2008	2007	2006
U.S. Agency mortgage-backed securities	$93,534	$65,202	$72,610
U.S. Government and agency securities	8,726	10,497	19,319
Obligations of state and political subdivisions	3,741	6,917	9,180
Other asset-backed securities	3,260	3,538	4,019
Total debt securities	109,261	86,154	105,127
Mutual fund	430	412	390
Equity securities	—	449	1,406
Total investment securities	$109,691	$87,015	$106,923

Mortgage-backed securities (“MBS”) are mainly adjustable rate (“ARM”) MBS. Prepayment speeds on mortgages underlying MBS may cause the average life of such securities to be shorter (or longer) than expected.

The Company’s investment portfolio increased by $22.7 million, or 26.1% from December 31, 2007 to December 31, 2008 as a result of increased purchase activity during the year. The following is a summary of the contractual maturities and weighted average yields of investment securities at December 31, 2008:

(Dollars in Thousands) Type and Maturity	Carrying Value	Weighted Average Yield(1)
U.S. Agency mortgage-backed securities
Due after 5 but within 10 years	$6,352	5.22%
Due after 10 years	87,198	5.34%
Total U.S. Agency mortgage-backed securities	93,550	5.33%
U.S. Government and Agency Securities
Due within 1 year	2,026	6.04%
Due after 1 but within 5 years	6,684	5.27%
Total U.S. Government and Agency Securities	8,710	5.46%
State and Political Subdivisions(1)
Due within 1 year	200	4.78%
Due after 1 but within 5 years	1,805	6.04%
Due after 5 but within 10 years	1,736	6.09%
Total State and Political Subdivisions	3,741	5.99%
U.S. Agency asset-backed securities
Due within 1 year	688	5.54%
Due after 1 but within 5 years	2,572	5.39%
Total U.S. Agency asset-backed securities	3,260	5.42%
Total debt securities	109,261	5.37%
Mutual fund	430	4.69%
Total Securities	$109,691	5.36%

(1)	Yields on tax-exempt securities have been stated on a tax equivalent basis.

The average years to maturity of the Company’s investment portfolio was 6.5 years at December 31, 2008 compared to 4.8 years at December 31, 2007. Duration of the portfolio is lower than average life since many of the securities are adjustable rate mortgage securities (“ARMs”) with annual interest rate adjustments.

Investments are mainly classified as “available for sale” and consist mainly of MBS and Agency notes backed by government sponsored enterprises, such as the Government National Mortgage Association (“Ginnie Mae”), FNMA and FHLB of Seattle. The Company regularly reviews its investment portfolio to determine whether any securities are other than temporarily impaired. The Company did not invest in securities backed by sub-prime mortgages and believes its investment portfolio has negligible exposure to such risk at this date. At December 31, 2008, the portfolio had an unrealized losses on available for sale securities of approximately $1.4 million and no other than temporary impaired securities.

Loans

Loan Portfolio Composition

Net loans represented 84% of total assets as of December 31, 2008. The Company makes substantially all of its loans to customers located within the Company’s service areas. As a result of the economic conditions and characteristics of the Company’s primary markets, including among others, the rapid growth in population and the nature of the tourism and service industry found in much of its market areas, Cascade’s loan portfolio has historically been concentrated in real estate related loans. At the time of the 2006 acquisition of F&M in Boise, Idaho, F&M’s loan portfolio was similar in composition to that of Cascade. The Company is presently working to reduce its construction/lot portfolio in response to the challenging real estate economy. However achieving significant reduction could prove problematic without some improvement in economic conditions and market liquidity as well as in pricing of related real estate assets. Because of the nature of its markets, real estate lending is expected to continue as a major concentration within the loan portfolio. The Company has no significant agricultural loans.

The following table presents the composition of the Company’s loan portfolio, at the dates indicated:

(Dollars in Thousands)	2008	% of Gross Loans	2007	% of Gross Loans	2006	% of Gross Loans	2005	% of Gross Loans	2004	% of Gross Loans
Commercial	$582,831	30%	$606,408	30%	$560,728	30%	$320,619	31%	$252,575	29%
Real Estate:
Construction/lot:	517,721	26%	686,829	34%	588,251	31%	220,230	21%	178,716	21%
Mortgage	96,248	5%	88,509	4%	80,860	4%	56,724	5%	52,668	6%
Commercial	703,149	36%	612,694	30%	606,340	32%	417,580	40%	338,392	39%
Consumer	56,235	3%	47,038	2%	51,083	3%	34,551	3%	37,209	4%
Total loans	1,956,184	100%	2,041,478	100%	1,887,262	100%	1,049,704	100%	859,560	100%
Less:
Reserve for loan losses	47,166		33,875		23,585		14,688		12,412
Total loans, net	$1,909,018		$2,007,603		$1,863,677		$1,035,016		$847,148

The following table provides the geographic distribution of the Company’s loan portfolio by region as a percent of total company-wide loans at December 31, 2008:

(Dollars in Thousands)	Central Oregon	% of Gross Loans	Northwest Oregon	% of Gross Loans	Southern Oregon	% of Gross Loans	Idaho	% of Gross Loans	Total	% of Gross Loans
Commercial	$190,409	10%	$176,210	9%	$54,266	3%	$161,946	8%	$582,831	30%
Real Estate:
Construction/lot	167,218	9%	118,363	6%	52,244	3%	179,896	9%	517,721	26%
Mortgage	39,852	2%	9,641	0%	8,863	0%	37,892	2%	96,248	5%
Commercial	275,133	14%	131,122	7%	119,196	6%	177,698	9%	703,149	36%
Consumer	26,236	1%	6,461	0%	4,088	0%	19,450	1%	56,235	3%
Total loans	$698,848	36%	$441,797	23%	$238,657	11%	$576,882	29%	$1,956,184	100%

At December 31, 2008, the contractual maturities of all loans by category were as follows:

(Dollars in Thousands) Loan Category	Due Within One Year	Due After One Year, But Within Five Years	Due After Five Years	Total
Commercial	$282,412	$203,213	$97,207	$582,831
Real Estate:
Construction/Lot	382,987	103,561	31,174	517,721
Mortgage	7,821	16,665	71,762	96,248
Commercial	21,781	80,000	601,368	703,149
Consumer	6,165	21,987	28,083	56,235
	$701,166	$425,425	$829,593	$1,956,184

At December 31, 2008, variable and adjustable rate loans contractually due after one year totaled $935.2 million and loans with predetermined or fixed rates due after one year totaled $319.8 million.

Real Estate Loan Concentration Risk

Real estate loans have historically represented a significant portion of the Company’s overall loan portfolio and real estate is frequently a material component of collateral for the Company’s loans. Approximately two-thirds of total loans have exposure to real estate, including construction and lot loans (comprised of land development plus residential and commercial construction loan types), commercial real estate loans, residential mortgage loans, and consumer real estate. Risks associated with real estate loans include fluctuating land values, demand and prices for housing or commercial properties, national, regional and local economic conditions, changes in tax policies, and concentration within the Bank’s market area. Management believes that, because of the strong historic and projected population in-migration and related economic growth expected in the Bank’s markets, its real estate concentration risk is mitigated to an acceptable level over the long term. However because of the unprecedented economic deterioration and its effects on real estate no assurance can be given that the Company’s assessment of its real estate risks will be accurate in either the short or long term.

The following paragraphs provide information on portions of the Company’s real estate loan portfolio as of December 31, 2008, specifically Construction/lot and Commercial Real Estate. All such lending activities are subject to the varied risks of real estate lending. The Company’s loan origination process requires specialized underwriting, collateral and approval procedures, which mitigates, but does not eliminate the risk that loans may not be repaid. Note that the minor balance differences between the preceding and following tables are a result of the inclusion of net deferred loan fees in the above tables.

(a) Residential Land Development Category.  This category is included in the construction/lot portfolio balances above, and represents loans made to developers for the purpose of acquiring raw land and/or for the subsequent development and sale of residential lots. Such loans typically finance land purchase and infrastructure development of properties (i.e. roads, utilities, etc.) with the aim of making improved lots ready for subsequent sale to consumers or builders for ultimate construction of residential units. The primary source of repayment of such loans is generally the cash flow from developer sale of lots or improved parcels of land while real estate collateral, secondary sources and personal guarantees may provide an additional measure of security for such loans. Recent nationwide downturn in real estate has slowed lot and home sales within the Company’s markets and the credit crisis of the third quarter 2008 exacerbated the trend. This has adversely impacted certain developers by lengthening the marketing period of their projects and negatively affecting borrower liquidity and collateral values. Weakness in this category of loans contributed significantly to the elevated level of provision for loan losses in the fourth quarter of 2008. The situation continues to be closely monitored and an elevated level of provisioning may be required should deterioration continue.

(Dollars in Thousands)	12/31/2008	% of Category	% of Constr/ Lot Portfolio	% of Gross Loans	12/31/2007
Residential Land Development:
Raw Land	$72,329	36%	14%	4%	$107,160
Land Development	112,234	56%	22%	6%	183,809
Speculative Lots	14,855	7%	3%	1%	20,916
	$199,418	100%	39%	10%	$311,885
Geographic distribution by region:
Central Oregon	$74,209	37%	14%	4%	$107,150
Northwest Oregon	4,670	2%	1%	0%	5,328
Southern Oregon	12,722	6%	2%	1%	32,541
Total Oregon	91,601	46%	18%	5%	145,019
Idaho	107,816	54%	21%	6%	166,866
Grand total	$199,418	100%	39%	10%	$311,885

(b) Residential Construction Category.  This category is included in the construction/lot portfolio balances above, and represents financing of homeowner or builder construction of new residences and condominiums where the obligor generally intends to own the home upon construction (pre-sold), or builder construction of homes for resale (speculative construction).

Pre-sold construction loans are underwritten to facilitate permanent mortgage (take-out) financing at the end of the construction phase. Especially with the turmoil in mortgage markets of the last year, no assurance can be made that committed take-out financing will be available at conclusion of construction.

Speculative construction lending finances builders/contractors who rely on the sale of completed homes to repay loans. The Bank may finance construction costs within residential subdivisions or on a custom site basis. Speculative construction loans decreased in 2008 as a result of the nationwide downturn in residential real estate. This may impact certain builders by lengthening the marketing period for constructed homes and negatively affecting borrower liquidity and collateral values.

(Dollars in Thousands)	2008	% of Category	% of Consrtr./ Lot Portfolio	% of Gross Loans	2007
Residential Construction
Pre sold	$62,153	58%	12%	3%	$64,714
Lots	17,331	16%	3%	1%	20,575
Speculative Construction	28,461	26%	5%	1%	58,048
	$107,945	100%	21%	6%	$143,337
Geographic distribution by region:
Central Oregon	$43,593	40%	8%	2%	$52,785
Northwest Oregon	30,445	28%	6%	2%	31,652
Southern Oregon	5,799	5%	1%	0%	14,252
Total Oregon	79,837	74%	15%	4%	98,689
Idaho	28,109	26%	5%	1%	44,648
Grand total	$107,945	100%	21%	6%	$143,337

(c) Commercial Construction Category.  This category is included in the construction/lot portfolio balances above, and represents lending to finance the construction or development of commercial properties. Obligors may be the business owner/occupier of the building who intends to operate its business from the property upon construction, or non owner (speculative) developers. The expected source of repayment of these loans is typically the sale or refinancing of the project upon completion of the construction phase. In certain circumstances, the Company may provide or commit to take-out financing upon construction. Take-out financing is subject to the project meeting specific underwriting guidelines.

The overall decline in 2008 in our commercial construction portfolio is mainly related to project completions. While our portfolios of these types of loans have not experienced the severe credit quality challenges experienced in residential construction projects, there can be no assurance that the credit quality in these portfolios will not be impacted should present challenging economic conditions persist. No assurance can be given that losses will not exceed the estimates that are currently included in the reserve for credit losses, which could adversely affect the Company’s financial conditions and results of operations.

(Dollars in Thousands)	2008	% of Category	% of Consrtr./ Lot Portfolio	% of Gross Loans	2007
Commercial Construction:
Pre sold	$27,826	13%	5%	1%	$61,298
Lots	16,404	8%	3%	1%	17,525
Speculative	143,719	68%	28%	7%	125,271
Speculative Lots	22,409	11%	4%	1%	30,815
	$210,358	100%	41%	11%	$234,909
Geographic distribution by region:
Central Oregon	$49,817	24%	10%	3%	$68,411
Northwest Oregon	83,720	40%	16%	4%	81,683
Southern Oregon	33,837	16%	7%	2%	39,235
Total Oregon	167,375	80%	32%	9%	189,329
Idaho	42,984	20%	8%	2%	45,580
Grand total	$210,358	100%	41%	11%	$234,909

(d) Commercial Real Estate (CRE) Portfolio.  This $703.1 million portfolio generally represents loans to finance retail, office and industrial commercial properties. The expected source of repayment of CRE loans is generally the operations of the borrower’s business, rents or the obligor’s personal income. Management believes that commercial real estate collateral may provide an additional measure of security for such loans. CRE loans represent approximately 34% of total loans outstanding as of December 31, 2008. Approximately 51% of CRE loans are made to owner-occupied users of the commercial property, while 49% of CRE loans are to obligors who do not directly occupy the property. Management believes that lending to owner-occupied businesses mitigates, but does not eliminate, commercial real estate risk. The average loan in the CRE portfolio is only about $0.6 million and 88% of balances are represented in loans under $5 million. This granular and well diversified portfolio has maintained low delinquency and only modest deterioration in the present downturn. However no assurance can be given that residential real estate or other economic factors will not adversely impact the CRE portfolio.

Commercial Real Estate:	2008	% of Total CRE	% of Gross Loans	2007
Owner occupied	$358,232	51%	18%	$325,990
Non-owner occupied	344,917	49%	18%	288,873
	$703,149	100%	34%	$614,863

The following table provides the geographic distribution of the Company’s CRE loan portfolio by region as a percent of total company-wide CRE loans at December 31, 2008:

Commercial Real Estate:	Central Oregon	% of Total CRE Loans	Northwest Oregon	% of Total CRE Loans	Southern Oregon	% of Total CRE Loans	Idaho	% of Total CRE Loans	Total
Owner occupied	$148,556	21%	$47,031	7%	$53,670	8%	$108,975	15%	$358,232
Non-owner occupied	127,806	18%	84,624	12%	65,716	9%	66,771	9%	$344,917
Total loans	$276,362	39%	$131,655	18%	$119,386	17%	$175,746	25%	$703,149

Lending and Credit Management

The Company has a comprehensive risk management process to control, underwrite, monitor and manage credit risk in lending. The underwriting of loans relies principally on an analysis of an obligor’s historical and prospective cash flow augmented by collateral assessment, credit bureau information, as well as business plan assessment. Ongoing loan portfolio monitoring is performed by a centralized credit administration function including review and testing of compliance to loan policies and procedures. Internal and external auditors and bank regulatory examiners periodically sample and test certain credit files as well. Risk of nonpayment exists with respect to all loans, which could result in the classification of such loans as non-performing. Certain specific types of risks are associated with different types of loans.

Reserve for Credit Losses

The reserve for credit losses (reserve for loan losses and reserve for unfunded commitments) represents management’s recognition of the assumed and present risks of extending credit and the possible inability or failure of the obligors to make repayment. The reserve is maintained at a level considered adequate to provide for losses on loans and unfunded commitments based on management’s current assessment of a variety of current factors affecting the loan portfolio. Such factors include loss experience, review of problem loans, current economic conditions, and an overall evaluation of the quality, risk characteristics and concentration of loans in the portfolio. The level of reserve for credit losses is also subject to review by the bank regulatory authorities who may require increases to the reserve based on their evaluation of the information available to it at the time of its examination of the Bank. The reserve is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. The reserve is increased by provisions charged to operations and reduced by loans charged-off, net of recoveries. See “Income Statement Overview — Loan Loss Provision” under “Results of Operations — Nine Months ended September 30, 2009 and 2008” and “Results of Operations — Years ended December 31, 2008, 2007 and 2006” above.

The following describes the Company’s methodology for assessing the appropriate level of the reserve for loan losses. For this purpose, loans and related commitments to loan are analyzed and reserves categorized into the allocated reserve, specifically identified reserves for impaired loans, the unallocated reserve, or the reserve for unfunded loan commitments.

The allocated portion of the reserve and the reserve for unfunded loan commitments is calculated by applying loss factors to outstanding loan balances and commitments to loan, segregated by differing risk categories. Loss factors are based on historical loss experience, adjusted for current economic trends, portfolio concentrations and other conditions affecting the portfolio. In certain circumstances with respect to adversely risk rated loans, loss factors may utilize information as to estimated collateral values, secondary sources of repayment, guarantees and other relevant factors. The allocated portion of the consumer loan reserve is estimated based mainly upon a quarterly credit scoring analysis.

Impaired loans are either specifically allocated for in the reserve for loan losses or reflected as a partial charge-off of the loan balance. The Bank considers loans to be impaired when management believes that it is probable that either principal and/or interest amounts due will not be collected according to the contractual terms. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the estimated fair value of the loan’s underlying collateral or related guaranty. Since a significant portion of the Bank’s loans are collateralized by real estate, the Bank primarily measures impairment based on the estimated fair value of the underlying collateral or related guaranty. In certain other cases, impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. Smaller balance homogeneous loans (typically installment loans) are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual installment loans for impairment disclosures. Generally, the Bank evaluates a loan for impairment when a loan is determined to be adversely risk rated.

The unallocated portion of the reserve is based upon management’s evaluation of various factors that are not directly measured in the determination of the allocated and specific reserves. Such factors include uncertainties in economic conditions, uncertainties in identifying triggering events that directly correlate to subsequent loss rates, risk factors that have not yet manifested themselves in loss allocation factors, regulatory examinations, and historical loss experience data that may not precisely correspond to the current portfolio. In addition, the unallocated reserve may be further adjusted based upon the direction of various risk indicators. Examples of such factors include the risk as to current and prospective economic conditions, the level and trend of charge offs or recoveries, levels and trends in delinquencies or non accrual loans, risks in originating loans in new or unfamiliar markets, risk of heightened imprecision of appraisals used in estimating real estate values, or initiating specialty lending to industry sectors that may be new to the Company. Although this allocation process may not accurately predict credit losses by loan type or in aggregate, the total reserve for credit losses is available to absorb losses that may arise from any loan type or category. Due to the subjectivity involved in the determination of the unallocated portion of the reserve for loan losses, the relationship of the unallocated component to the total reserve for loan losses may fluctuate from period to period. As of year end 2008 the Company’s unallocated reserve balance was approximately 15% of its calculated reserve based upon the management’s assessment of elevated risk factors mainly relating to uncertain and adverse economic conditions and the level and trend of delinquencies, nonaccrual loans and charge-offs.

The Bank’s ratio of reserve for credit losses to total loans has been relatively stable for the last several years but increased especially in the fourth quarter of 2008 reflecting higher risk resulting from the real estate downturn especially with respect to deterioration in the land development loan portfolio discussed above. The reserve was 2.46% at December 31, 2008 compared to 1.81% at December 31, 2007, and 1.42% at December 31, 2006. At this date, management believes that the Company’s reserve is at an appropriate level under current circumstances and prevailing economic conditions. The total amount of actual loan losses may vary significantly from the estimated amount. No assurance can be given that in any particular period, the reserve for credit losses will be sufficient, or that loan losses will not be sustained that are sizable in relation to the amount reserved, or that changing economic factors or other environmental conditions could cause increases in the loan loss provision.

Effective in the fourth quarter of 2006, the Company began classifying reserves for unfunded commitments as a liability on the consolidated balance sheet. Such reserves are included as part of the overall reserve for credit losses. Prior to 2006, unfunded commitments were classified in accordance with industry practice of other banks in our peer group. Reserves for unfunded commitments totaled approximately $1,039 and $3,163 at December 31, 2008 and 2007, respectively.

Allocation of Reserve for Credit Losses

The increase in unallocated portion of the reserve as well as the higher reserve allocated to the construction/lot portfolio reflects the elevated level of uncertainty as to the severity of the real estate downturn and its related effects on loan credit quality in general and most specifically as to the land development portfolio. Typical factors leading to changes in reserve allocation include changes in debt service coverage ratios, guarantor and/or collateral valuation as well as economic conditions that may have a specific or generalized impact on the relative risks inherent in various loan portfolios. Although this allocation process may not accurately predict credit losses by loan type or in aggregate, the total reserve for loan losses is available to absorb losses that may arise from any loan type or category.

The following table allocates the reserve for credit losses among major loan types.

(Dollars in Thousands)	Reserve for Loan and Commitment Losses	2008 Allocated Reserve as a % of Loan Category	Loan Category as a % of Total Loans	Reserve for Loan and Commitment Losses	2007 Allocated Reserve as a % of Loan Category	Loan Category as a % of Total Loans
Commercial	$11,614	1.99%	29.79%	$10,388	1.71%	29.70%
Real Estate:
Construction/lot	18,722	3.62%	26.47%	13,433	1.96%	33.64%
Mortgage	1,696	1.76%	4.92%	1,521	1.72%	4.34%
Commercial	7,064	1.00%	35.94%	3,901	0.64%	30.01%
Consumer	1,893	3.37%	2.87%	1,684	3.58%	2.30%
Committed/unfunded	735	—	—	2,414	—	—
Unallocated	6,481	—	—	3,697	—	—
Total reserve for credit losses	$48,205	2.46%	100.00%	$37,038	1.81%	100.00%

	Reserve for Loan and Commitment Losses	2006 Allocated Reserve as a % of Loan Category	Loan Category as a % of Total Loans	Reserve for Loan and Commitment Losses	2005 Allocated Reserve as a % of Loan Category	Loan Category as a % of Total Loans
Commercial	$7,818	1.39%	29.71%	$3,526	1.10%	30.51%
Real Estate:
Construction/lot	6,328	1.08%	31.17%	2,445	1.11%	21.01%
Mortgage	1,112	1.38%	4.28%	567	1.00%	5.39%
Commercial	3,986	0.66%	32.13%	2,821	0.68%	39.81%
Consumer	2,050	4.01%	2.71%	1,281	3.71%	3.28%
Committed/unfunded	3,213	—	—	2,753	—	—
Unallocated	2,291	—	—	1,295	—	—
Total reserve for credit losses	$26,798	1.42%	100.00%	$14,688	1.40%	100.00%

	Reserve for Loan and Commitment Losses	2008 Allocated Reserve as a % of Loan Category	Loan Category as a % of Total Loans
Commercial	$3,740	1.48%	29.33%
Real Estate:
Construction/lot	1,643	0.91%	20.86%
Mortgage	572	1.08%	6.11%
Commercial	2,268	0.67%	39.39%
Consumer	1,518	4.08%	4.31%
Committed/unfunded	2,077	—	—
Unallocated	603	—	—
Total reserve for credit losses	$12,421	1.44%	100.00%

The following table summarizes the Company’s reserve for credit losses and charge-off and recovery activity for each of the last five years:

	Year Ended December 31,
(Dollars in Thousands)	2008	2007	2006	2005	2004
Loans outstanding at end of period	$1,956,184	$2,041,478	$1,887,262	$1,049,705	$859,559
Average loans outstanding during the period	$2,054,199	$1,974,435	$1,590,315	$962,514	$737,421
Reserve for loan losses, balance beginning of period	$33,875	$23,585	$14,688	$12,412	$9,399
Recoveries:
Commercial	800	378	122	241	202
Real Estate:
Construction	581	12	—	—	—
Mortgage	50	288	4	25	9
Commercial	62	—	37	—	—
Consumer	487	612	527	227	217
	1,980	1,290	690	493	428
Loans charged off:
Commercial	(10,411)	(4,634)	(529)	(405)	(363)
Real Estate:
Construction	(71,833)	(2,986)	—	—	(151)
Mortgage	(650)	(941)	(45)	—	—
Commercial	(2,139)	—	(7)	—	(17)
Consumer	(3,249)	(1,839)	(1,391)	(861)	(887)
	(88,282)	(10,400)	(1,972)	(1,266)	(1,420)
Net loans charged-off	(86,302)	(9,110)	(1,282)	(773)	(992)
Provision charged to operations	99,593	19,400	6,000	3,050	3,650
Reserves acquired from CBGP	—	—	—	—	354
Reserve for unfunded commitments reclassified to other liabilities	—	—	(3,213)	—	—
Reserves acquired from F&M	—	—	7,392	—	—
Reserve balance, end of period	$47,166	$33,875	$23,585	$14,688	$12,412
Ratio of net loans charged-off to average loans outstanding	4.20%	.46%	.08%	.08%	.13%
Ratio of reserve for loan losses to loans at end of period	2.41%	1.66%	1.25%	1.40%	1.44%

The following table presents information with respect to non-performing assets (“NPAs”): As of December 31, 2008 residential land development and construction represented about 62% of NPAs; Commercial construction 13%; commercial real estate 14% and Commercial and Industrial loans 9%.

	December 31,
	2008	2007	2006	2005	2004
Loans on nonaccrual status	$120,468	$45,865	$2,679	$40	$483
Loans past due 90 days or more but not on nonaccrual status	5	51	—	—	—
OREO – non-performing	38,952	9,765	326	—	—
Total non-performing assets	$159,425	$55,681	$3,005	$40	$483
Operating commercial real estate OREO	$13,775	$—	$—	$—	$—
OREO – non-performing	38,952	9,765	326	—	—
Total OREO	$52,727	$9,765	$326	$—	$—
Selected ratios:
NPLs to total gross loans	6.16%	2.25%	0.14%	0.00%	0.06%
NPAs to total gross loans and OREO	7.94%	2.71%	0.16%	0.00%	0.06%
NPAs to total assets	7.00%	2.33%	0.13%	0.00%	0.05%

The increase in non-performing assets at year-end 2008 was mainly due to difficulties in residential land development and construction related credits in the Boise, Idaho, as well as the Southern and Central Oregon markets. The increase was a result of the nationwide downturn in real estate which has slowed lot and home sales within the Company’s markets. This has impacted certain developers by lengthening the marketing period of their projects and negatively affecting borrower liquidity and collateral values. For further discussion, see “Real Estate Loan Concentration Risk” above.

The accrual of interest on a loan is discontinued when, in management’s judgment, the future collectibility of principal or interest is in doubt. Loans placed on nonaccrual status may or may not be contractually past due at the time of such determination, and may or may not be secured. When a loan is placed on nonaccrual status, it is the Bank’s policy to reverse, and charge against current income, interest previously accrued but uncollected. Interest subsequently collected on such loans is credited to loan principal if, in the opinion of management, full collectibility of principal is doubtful. Interest income that was reversed and charged against income for 2008 was $2.7 million, $1.2 in 2007 and was insignificant for 2006.

During our normal loan review procedures, a loan is considered to be impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair market value of the collateral if the loan is collateral dependent. Impaired loans are currently measured at lower of cost or fair value. Certain large groups of smaller balance homogeneous loans, collectively measured for impairment, are excluded. Impaired loans are charged to the allowance when management believes, after considering economic and business conditions, collection efforts and collateral position that the borrower’s financial condition is such that collection of principal is not probable. In addition, net overdraft losses are included in the calculation of the allowance for loan losses per the guidance provided by regulatory authorities early in 2005, in “Joint Guidance on Overdraft Protection Programs.”

At December 31, 2008, the Company’s recorded investment in certain loans that were considered to be impaired was $120.5 million and specific valuation allowances were $2.7 million. Impaired loans were $45.9 million with specific valuation allowances of $3.9 at year-end 2007.

Bank-Owned Life Insurance (“BOLI”)

The Company has purchased BOLI to protect itself against the loss of certain key employees and directors due to death and to offset the Bank’s future obligations to its employees under its retirement and benefit plans. See Note 1 (“Basis of presentation and summary of significant accounting policies”) of the Company’s year-end Consolidated Audited Financial Statements as of and for the twelve-month periods ending December 31, 2008, 2007 and 2006. During 2008 and 2007 the Bank did not purchase any new BOLI, however for 2006 the Bank purchased $13.6 million. The cash surrender value of the Bank’s total life insurance policies was $33.6 and $33.3 million at December 31, 2008 and 2007, respectively. The Bank recorded income from the BOLI policies of $.3 million in 2008, $1.6 million in 2007 and $.8 million in 2006.

The Company owns both general account and separate account BOLI. The separate account BOLI was purchased in the fourth quarter of 2006 as an investment expected to provide a long-term source of earnings to support existing employee benefit plans. The fair value of the general account BOLI is based on the insurance contract cash surrender value. The cash surrender value of the separate account BOLI is the quoted market price of the underlying securities, further supported by a stable value wrap, which mitigates, but may not fully insulate investment against changes in the fair market value depending on severity and duration of possible market price disruption.

Liabilities

Deposit Liabilities and Time Deposit Maturities.  At December 31, 2008, total deposits were $1.8 billion, up 7.6% from year-end 2007. Average deposits totaled $1.7 billion for the full year 2008, down 2.1% or $37.1 million on average from the prior year. 2008 average non-interest-bearing demand was down $50.8 million or 11.4% and average interest bearing demand (including money market deposits) was down $44.9 million or 5.1%. The year-over-year decline is predominately a result of the economic downturn’s direct negative effect on retail and business customer cash available to deposit in their bank. Consistent efforts to retain and serve customers have proven successful with the number of total customer relationships has remained consistent. In order to augment aggregate deposits the Company utilized brokered and Certificate of Deposit Registry Program (“CDARs”) deposits. At December 31, 2008, such brokered deposits totaled $147.9 million and CDARs deposits totaled approximately $168.2 million.

Rates paid on all interest bearing deposit categories decreased in 2008 primarily as a result of lower average market interest rates. The increase in the average cost of interest-bearing deposits during 2007 was primarily the result of increases in interest rates offered on deposit products due to higher average market interest rates.

Historically Cascade has had a relatively high proportion of its deposits in non-interest bearing accounts. However, during 2008 non interest bearing balances continued to ease to approximately 20.1% of total deposits as of year-end, compared to 26.1% at year end 2007. This decline was directly related to the downturn in economic activity with consumer and business customers having reduced cash available to deposit.

Average time deposits during 2008 increased $46.7 million to $387.0 million as compared to 2007 averages. The increase in time deposits primarily resulted from the use of national market brokered CD’s that were part of the Company’s wholesale funding strategies in 2008. In addition, the Bank began using the CDARs program in 2006. CDARs deposits are utilized to meet the needs of certain customers whose investment policies may necessitate or require FDIC insurance. See “Liquidity and Sources of Funds” below. Of the increase in average time deposits during 2008, brokered CD’s and CDARs accounted for approximately $55.4 million and $138.4 million, respectively. The Company has not historically marketed high priced time deposits within local markets as they are not believed to be key to its relationship banking strategy.

The following table summarizes the average amount of, and the average rate paid on, each of the deposit categories for the periods shown:

	Years Ended December 31,
(Dollars in Thousands)	2008 Average		2007 Average		2006 Average
Deposit Liabilities	Amount	Rate Paid	Amount	Rate Paid	Amount	Rate Paid
Demand	$407,980	N/A	$469,015	N/A	$509,145	N/A
Interest-bearing demand	844,136	1.84%	889,069	3.46%	696,100	2.82%
Savings	36,761	0.37%	41,327	0.49%	46,756	0.46%
Time	386,990	3.32%	340,324	4.64%	198,415	4.09%
Total Deposits	$1,675,867		$1,739,735		$1,450,416

As of December 31, 2008, the Company’s time deposit liabilities had the following times remaining to maturity:

(Dollars in Thousands) Remaining Time to Maturity	Time Deposits of $100,000 or More(1)		All Other Time Deposits(2)
	Amount	Percent	Amount	Percent
3 months or less	$136,028	39.03%	$100,952	43.50%
Due after 3 months through 6 months	8,761	2.51%	75,480	32.53%
Due after 6 months through 12 months	97,480	27.97%	37,646	16.22%
Due after 12 months	106,248	30.49%	17,974	7.75%
Total	$348,516	100.00%	$232,053	100.00%

(1)	Time deposits of $100,000 or more represents 15.0% of total deposits as of December 31, 2008.
(2)	All other time deposits represent 17.4% of total deposits as of December 31, 2008.

Junior Subordinated Debentures.  The purpose of the Company’s $68.6 million of trust preferred securities was to fund the cash portion of the F&M acquisition, to support general corporate purposes and to augment regulatory capital. Management believes the securities qualify as Tier 1 regulatory capital and are priced at a competitive level. The Company’s obligations under the Junior Subordinated Debentures (the “Debentures”) and related agreements, taken together, constitute a full and irrevocable guarantee by the Company of the obligations of the trusts. The trust preferred securities are subject to mandatory redemption upon the maturity of the Debentures, or upon earlier redemption as provided in the Indenture related to the Debentures. The trust preferred securities may be called by the Company at par at varying times subsequent to September 15, 2011, and may be redeemed earlier upon the occurrence of certain events that impact the income tax or the regulatory capital treatment of the trust preferred securities. See Note 12 (“Junior subordinated debentures”) of the Company’s year-end Consolidated Audited Financial Statements as of and for the twelve-month periods ending December 31, 2008, 2007 and 2006 included with this proxy statement for additional details.

Other Borrowings.  At December 31, 2008 the Bank had a total of $128.5 million in long-term borrowings from FHLB of Seattle with maturities from 2009 to 2025, bearing a weighted-average interest rate of 3.54%. In addition, at December 31, 2008, the Bank had short-term borrowings with the FRB of approximately $120.5. At year-end 2007, the Bank had a total of $117.4 million in long-term borrowings from FHLB of Seattle with maturities from 2008 to 2025. Approximately $77.3 million of this amount bears a fixed or adjustable weighted average rate of 3.94% while the remaining $40.0 million float with LIBOR. In addition, at December 31, 2007, the Bank had short-term borrowings with FHLB of Seattle and FRB of approximately $175.8 million and $34.7 million, respectively. See “Liquidity and Sources of Funds” below for further discussion.

Contractual Obligations.  As of December 31, 2008, the Company has entered into the contractual obligations to make future payments as listed below:

	Payments Due by Period
(Dollars in Thousands)	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
Time deposits of $100,000 and over	$348,516	$242,269	$106,247	$—	$—
Federal Home Loan Bank advances	128,457	24,000	45,076	886	58,495
Junior subordinated debentures	68,558	—	—	—	68,558
Operating leases	17,267	2,070	4,932	1,462	8,803
Total contractual obligations	$562,798	$268,339	$156,255	$2,348	$135,856

Off-Balance Sheet Arrangements.  A schedule of significant off-balance sheet commitments at December 31, 2008 is included in the following table (dollars in thousands):

Commitments to extend credit	$465,500
Commitments under credit card lines of credit	30,522
Standby letters of credit	18,583
Total off-balance sheet commitments	$514,605

See Note 14 (“Commitments, guarantees and contingencies”) of the Company’s year-end Consolidated Audited Financial Statements as of and for the twelve-month periods ending December 31, 2008, 2007 and 2006 for a discussion of the nature, business purpose, and importance of off-balance sheet arrangements.

Stockholder’s Equity

The Company’s total stockholders’ equity at December 31, 2008 was $135.2 million, a decrease of $140.0 million from December 31, 2007. The decrease primarily resulted from the net loss for the year ended December 31, 2008 of $134.6 million plus cash dividends paid to shareholders of $6.2 million during 2008. In addition, at December 31, 2008 the Company had accumulated other comprehensive loss of approximately $.1 million.

Capital Resources

Among the corrective actions required by the Bank under the Order discussed above are for the Bank to develop and adopt a plan to maintain the minimum capital requirements for a “well-capitalized” bank, and to increase and maintain capital to achieve and maintain a Tier 1 leverage ratio of at least 10% at the Bank level beginning 150 days from the issuance of the Order. At September 30, 2009, the Company’s Tier 1 leverage ratio, Tier 1 risk-based capital and total risk-based capital ratios were 4.22%, 5.38% and 8.58%, respectively, meeting the regulatory benchmarks for “adequately capitalized” and the Bank’s Tier 1 leverage ratio, Tier 1 risk-based capital and total risk-based capital ratios were 5.76%, 7.34% and 8.61%, respectively, meeting the regulatory benchmarks for “adequately-capitalized.” These ratios include a reduction of 80 basis points in the Tier 1 leverage ratio and 102 basis points in the Tier 1 risk-based and total risk-based capital ratios related to a disallowance of $18.7 million or approximately 54% of the Company’s deferred income tax assets based upon a regulatory accounting calculation standard that is not directly applicable under GAAP. Regulatory benchmarks for an “adequately capitalized” designation are 4%, 4% and 8% for Tier 1 leverage, Tier 1 risk-based capital and total risked-based capital, respectively; “well capitalized” benchmarks are 5%, 6%, and 10%, for Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital, respectively. However, as mentioned above, pursuant to the Order the Bank is required to maintain a Tier 1 leverage ratio of at least 10% in order to be considered “well-capitalized.”

The Order further imposes certain operating restrictions on the Bank, including a restriction on our ability to accept brokered deposits without the prior approval of the FDIC. In addition, “adequately capitalized” banks are restricted from accessing wholesale brokered deposits. Further, the Order restricts the Bank’s ability to accept additional brokered deposits, including the Bank’s reciprocal CDARs program, for which it previously had a temporary waiver. The Bank’s primary counterparty for borrowing purposes is the FHLB of Seattle, and liquid assets are mainly balances held at FRB. Available borrowing capacity has been reduced as we drew on our available sources. Borrowing capacity from FHLB of Seattle or FRB may fluctuate based upon the acceptability and risk rating of loan collateral, and counterparties could adjust discount rates applied to such collateral at their discretion, and FRB or FHLB of Seattle could restrict or limit our access to secured borrowings. As with many community banks, correspondent banks have withdrawn unsecured lines of credit or now require collateralization for the purchase of fed funds on a short-term basis due to the present adverse economic environment.

As of September 30, 2009, net deferred income tax assets of $34.6 million are included in other assets and management has determined that it is “more likely than not” that all such DTA will be fully realized and therefore no valuation allowance was recorded. The Company can give no assurance that in the future its DTA will not be impaired since such determination is based on projections of future earnings including the possible effect of tax planning strategies, which are subject to uncertainty and estimates that may change given economic conditions and other factors. See Note 8 (“Deferred income taxes”) of the Company’s interim Consolidated Unaudited Financial Statements as of and for the nine-month period ending September 30, 2009.

From time to time the Company makes commitments to acquire banking properties or to make equipment or technology related investments of capital. At September 30, 2009, the Company had no material capital expenditure commitments apart from those incurred in the ordinary course of business.

Liquidity and Sources of Funds

Liquidity is essential to our business. Our primary funding source is customer deposits which may be directly affected by the economy. With the significant downturn in economic conditions our customers in general have experienced reduced funds available to deposit in their bank. Our customer relationship deposit balances fell approximately $136 million over the course of 2008, including a decline in noninterest bearing demand deposits of approximately $71 million. As a result, the Company has increased its use of wholesale funding including brokered deposits and secured borrowings from FHLB of Seattle and FRB. In response to the adverse economic conditions, The Company has been, and will continue to work toward, reducing the amount of nonperforming assets, adjusting the balance sheet by reducing loan totals and other assets as possible, reducing controllable operating costs, and augmenting deposits while striving to maximize secured borrowing facilities to improve liquidity and preserve capital over the course of 2009. However, the Company’s inability to successfully implement its plans or further deterioration in economic conditions and real estate prices could still have a material adverse effect on the Company’s liquidity.

Bancorp is a single bank holding company and its primary ongoing source of liquidity is from dividends received from the Bank. Such dividends arise from the cash flow and earnings of the bank. Banking regulations and authorities may limit the amount or require certain approvals of the dividend that the Bank may pay to Bancorp. In addition, Bancorp receives cash from the exercise of incentive stock options and the issuance of trust preferred securities. If the Company desires to raise funds in the future the Company may consider engaging in further offerings of preferred securities, debentures or other borrowings as well as issuance of capital stock.

The objective of the Bank’s liquidity management is to maintain ample cash flows to meet obligations for depositor withdrawals, fund the borrowing needs of loan customers, and to fund ongoing operations. Core relationship deposits are the primary source of the Bank’s liquidity. As such, the Bank focuses on deposit relationships with local business and consumer clients who maintain multiple accounts and services at the Bank. The Company views such deposits as the foundation of its long-term liquidity because it believes such core deposits are more stable and less sensitive to changing interest rates and other economic factors compared to large time deposits or wholesale purchased funds. The Bank’s customer relationship strategy has resulted in a relatively higher percentage of its deposits being held in checking and money market accounts, and a lesser percentage in time deposits.

At September 30, 2009 the Bank has taken the below described actions to increase its short term liquidity. Liquid assets are mainly balances held at FRB totaling $294.3 million compared to $303.6 million at prior quarter end and a negligible amount at December 31, 2008.

Noninterest bearing demand deposits on average have increased $20.8 million since year-end 2008. Meanwhile, over the past several quarters average customer deposits have declined in tandem with the slowing economy. In response to lower customer relationship balances the Bank has increased its overall use of wholesale funding sources since late 2008 and anticipates that such will be the case until the economy rebounds. Specifically, the Bank has increased its brokered deposits, internet service listing deposits, and senior unsecured debt.

The Bank’s internet listing service deposits at September 30, 2009 was approximately $211.1 million compared to $168.1 million at June 30, 2009 and a de minimus balance at year-end 2008. Such deposits are sourced by posting time deposit rates on an internet site where institutions seeking to deploy funds contact the Bank directly to open a deposit account. At September 30, 2009 wholesale brokered deposits totaled $167.0 million down from $238.4 million at June 30, 2009 and up from $159.2 million at December 31, 2008, excluding CDARs reciprocal deposits. However, “adequately capitalized” banks are restricted from accessing wholesale brokered deposits. Further, the Order restricts the Bank’s ability to accept additional brokered deposits, including the Bank’s reciprocal CDARs program, for which it previously had a temporary waiver.

The Company has reduced its loans to further increase liquidity primarily related to loan-only credits where Cascade is not the borrower’s primary bank. In addition, the Bank is working to reduce nonperforming assets and other non-relationship assets as possible. The Company can provide no assurance as to its successful implementation of plans or that further deterioration in economic conditions and deposit trends will not have a material adverse effect on the Company’s liquidity.

The Company’s available borrowing capacity has been reduced as the Company drew on its available sources. The Bank’s primary counterparty for borrowing purposes is the FHLB of Seattle. At December 31, 2008, the FHLB of Seattle had extended the Bank a secured line of credit of $829.6 million that may be accessed for short or long-term borrowings given sufficient qualifying collateral. As of December 31, 2008, the Bank had qualifying collateral pledged for FHLB of Seattle borrowings totaling $360.2 million. At September 30, 2009, the FHLB of Seattle had extended the Bank a secured line of credit of $787.4 million that may be accessed for short or long-term borrowings given sufficient qualifying collateral. As of September 30, 2009, the Bank had qualifying collateral pledged for FHLB of Seattle borrowings totaling $346.2 million which was fully utilized by approximately $203.7 million in secured borrowings and $138.0 million FHLB of Seattle letter of credit used for collateralization of public deposits held by the Bank.

In addition, at September 30, 2009, the Bank had short-term borrowings from with FRB of approximately $0.3 million and the Bank also had undrawn borrowing capacity at FRB of approximately $102.1 million at September 30, 2009 that is currently supported by specific qualifying collateral. Borrowing capacity from FHLB of Seattle or FRB may fluctuate based upon the acceptability and risk rating of loan collateral, and counterparties could adjust discount rates applied to such collateral at their discretion, and FRB or FHLB of Seattle could restrict or limit our access to secured borrowings. As with many community banks, correspondent banks have withdrawn unsecured lines of credit or now require collateralization for the purchase of fed funds on a short-term basis due to the present adverse economic environment.

In 2008, the U.S. Treasury announced the Temporary Liquidity Guarantee Program (“TLGP”) under which the FDIC would temporarily provide a guarantee of the senior debt of FDIC-insured institutions and their holding companies. On February 12, 2009 the Bank issued $41 million of notes under the TLGP. The issuance included $16 million floating rate and $27 million fixed rate notes maturing February 12, 2012.

Liquidity may be affected by the Bank’s routine commitments to extend credit. Historically a significant portion of such commitments (such as lines of credit) have expired or terminated without funding. In addition, more than one-third of total commitments pertain to various construction projects. Under the terms of such construction commitments, completion of specified project benchmarks must be certified before funds may be drawn. At September 30, 2009, the Bank had approximately $309.3 million in outstanding commitments to extend credit, compared to approximately $514.6 million at year-end 2008. At this time, management believes that the Bank’s available resources will be sufficient to fund its commitments in the normal course of business.

In addition, as discussed above under “Capital Resources,” the Company has engaged in discussions to raise additional capital from a variety of sources in an effort to enhance its capital and liquidity position.

Inflation

The effect of changing prices on financial institutions is typically different than on non-banking companies since virtually all of a bank’s assets and liabilities are monetary in nature. In particular, interest rates are significantly affected by inflation, but neither the timing nor magnitude of the changes are directly related to price level indices; therefore, the Company can best counter inflation over the long term by managing net interest income and controlling net increases in noninterest income and expenses.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The disclosures in this section are qualified by risk factors described in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2009 as well as the Section above entitled “Cautionary Information Concerning Forward-Looking Statements” included in under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement and any other cautionary statements contained herein.

Interest Rate Risk and Asset and Liability Management

The goal of the Company’s asset and liability management policy is to maximize long-term profitability under the range of likely interest rate scenarios. Interest rate risk management requires estimating the probability and impact of changes in interest rates on assets and liabilities. The Board of Directors oversees implementation of strategies to control interest rate risk. Management hires and engages a qualified independent service provider to assist in modeling, monthly reporting and assessing interest rate risk. The Company’s methodology for analyzing interest rate risk includes simulation modeling as well as traditional interest rate gap analysis. While both methods provide an indication of risk for a given change in interest rates, it is management’s opinion that simulation is the more effective tool for asset and liability management. The Bank has historically adjusted its sensitivity to changing interest rates by strategically managing its loan and deposit portfolios with respect to pricing, maturity or contractual characteristics. The Bank may also target the expansion or contraction of specific investment portfolio or borrowing structures to further affect its risk profile. In addition, the Bank is authorized to enter into interest rate swap or other hedging contracts with re-pricing characteristics that tend to moderate interest rate risk. However, there are no material structured hedging instruments in use at this time. Because of the volatility of market rates, event risk and other uncertainties described below, there can be no assurance of the effectiveness of management programs to achieve its interest rate risk objectives.

To assess and estimate the degree of interest rate risk, the Company utilizes a sophisticated simulation model that estimates the possible volatility of Company earnings resulting from changes in interest rates. Management first establishes a wide range of possible interest rate scenarios over a two-year forecast period. Such scenarios routinely include a “stable” or unchanged scenario and an “estimated” or most likely scenario given current and forecast economic conditions. In addition, scenarios titled “rising rates”, “declining rates”, and “alternate rising rates” are established to stress-test the impact of more dramatic rate movements that are perceived as less likely, but may still possibly occur. Next, net interest income and net income are simulated in each scenario. Note that earnings projections include the effect of estimated loan and deposit growth that management deems reasonable; however, such volume projections are not varied by rate scenario. Note also that the downturn in real estate has caused elevated levels of non performing loans which lower reported NIM depending on the absolute volume of such assets. Simulated earnings are compared over a two-year time horizon. The following table defines the market interest rates projected in various interest rate scenarios. Generally, projected market rates are reached gradually over the 2-year simulation horizon.

	Actual Market Rates at December 2008	Estimated Rates at December 2010	Declining Rates at December 2010	Alt. Rising Rates at December 2010	Rising Rates at December 2010
Federal Funds Rate	0.25%	1.50%	.063%	3.25%	6.25%
Prime Rate	3.25%	4.50%	3.063%	6.25%	9.25%
Yield Curve Spread Fed Funds to 10-year Treas.	1.96%	1.95%	1.90%	1.21%	0.45%

The following table presents percentage changes in simulated future earnings under the above-described scenarios as compared to earnings under the “Estimated” rate scenario calculated as of this year end. The effect on earnings assumes no changes in non-interest income or expense between scenarios.

Estimated Rate Scenario Compared to:	First Twelve Month Average % Change in Pro-Forma Net Interest Income	Second Twelve Month Average % Change in Pro-Forma Net Interest Income	24th Month Annualized % Change in Pro-Forma Net Interest Income
Declining Rate Scenario	(2.2%)	(5.9%)	(8.5%)
Alternate Rising Rate Scenario	0.0%	3.3%	7.7%
Rising Rate Scenario	1.2%	12.2%	18.1%

Management’s assessment of interest rate risk and scenario analysis must be considered in the context of market interest rates and overall economic conditions. Beginning in mid 2004, the Federal Reserve engineered a gradual rising in short term market interest rates. Meanwhile, long term rates remained relatively stable resulting in a flattening of yield curve between short and long term rates. However, with the much publicized subprime, real estate and credit market disruptions of 2007, rates declined rapidly in 2008.

In management’s judgment and at this date, the interest rate risk profile of the Bank is reasonably balanced within the most likely range of possible outcomes. The model indicates that should future interest rates actually follow the path indicated in the “estimated” rate scenario, the net interest margin would range between 3.95% and 4.01% all else being equal. However, with the more dramatic changes reflected in the “rising” or “declining” scenarios, the model suggests the margin would likely fall outside of this range should such interest rates actually occur. This is mainly because the Bank has a large portion of non-interest bearing funds (approximately 21% of total deposits) that are assumed to be relatively insensitive to changes in interest rates. Thus in the event of rising rates, yields on earning assets would tend to increase at a faster pace than overall cost of funds, leading to an improving margin. Conversely, should rates fall to the low levels assumed in the declining scenario, yields on loans and securities would compress against an already low cost of funds. Also in this declining rate scenario, the model assumes an annualized 35% prepayment rate on loans currently outstanding that would refinance to lower rates, contributing to margin compression. Thus in the declining rate scenario where the federal fund rates fall to just 0.06%, the model indicates that the net interest margin could be nominally impacted during the first 12 months of the forecast horizon, and only 3.3% below during the second twelve months. Management has concluded that the degree of margin and earnings volatility under the above scenarios is acceptable because of the cost of mitigating such risk and because the model suggests that the Bank would still generate satisfactory returns under such circumstances.

Please carefully review and consider the following information regarding the risk of placing undue reliance on simulation models, interest rate projections and scenario results. In all scenarios discussed above, results are modeled using management’s estimates as to growth in loans, deposits and other balance sheet items, as well as the expected mix and pricing thereof. These volume estimates are static in the various scenarios. Such estimates may be inaccurate as to future periods. Model results are only indicative of interest rate risk exposure under various scenarios. The results do not encompass all possible paths of future market rates, in terms of absolute change or rate of change, or changes in the shape of the yield curve. Nor does the simulation anticipate changes in credit conditions that could affect results. Likewise, scenarios do not include possible changes in volumes, pricing or portfolio management tactics that may enable management to moderate the effect of such interest rate changes.

Simulations are dependent on assumptions and estimations that management believes are reasonable, although the actual results may vary substantially, and there can be no assurance that simulation results are reliable indicators of future earnings under such conditions. This is, in part, because of the nature and uncertainties inherent in simulating future events including: (1) no presumption of changes in asset and liability strategies in response to changing circumstances; (2) model assumptions may differ from actual outcomes; (3) uncertainties as to customer behavior in response to changing circumstances; (4) unexpected absolute and relative loan and deposit volume changes; (5) unexpected absolute and relative loan and deposit pricing levels; (6) unexpected behavior by competitors; and (7) other unanticipated credit conditions or other events impacting volatility in market conditions and interest rates.

Interest Rate Gap Table

In the opinion of management, the use of interest rate gap analysis is less valuable than the simulation method discussed above as a means to measure and manage interest rate risk. This is because it is a static measure of rate sensitivity and does not capture the possible magnitude or pace of rate changes. At year-end 2008, the Company’s one-year cumulative interest rate gap analysis indicates that rate sensitive liabilities maturing or available for repricing within one-year exceeded rate sensitive assets by approximately $381.6 million.

The Company considers its rate-sensitive assets to be those that either contains a provision to adjust the interest rate periodically or matures within one year. These assets include certain loans and leases and investment securities and interest bearing balances with FHLB of Seattle. Rate-sensitive liabilities are those liabilities that are considered sensitive to periodic interest rate changes within one year, including maturing time certificates, savings deposits, interest-bearing demand deposits and junior subordinated debentures.

Set forth below is a table showing the interest rate sensitivity gap of the Company’s assets and liabilities over various re-pricing periods and maturities, as of December 31, 2008:

(Dollars in Thousands)	Within 90 Days	After 90 Days Within One Year	After One Year Within Five Years	After Five Years	Total
Interest Earning Assets:
Investments & fed funds sold	$2,230	$2,914	$11,061	$95,716	$111,921
Interest bearing balances with FHLB	162	—	—	—	162
Loans	940,526	234,045	670,989	110,624	1,956,184
Total interest earning assets	$942,918	$236,959	$682,050	$206,340	$2,068,267
Interest Bearing Liabilities:
Interest-bearing demand deposits	$702,099	$114,594	$—	$—	$816,693
Savings deposits	16,602	16,601	—	—	33,203
Time deposits	236,904	219,367	124,298	—	580,569
Total interest bearing deposits	955,605	350,562	124,298	—	1,430,465
Junior subordinated debentures	54,898	—	—	13,660	68,558
Other borrowings	189,762	777	29,121	29,315	248,975
Customer repurchase agreements	9,871	—	—	—	9,871
Total interest bearing liabilities	$1,210,136	$351,339	$153,419	$42,975	$1,757,869
Interest rate sensitivity gap	$(267,218)	$(114,380)	$528,631	$163,365	$310,399
Cumulative interest rate sensitivity gap	$(267,218)	$(381,598)	$147,034	$310,399	$310,399
Interest rate gap as a percentage of total interest earning assets	-12.92%	-5.53%	25.56%	7.90%	15.01%
Cumulative interest rate gap as a percentage of total earning assets	-12.92%	-18.45%	7.11%	15.01%	15.01%

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The following reports, audited consolidated financial statements and the notes thereto are set forth in this Proxy Statement on the pages indicated:

CASCADE BANCORP & SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2009 and December 31, 2008
(Dollars in Thousands)
(Unaudited)

	September 30, 2009	December 31, 2008
ASSETS
Cash and cash equivalents:
Cash and due from banks	$33,979	$46,554
Interest bearing deposits	304,020	162
Federal funds sold	2,508	2,230
Total cash and cash equivalents	340,507	48,946
Investment securities available-for-sale	100,324	107,480
Investment securities held-to-maturity	2,009	2,211
Federal Home Loan Bank stock	10,472	10,472
Loans, net	1,622,617	1,909,018
Premises and equipment, net	38,025	39,763
Core deposit intangibles	6,757	7,921
Bank-owned life insurance	33,632	33,568
Other real estate owned	37,654	52,727
Accrued interest and other assets	80,050	66,201
Total assets	$2,272,047	$2,278,307
LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand	$428,882	$364,146
Interest bearing demand	704,837	816,693
Savings	32,302	33,203
Time	676,944	580,569
Total deposits	1,842,965	1,794,611
Junior subordinated debentures	68,558	68,558
Other borrowings	203,955	248,975
TLGP senior unsecured debt	41,000	—
Customer repurchase agreements	—	9,871
Accrued interest and other liabilities	22,482	21,053
Total liabilities	2,178,960	2,143,068
Stockholders' equity:
Preferred stock, no par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, no par value; 45,000,000 shares authorized; 28,029,418 issued and outstanding (28,088,110 in 2008)	159,312	158,489
Accumulated deficit	(67,752)	(23,124)
Accumulated other comprehensive income (loss)	1,527	(126)
Total stockholders' equity	93,087	135,239
Total liabilities and stockholders' equity	$2,272,047	$2,278,307

See accompanying notes.

CASCADE BANCORP & SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Nine Months and Three Months Ended September 30, 2009 and 2008
(Dollars in Thousands, Except per Share Amounts)
(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2009	2008	2009	2008
Interest income:
Interest and fees on loans	$77,984	$103,015	$24,608	$32,938
Taxable interest on investments	3,712	3,212	1,229	1,082
Nontaxable interest on investments	104	154	34	40
Interest on federal funds sold	12	17	1	6
Interest on interest bearing balances	277	3	219	0
Dividends on Federal Home Loan Bank stock	—	111	—	45
Total interest income	82,089	106,512	26,091	34,111
Interest expense:
Deposits:
Interest bearing demand	5,585	13,050	1,891	3,396
Savings	56	110	18	36
Time	13,805	8,628	4,647	3,045
FFP & Other borrowings	6,794	11,453	2,261	3,669
Total interest expense	26,240	33,241	8,817	10,146
Net interest income	55,849	73,271	17,274	23,965
Loan loss provision	85,000	38,254	22,000	15,390
Net interest income (loss) after loan loss provision	(29,151)	35,017	(4,726)	8,575
Noninterest income:
Service charges on deposit accounts	6,541	7,490	2,227	2,552
Mortgage loan origination and processing fees	1,760	1,138	349	279
Gains on sales of mortgage loans, net	899	483	133	53
Gains on sales of investment securities available-for-sale	648	436	276	436
Card issuer and merchant services fees, net	2,455	2,879	822	982
Earnings on bank-owned life insurance	64	763	19	211
Gain on sale of business merchant services	3,247	—	0	—
Other income	2,476	2,816	4,251	955
Total noninterest income	18,090	16,005	8,077	5,468
Noninterest expense:
Salaries and employee benefits	25,008	27,211	8,190	8,959
Occupancy & equipment	5,271	5,233	1,662	1,695
Communications	1,494	1,592	473	545
FDIC insurance	5,423	1,263	1,766	482
OREO	16,562	2,417	9,836	432
Other expenses	11,176	10,196	3,812	1,634
Total noninterest expense	64,934	47,912	25,739	13,747
Income (loss) before income taxes	(75,995)	3,110	(22,388)	296
Credit (provision) for income taxes	31,367	(116)	9,744	51
Net income (loss)	$(44,628)	$2,994	$(12,644)	$347
Basic earnings (loss) per common share	$(1.59)	$0.11	$(0.45)	$0.01
Diluted earnings (loss) per common share	$(1.59)	$0.11	$(0.45)	$0.01

See accompanying notes.

CASCADE BANCORP & SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Nine Months Ended September 30, 2009 and 2008
(Dollars in Thousands)
(Unaudited)

	Comprehensive Income (Loss)	Common Stock	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balance at December 31, 2007		$157,153	$117,600	$533	$275,286
Comprehensive income:
Net income	$2,994	—	2,994	—	2,994
Other comprehensive loss:
Unrealized losses on securities available-for-sale, net of tax	(503)	—	—	(503)	(503)
Comprehensive income	$2,491
Cash dividends paid		—	(5,877)	—	(5,877)
Stock options exercised		63			63
Stock-based compensation expense		1,176	—	—	1,176
Cancellation of shares for tax withholding		(234)	—	—	(234)
Balance at September 30, 2008		$158,158	$114,717	$30	$272,905
Balance at December 31, 2008		$158,489	$(23,124)	$(126)	$135,239
Comprehensive loss:
Net loss	$(44,628)	—	(44,628)	—	(44,628)
Other comprehensive income:
Unrealized gains on securities available-for-sale, net of tax	1,653	—	—	1,653	1,653
Comprehensive loss	$(42,975)
Stock-based compensation expense		853	—	—	853
Cancellation of shares for tax withholding		(30)	—	—	(30)
Balance at September 30, 2009		$159,312	$(67,752)	$1,527	$93,087

See accompanying notes.

CASCADE BANCORP & SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended September 30, 2009 and 2008
(Dollars in Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2009	2008
Net cash provided by operating activities	$52,165	$10,426
Investing activities:
Proceeds from sales of investment securities available-for-sale	10,323	10,895
Proceeds from sales of equity securities available-for-sale	—	310
Proceeds from maturities, calls and prepayments of investment securities available-for-sale	18,750	19,092
Proceeds from maturities and calls of investment securities held-to-maturity	200	965
Purchases of investment securities available-for-sale	(19,336)	(29,502)
Purchases of Federal Home Loan Bank stock	—	(6,375)
Net (increase) decrease in loans	185,358	(30,012)
Purchases of premises and equipment	(635)	(2,554)
Proceeds from sales of premises and equipment	326	2,629
Proceeds from sales of OREO	9,947	—
Net cash provided (used) in investing activities	204,933	(34,552)
Financing activities:
Net increase in deposits	48,354	90,746
Cash dividends paid	—	(5,877)
Stock options exercised	—	63
Increase in TLGP senior unsecured debt	41,000	—
Net increase in federal funds purchased	—	(14,802)
Net decrease in other borrowings and customer repurchase agreements	(54,891)	(55,527)
Net cash provided by financing activities	34,463	14,603
Net increase (decrease) in cash and cash equivalents	291,561	(9,523)
Cash and cash equivalents at beginning of period	48,946	63,141
Cash and cash equivalents at end of period	$340,507	$53,618
Supplemental Disclosures of Cash Flow Information:
Interest paid	$25,041	$33,322
Income tax refund received	$19,841	$—
Loans transferred to other real estate	$16,942	$28,405

See accompanying notes.

CASCADE BANCORP & SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

1. Basis of Presentation

The accompanying interim condensed consolidated financial statements include the accounts of Cascade Bancorp (“Bancorp”), a one bank holding company, and its wholly-owned subsidiary, Bank of the Cascades (the “Bank”) (collectively, “the Company” or “Cascade”). All significant inter-company accounts and transactions have been eliminated in consolidation.

The interim condensed consolidated financial statements have been prepared by the Company without audit and in conformity with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Accordingly, certain financial information and footnotes have been omitted or condensed. In the opinion of management, the condensed consolidated financial statements include all necessary adjustments (which are of a normal and recurring nature) for the fair presentation of the results of the interim periods presented. In preparing the condensed consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and income and expenses for the periods. Actual results could differ from those estimates.

The condensed consolidated financial statements as of and for the year ended December 31, 2008 were derived from audited financial statements, but do not include all disclosures contained in the Company’s 2008 Annual Report to Shareholders. The interim condensed consolidated financial statements should be read in conjunction with the December 31, 2008 consolidated financial statements, including the notes thereto, included in the Company’s 2008 Annual Report to Shareholders.

The Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) became effective on July 1, 2009. At that date, the ASC became the FASB’s officially recognized source of authoritative GAAP applicable to all public and non-public non-governmental entities, superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”) and related literature. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other accounting literature is considered non-authoritative. The switch to the ASC affects the way companies refer to GAAP in financial statements and accounting policies. Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure.

The Company has evaluated subsequent events for potential recognition and for disclosure through October 27, 2009.

Certain amounts for 2008 have been reclassified to conform with the 2009 presentation.

CASCADE BANCORP & SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

2. Investment Securities

Investment securities at September 30, 2009 and December 31, 2008 consisted of the following (dollars in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
9/30/2009
Available-for-sale
U.S. Agency and non-agency mortgage-backed securities(1)	$88,866	$2,052	$210	$90,708
U.S. Agency asset-backed securities	7,209	377	—	7,586
Obligations of state and political subdivisions	1,479	98	—	1,577
Mutual fund	435	18	—	453
	$97,989	$2,545	$210	$100,324
Held-to-maturity
Obligations of state and political subdivisions	$2,009	$119	$—	$2,128
12/31/2008
Available-for-sale
U.S. Agency mortgage-backed securities	$94,292	$607	$1,365	$93,534
U.S. Government and agency securities	8,273	453	—	8,726
U.S. Agency asset-backed securities	3,193	67	—	3,260
Obligations of state and political subdivisions	1,503	32	5	1,530
Mutual fund	423	7	—	430
	$107,684	$1,166	$1,370	$107,480
Held-to-maturity
Obligations of state and political subdivisions	$2,211	$36	$—	$2,247

(1)	Non Agency MBS Includes $21.8 million amortized cost and $22.2 million estimated fair value; mainly FHA/VA underlying collateral

The following table presents only those securities with gross unrealized losses per 3rd party valuation reports. Such securities are aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at September 30, 2009:

	Less than 12 Months		12 Months or More		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Agency and non-agency mortgage-backed securities (MBS)	$7,219	$207	$163	$3	$7,382	$210

The unrealized losses on agency guaranteed and non agency MBS investments are primarily due to widening of interest rate spreads as compared to yields/spread relationships prevailing at the time specific investment securities were purchased. Management expects the fair value of these investment securities to recover as market volatility lessens, and/or as securities approach their maturity dates. Because the portfolio is mainly conventional agency MBS or collateral which carry US government guarantees as to principal and

CASCADE BANCORP & SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

2. Investment Securities  – (continued)

interest, management does not believe securities are materially impaired due to issues of credit quality nor that the above gross unrealized losses on investment securities are other-than-temporary. Accordingly no impairment adjustments have been recorded.

3. FHLB Stock

The Company views its investment in the Federal Home Loan Bank (“FHLB”) of Seattle stock as a long-term investment. Accordingly, when evaluating for impairment, the value is determined based on the ultimate recovery of the par value rather than recognizing temporary declines in value. The determination of whether a decline affects the ultimate recovery is influenced by criteria such as: 1) the significance of the decline in net assets of the FHLB of Seattle as compared to the capital stock amount and length of time a decline has persisted; 2) the impact of legislative and regulatory changes on the FHLB of Seattle and 3) the liquidity position of the FHLB of Seattle. The capital classification of FHLB of Seattle as June 30, 2009 was undercapitalized, and therefore FHLB of Seattle did not pay a dividend for the second quarter of 2009 and will not repurchase capital stock or pay a dividend while it is classified as undercapitalized. The FHLB of Seattle noted its primary concern with meeting the risk-based capital requirements relates to the potential impact of OTTI charges that they may be required to record on their private label mortgage-backed securities. While the FHLB of Seattle was undercapitalized as of June 30, 2009, the Company does not believe that its investment in the FHLB of Seattle is impaired. However, this estimate could change if: 1) significant other-than-temporary losses are incurred on the FHLB of Seattle’s mortgage-backed securities causing a significant decline in its regulatory capital status; 2) the economic losses resulting from credit deterioration on the FHLB of Seattle’s mortgage-backed securities increases significantly or 3) capital preservation strategies being utilized by the FHLB of Seattle become ineffective. As of October 27, 2009, the FHLB of Seattle has not reported its results for the quarter ended September 30, 2009.

4. Loans and Reserve for Credit Losses

The composition of the loan portfolio at September 30, 2009 and December 31, 2008 was as follows (dollars in thousands):

Loan Portfolio	September 30, 2009	% of Gross Loans	December 31, 2008	% of Gross Loans	% Change Sep/Dec
Commercial	$455,071	27%	$582,831	30%	-21.9%
Real Estate:
Construction/lot/land development	394,207	24%	517,721	26%	-23.9%
Mortgage	92,480	6%	96,248	5%	-3.9%
Commercial	679,374	40%	703,149	36%	-3.4%
Consumer	54,608	3%	56,235	3%	-2.9%
Total loans	1,675,740	100%	1,956,184	100%	-14.3%
Less reserve for loan losses	53,123		47,166		12.6%
Total loans, net	$1,622,617		$1,909,018		-15.0%

Total loans have been strategically reduced as compared to year end 2008 and prior quarter end as a result of select loan sales or participations, non renewal of mainly transaction only loans where deposit relationship with customer was de minimus, as well as net charge-offs (particularly in the residential land development portfolio).

CASCADE BANCORP & SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

4. Loans and Reserve for Credit Losses  – (continued)

Mortgage real estate loans include mortgage loans held for sale of approximately $0.5 million at September 30, 2009 and approximately $1.4 million at December 31, 2008. In addition, the above loans are net of deferred loan fees of approximately $3.6 million at September 30, 2009 and $4.7 million at December 31, 2008.

Transactions in the reserve for loan losses and unfunded commitments for the nine months ended September 30, 2009 and 2008 were as follows (dollars in thousands):

	Nine Months Ended September 30,
	2009	2008
Reserve for loan losses
Balance at beginning of period	$47,166	$33,875
Loan loss provision	85,000	38,254
Recoveries	1,946	1,122
Loans charged off	(80,989)	(23,400)
Balance at end of period	$53,123	$49,851
Reserve for unfunded commitments
Balance at beginning of period	$1,039	$3,163
Credit for unfunded commitments	(335)	(2,124)
Balance at end of period	$704	$1,039
Reserve for credit losses
Reserve for loan losses	$53,123	$49,851
Reserve for unfunded commitments	704	1,039
Total reserve for credit losses	$53,827	$50,890

At September 30, 2009, the Bank had approximately $309.3 million in outstanding commitments to extend credit, compared to approximately $514.6 million at year-end 2008. The reduction is a function of completion of prior period construction draws as well as management of commitments to a lower level. Reserve for unfunded commitments are classified as other liabilities in the accompanying condensed consolidated balance sheets.

5. Non-Performing Assets

Risk of nonpayment exists with respect to all loans, which could result in the classification of such loans as non-performing. The increase in non-performing assets (“NPAs”) is primarily due to the economic recession and real estate downturn which has impacted the Company’s loan portfolio. NPA balances were down modestly from the immediately preceding quarter, but up significantly compared to year-end 2008 primarily due to the continued effect of the adverse economy and real estate downturn on residential land development and construction loan portfolios. During 2009 the Company continued to experience increases in NPAs, however the volume of NPAs has stabilized in the last two quarters compared to the rapid growth of the past year. While this is a positive development no assurance can be given that NPAs will not increase in the future.

Company has a significant concentration in real estate lending, including loans to real estate developers secured by real estate located in Oregon and Idaho. Declining real estate values and a severe constriction in the availability of mortgage financing has negatively impacted real estate sales, which has resulted in customers’ inability to repay loans. In addition, the value of collateral underlying such loans has decreased

CASCADE BANCORP & SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

5. Non-Performing Assets  – (continued)

materially. During 2009, the Company has continued to experience significant levels of non-performing assets relating to real estate lending, primarily in our residential real estate portfolio.

The following table presents information with respect to non-performing assets at September 30, 2009, June 30, 2009, March 31, 2009 and December 31, 2008 (dollars in thousands):

	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008
Loans on non-accrual status	$159,299	$164,887	$176,979	$120,468
Loans past due 90 days or more but not on non-accrual status	329	—	392	5
OREO – non-performing	37,654	39,226	39,956	38,952
Total NPA's	$197,282	$204,113	$217,327	$159,425
Operating commercial real estate OREO	$—	$12,825	$13,775	$13,775
OREO – non-performing	37,654	39,226	39,956	38,952
Total OREO	$37,654	$52,051	$53,731	$52,727
Selected ratios:
NPLs to total gross loans	9.53%	9.15%	9.17%	6.16%
NPAs to total gross loans and OREO	11.51%	11.00%	10.93%	7.94%
NPAs to total assets	8.68%	8.50%	9.39%	7.00%

The composition of non-performing assets as of September 30, 2009, June 30, 2009, March 31, 2009 and December 31, 2008 was as follows (dollars in thousands):

	September 30, 2009	% of Total	June 30, 2009	% of Total	March 31, 2009	% of Total	December 31, 2008	% of Total
Commercial	$22,732	12%	$23,518	12%	$29,497	14%	$16,877	11%
Real Estate:
Development/Construction/lot	142,938	72%	161,143	79%	170,570	78%	128,053	80%
Mortgage	710	0%	1,697	1%	1,884	1%	2,252	1%
Commercial	30,757	16%	17,654	8%	15,095	7%	12,024	8%
Consumer	145	0%	101	0%	281	0%	219	0%
Total non-performing assets	$197,282	100%	$204,113	100%	$217,327	100%	$159,425	100%

The following table presents non-performing assets as of September 30, 2009, June 30, 2009, March 31, 2009 and December 31, 2008 by region (dollars in thousands):

Region	September 30, 2009	% of Total NPA's	June 30, 2009	% of Total NPA's	March 31, 2009	% of Total NPA's	December 31, 2008	% of Total NPA's
Central Oregon	$64,813	33%	$68,229	33%	$59,689	27%	$48,421	30%
Northwest Oregon	24,532	12%	19,667	10%	25,051	12%	4,093	3%
Southern Oregon	22,420	11%	21,294	10%	22,753	10%	20,680	13%
Total Oregon	111,765	57%	109,190	53%	107,493	49%	73,194	46%
Idaho	85,517	43%	94,923	47%	109,834	51%	86,231	54%
Grand total	$197,282	100%	$204,113	100%	$217,327	100%	$159,425	100%

A loan is considered to be impaired (non-performing) when it is determined probable that the principal and/or interest amounts due will not be collected according to the contractual terms of the loan agreement.

CASCADE BANCORP & SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

5. Non-Performing Assets  – (continued)

Impaired loans are generally carried at the lower of cost or fair value, which may be determined based upon recent independent appraisals which are further reduced for estimated selling costs or as a practical expedient basis by estimating the present value of expected future cash flows, discounted at the loan’s effective interest rate. Certain large groups of smaller balance homogeneous loans, collectively measured for impairment, are excluded. Impaired loans are charged to the reserve when management believes after considering economic and business conditions, collection efforts and collateral position that the borrower’s financial condition is such that collection of principal is not probable. See “Note 13 — Fair Value Measurements” below for additional information related to fair value measurement.

At September 30, 2009, impaired loans carried at fair value totaled approximately $159.6 million and related specific valuation allowances were approximately $0.2 million. At December 31, 2008, impaired loans were approximately $120.5 million and related specific valuation allowances were approximately $2.7 million. Interest income recognized for cash payments received on impaired loans for the periods presented was insignificant. The average recorded investment in impaired loans was approximately $159.3 million and $84.6 million for the nine months ended September 30, 2009 and 2008, respectively.

The accrual of interest on a loan is discontinued when, in management’s judgment, the future collectability of principal or interest is in doubt. Loans placed on non-accrual status may or may not be contractually past due at the time of such determination, and may or may not be secured. When a loan is placed on non-accrual status, it is the Bank’s policy to reverse, and charge against current income, interest previously accrued but uncollected. Interest subsequently collected on such loans is credited to loan principal if, in the opinion of management, full collectability of principal is doubtful. Interest income that was reversed and charged against income for the nine months ended September 30, 2009 and 2008, was approximately $1.6 million and $1.5 million, respectively.

6. Other Real Estate Owned, Net

The following table presents activity related to OREO for the periods shown (dollars in thousands):

	Nine Months Ended September 30,
	2009	2008
Balance at beginning of period	$52,727	$9,765
Additions to OREO	16,942	34,220
Dispositions of OREO	(10,499)	(6,431)
Valuation adjustments in the period	(21,516)	(358)
Balance at end of period	$37,654	$37,196

7. Mortgage Servicing Rights

At September 30, 2009 and December 31, 2008, the Bank retained servicing rights to mortgage loans with principal balances of approximately $548.1 million and $512.2 million, respectively. Generally, loans which are sold with the servicing rights retained are sold to Fannie Mae, a U.S. government sponsored enterprise. The Company also sells mortgage originations servicing-released in the normal course of business to other mortgage companies. Sold loans are not included in loan balances in the accompanying condensed consolidated balance sheets. The sales of these mortgage loans are subject to specific underwriting documentation standards and requirements, which may result in repurchase risk.

Mortgage servicing rights (“MSRs”) included in other assets in the accompanying condensed consolidated balance sheets are accounted for at the lower of origination value less accumulated amortization, or current fair value. The carrying value of MSRs was approximately $4.1 million at September 30, 2009 and

CASCADE BANCORP & SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

7. Mortgage Servicing Rights  – (continued)

$3.6 million at December 31, 2008. The fair value of MSRs was approximately $5.3 million at September 30, 2009 and $4.6 million at December 31, 2008. The downturn in real estate markets has had an adverse impact on the market for purchase and sale of MSR’s, consequently no assurance can be given that the MSRs could be sold at fair value in an illiquid market. Activity in MSRs for the nine months ended September 30, 2009 and 2008 was as follows (dollars in thousands): (See MD&A — Non-Interest income).

	Nine Months Ended September 30,
	2009	2008
Balance at beginning of period	$3,605	$3,756
Additions	1,687	805
Amortization	(1,204)	(882)
Balance at end of period	$4,088	$3,679

8. Deferred Income Taxes

As of September 30, 2009 and December 31, 2008, the Company had recorded net deferred income tax assets (“DTA”) (which are included in other assets in the accompanying condensed consolidated balance sheets) of approximately $34.6 million and $22.2 million, respectively. The realization of deferred income tax assets is assessed and a valuation allowance is recorded if it is “more likely than not” that all or a portion of the deferred tax asset will not be realized. “More likely than not” is defined as greater than a 50% chance. All available evidence, both positive and negative is considered to determine whether, based on the weight of that evidence, a valuation allowance is needed. Management’s assessment is primarily dependent on historical taxable income and projections of future taxable income, which are directly related to the Company’s core earnings capacity and its prospects to generate core earnings in the future. Projections of core earnings and taxable income are inherently subject to uncertainty and estimates that may change given uncertain economic outlook, banking industry conditions and other factors. Management is considering certain transactions that would increase the likelihood that a DTA will be realized. Specifically, it is contemplating the effect of a possible exchange of existing trust preferred securities (“TPS”) (see Note 9 below) for equity and/or cash whereby the TPS would be extinguished resulting in a taxable gain and thereby increasing the likelihood that the Company’s DTA would be fully realized. Any possible exchange of TPS would be subject to approval by the Federal Reserve Bank of San Francisco (the “Reserve Bank”) pursuant to the written agreement discussed in Note 15 below. Management may also consider other transactions including the sale of marketable securities, the sale leaseback of Bank branches and liquidation of Bank owned life insurance. Execution of certain transactions may be considered viable but changing market conditions, tax laws, and other factors could affect the success thereof. Based upon management’s analysis of available evidence, it has determined that it is “more likely than not” that the Company’s deferred income tax assets as of September 30, 2009 will be fully realized and therefore no valuation allowance was recorded. However, the Company can give no assurance that in the future its DTA will not be impaired since such determination is based on projections of future earnings and the possible effect of the transactions discussed above, which are subject to uncertainty and estimates that may change given economic conditions and other factors. Due to the uncertainty of estimates and projections, it is reasonably possible that the Company will be required to record adjustments to the valuation allowance in future reporting periods.

Due to the net operating loss incurred in the nine months ended September 30, 2009 and for the year ended December 31, 2008, the Company has recorded income taxes receivable of approximately $19.7 million and $21.2 million, respectively, which are included in other assets on the accompanying condensed consolidated balance sheets.

CASCADE BANCORP & SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

9. Junior Subordinated Debentures

At September 30, 2009, the Company had four subsidiary grantor trusts for the purpose of issuing TPS and common securities. The common securities were purchased by the Company, and the Company’s investment in the common securities of $2.1 million is included in accrued interest and other assets in the accompanying condensed consolidated balance sheets. The weighted average interest rate of all TPS was 2.83% at September 30, 2009 and 4.19% at December 31, 2008. The interest on TPS may be deferred at the sole determination of the issuer. Under such circumstances the Company would continue to accrue interest but not make payments on the TPS. On April 27, 2009 the Company’s Board of Directors (the “Board”) elected to defer payment of interest on TPS until such time as resumption is deemed appropriate. (See Note 8 regarding the possible exchange of TPS for cash and/or equity).

In accordance with industry practice, the Company’s liability for the common securities has been included with the Debentures in the accompanying condensed consolidated balance sheets. Management believes that at September 30, 2009, the TPS meet applicable regulatory guidelines to qualify as Tier I capital in the amount of $30.5 million and Tier 2 capital in the amount of $36.0 million. At December 31, 2008, the TPS met applicable regulatory guidelines to qualify as Tier I capital and Tier 2 capital in the amounts of $43.5 million and $23.0 million, respectively.

10. Other Borrowings

At September 30, 2009 the Bank had a total of $203.7 million in long-term borrowings from FHLB of Seattle with maturities ranging from 2010 to 2025, bearing a weighted-average rate of 2.60% and $138.0 million FHLB of Seattle letter of credit used for collateralization of public deposits held by the Bank. In addition, at September 30, 2009, the Bank had short-term borrowings with FRB of approximately $0.3 million. Also, the Bank had $41.0 million of senior unsecured debt issued in connection with the FDIC’s Temporary Liquidity Guarantee Program (“TLGP”) maturing February 12, 2012 bearing a weighted average rate of 2.06%, exclusive of net issuance costs and 1% per annum FDIC insurance assessment applicable to TLGP debt which are being amortized straight line over the term of the debt. At year-end 2008, the Bank had a total of $128.5 million in long-term borrowings from FHLB of Seattle with maturities from 2009 to 2025. In addition, at December 31, 2008, the Bank had short-term borrowings with FRB of approximately $120.5 million. (See MD&A “Liquidity and Sources of Funds” for further discussion).

11. Basic and Diluted Earnings (Loss) per Common Share

The Company’s basic earnings (loss) per common share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. The Company’s diluted earnings (loss) per common share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding plus dilutive common shares related to stock options and nonvested restricted stock. For the nine months and three months ended September 30, 2009, the Company’s diluted loss per common share is the same as the basic loss per common share due to the anti-dilutive effect of common stock equivalents.

CASCADE BANCORP & SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

11. Basic and Diluted Earnings (Loss) per Common Share  – (continued)

The numerators and denominators used in computing basic and diluted earnings (loss) per common share for the nine months and three months ended September 30, 2009 and 2008 can be reconciled as follows (dollars in thousands, except per share data):

	Nine Months Ended September 30,		Three Months Ended September 30,
	2009	2008	2009	2008
Net income (loss)	$(44,628)	$2,994	$(12,644)	$347
Weighted-average shares outstanding – basic	27,991,675	27,929,878	28,029,087	27,949,491
Basic net income (loss) per common share	$(1.59)	$0.11	$(0.45)	$0.01
Incremental shares arising from stock-based compensation	N/A	140,951	N/A	131,633
Weighted-average shares outstanding – diluted	27,991,675	28,070,829	28,029,087	28,081,124
Diluted net income (loss) per common share	$(1.59)	$0.11	$(0.45)	$0.01
Common stock equivalent shares excluded due to antidilutive effect	120,347	—	132,934	—

12. Stock-Based Compensation

The Company has historically maintained certain stock-based compensation plans, approved by the Company’s shareholders, that are administered by the Board or the Compensation Committee of the Board (the Compensation Committee). In addition, on April 28, 2008, the shareholders of the Company approved the 2008 Cascade Bancorp Performance Incentive Plan (the “2008 Plan”). The 2008 Plan authorized the Board to issue up to an additional one million shares of common stock related to the grant or settlement of stock-based compensation awards, expanded the types of stock-based compensation awards that may be granted, and expanded the parties eligible to receive such awards. Under the Company’s stock-based compensation plans, the Board (or the Compensation Committee) may grant stock options (including incentive stock options (“ISOs”) as defined in Section 422 of the Internal Revenue Code, non-qualified stock options (“NSOs”), restricted stock, restricted stock units, stock appreciation rights and other similar types of equity awards intended to qualify as “performance-based” compensation under applicable tax rules). The stock-based compensation plans were established to allow for the granting of compensation awards to attract, motivate and retain employees, executive officers, non-employee directors and other service providers who contribute to the success and profitability of the Company and to give such persons a proprietary interest in the Company, thereby enhancing their personal interest in the Company’s success.

The Board or the Compensation Committee may establish and prescribe grant guidelines including various terms and conditions for the granting of stock-based compensation and the total number of shares authorized for this purpose. Under the 2008 Plan, for ISOs and NSOs, the option strike price must be no less than 100% of the stock price at the grant date. (Prior to the approval of the 2008 Plan, the option strike price for NSOs could be no less than 85% of the stock price at the grant date). Generally, options become exercisable in varying amounts based on years of employee service and vesting schedules. All options expire after a period of ten years from the date of grant. Other permissible stock awards include restricted stock grants, restricted stock units, stock appreciation rights or other similar stock awards (including awards that do not require the grantee to pay any amount in connection with receiving the shares or that have a purchase price that is less than the grant date fair market value of the Company’s stock.)

CASCADE BANCORP & SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

12. Stock-Based Compensation  – (continued)

During the nine months ended September 30, 2009 the Company did not grant any stock options. During the nine months and three months ended September 30, 2008 the Company granted 397,630 and 7,500 stock options with a calculated fair value of $2.35 and $2.79 per option, respectively.

The Company used the Black-Scholes option-pricing model with the following weighted-average assumptions to value options granted for the nine and three months ended September 30, 2008:

	Nine Months Ended September 30, 2008	Three Months Ended September 30, 2008
Dividend yield	4.0%	0.5%
Expected volatility	32.0%	32.0%
Risk-free interest rate	3.0%	3.5%
Expected option lives	7.2 years	7.2 years

The dividend yield is based on historical dividend information. The expected volatility is based on historical volatility of the Company’s common stock price. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant for periods corresponding with the expected lives of the options granted. The expected option lives represent the period of time that options are expected to be outstanding giving consideration to vesting schedules and historical exercise and forfeiture patterns.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of publicly-traded options that have no vesting restrictions and are fully transferable. Additionally, the model requires the input of highly subjective assumptions. Because the Company’s stock options have characteristics significantly different from those of publicly-traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in the opinion of the Company’s management, the Black-Scholes option-pricing model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

The following table presents the activity related to stock options under all plans for the nine months ended September 30, 2009:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (000)
Options outstanding at December 31, 2008	1,089,091	$12.05	4.2	$271
Granted	—	—	N/A	N/A
Exercised	—	—	N/A	N/A
Cancelled	(82,437)	11.09	N/A	N/A
Options outstanding at September 30, 2009	1,006,654	$12.20	4.7	$—
Options exercisable at September 30, 2009	531,911	$9.95	11.7	$—

Stock-based compensation expense related to stock options for the nine months ended September 30, 2009 and 2008 was approximately $0.4 million and $0.5 million, respectively. As of September 30, 2009, there was approximately $0.5 million of unrecognized compensation expense related to nonvested stock options, which will be recognized over the remaining vesting periods of the underlying stock options.

CASCADE BANCORP & SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

12. Stock-Based Compensation  – (continued)

During the three months ended September 30, 2009, the Company granted 25,000 shares of nonvested restricted stock at a grant date fair value of $1.20 per share (approximately $30,000). The nonvested restricted stock is scheduled to vest over a period of three years from the grant date.

The following table presents the activity for nonvested and deferred restricted stock for the nine months ended September 30, 2009:

	Number of Shares	Weighted- Average Grant Date Fair Value per Share	Weighted- Average Remaining Vesting Term (Years)
Nonvested as of December 31, 2008	131,593	$17.70	N/A
Granted	96,021	2.16	N/A
Vested	(94,680)	4.10	N/A
Nonvested as of September 30, 2009	132,934	$14.71	2.16

Total expense recognized by the Company for nonvested stock for the nine months ended September 30, 2009 and 2008 was approximately $0.5 million and $0.7 million, respectively. As of September 30, 2009, unrecognized compensation cost related to nonvested stock totaled approximately $0.6 million. The nonvested stock is scheduled to vest over periods of three to four years from the grant date. The unearned compensation on nonvested stock is being amortized to expense on a straight-line basis over the applicable vesting periods.

13. Fair Value Measurements

FASB ASC Topic 820 establishes hierarchy for determining fair value measurement, includes three levels and is based upon the valuation techniques used to measure assets and liabilities. The three levels are as follow:

•	Quoted Prices in Active Markets for Identical Assets (Level 1): Inputs that are quoted unadjusted prices in active markets for identical assets that the Company has the ability to access at the measurement date. An active market for the asset is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
•	Significant Other Observable Inputs (Level 2): Inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity including quoted prices for similar assets or liabilities, quoted prices for securities in inactive markets and inputs derived principally from, or corroborated by, observable market data by correlation or other means.
•	Significant Unobservable Inputs (Level 3): Inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company’s financial assets and financial liabilities carried at fair value effective January 1, 2008. In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally-developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect

CASCADE BANCORP & SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

13. Fair Value Measurements  – (continued)

counterparty credit quality and the corporation’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Furthermore, the reported fair value amounts have not been comprehensively revalued since the presentation dates, and therefore, estimates of fair value after the condensed consolidated balance sheet date may differ significantly from the amounts presented herein.

The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to valuation methodology:

Investment Securities:  Where quoted prices are available in an active market, investment securities available-for-sale are classified within level 1 of the hierarchy. Level 1 includes investment securities available-for-sale that have quoted prices in an active market for identical assets. If quoted market prices for identical securities are not available then fair values are estimated by independent sources using pricing models and/or quoted prices of investment securities with similar characteristics or discounted cash flows. The Company has categorized most of its investment securities available-for-sale as level 2, since U.S Agency MBS are mainly priced in this latter manner.

Impaired Loans:  ASC applies to loans measured for impairment under ASC Topic “Accounting by Creditors for Impairment of a Loan”, including impaired loans measured at an observable market price (if available) or at the fair value of the loan’s collateral (if collateral dependent). Fair value of the loan’s collateral is determined by appraisals or independent valuation which is then adjusted for the estimated costs related to liquidation of the collateral. Management’s ongoing review of appraisal information may result in additional discounts or adjustments to valuation based upon more recent market sales activity or more current appraisal information derived from properties of similar type and/or locale. A significant portion of the Bank’s impaired loans are measured using the estimated fair market value of the collateral less the estimated costs to sell. The Company has categorized its impaired loans as level 3.

OREO:  The Company’s OREO is measured at estimated fair value less estimated costs to sell. Fair value was generally determined based on third-party appraisals of fair value in an orderly sale. Historically appraisals have considered comparable sales of like assets in reaching a conclusion as to fair value. Many recent real estate sales could be termed distressed sales since a preponderance are short-sale or foreclosure related, this has directly impacted appraisal valuation estimates. Estimated costs to sell OREO were based on standard market factors. The valuation of OREO is subject to significant external and internal judgment. Management periodically reviews OREO to determine whether the property continues to be carried at the lower of its recorded book value or estimated fair value, net of estimated costs to sell. The Company has categorized its OREO as level 3.

CASCADE BANCORP & SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

13. Fair Value Measurements  – (continued)

The following table presents assets and liabilities measured at fair value on a recurring basis at September 30, 2009 (dollars in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Investment securities available-for-sale	$—	$100,324	$—
Total recurring assets measured at fair value	$—	$100,324	$—

Certain non-financial assets are also measured at fair value on a non-recurring basis. These assets primarily consist of intangible assets and other non-financial long-lived assets which are measured at fair value for periodic impairment assessments.

Certain assets are measured at fair value on a nonrecurring basis (e.g., the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments when there is evidence of impairment). The following table represents the assets measured at fair value on a nonrecurring basis by the Company at September 30, 2009 (dollars in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Impaired loans with specific valuation allowances under SFAS No. 114	$—	$—	$143,154
Other real estate owned		—	37,654
	$—	$—	$180,808

The Company did not change the methodology used to determine fair value for any financial instruments during the nine months ended September 30, 2009. Accordingly, for any given class of financial instruments, the Company did not have any transfers between level 1, level 2, or level 3 during these periods.

The following disclosures are made in accordance with the provisions of FASB ASC Topic 825, “Disclosures about Fair Value of Financial Instruments,” which requires the disclosure of fair value information about financial instruments where it is practicable to estimate that value.

In cases where quoted market values are not available, the Company primarily uses present value techniques to estimate the fair value of its financial instruments. Valuation methods require considerable judgment, and the resulting estimates of fair value can be significantly affected by the assumptions made and methods used. Accordingly, the estimates provided herein do not necessarily indicate amounts which could be realized in a current market exchange.

In addition, as the Company normally intends to hold the majority of its financial instruments until maturity, it does not expect to realize many of the estimated amounts disclosed. The disclosures also do not include estimated fair value amounts for items which are not defined as financial instruments but which may have significant value. The Company does not believe that it would be practicable to estimate a representational fair value for these types of items as of September 30, 2009 and December 31, 2008.

CASCADE BANCORP & SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

13. Fair Value Measurements  – (continued)

Because ASC Topic 825 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of the Company.

The Company uses the following methods and assumptions to estimate the fair value of its financial instruments:

Cash and Cash Equivalents:  The carrying amount approximates the estimated fair value of these instruments.

Investment Securities:  See above description.

FHLB of Seattle Stock:  The carrying amount approximates the estimated fair value.

Loans:  The estimated fair value of loans is calculated by discounting the contractual cash flows of the loans using September 30, 2009 and December 31, 2008 origination rates. The resulting amounts are adjusted to estimate the effect of changes in the credit quality of borrowers since the loans were originated. Fair values for impaired loans are estimated using a discounted cash flow analysis or the underlying collateral values.

BOLI:  The carrying amount approximates the estimated fair value of these instruments.

OREO:  See above description.

Deposits:  The estimated fair value of demand deposits, consisting of checking, interest bearing demand and savings deposit accounts, is represented by the amounts payable on demand. At the reporting date, the estimated fair value of time deposits is calculated by discounting the scheduled cash flows using the September 30, 2009 and December 31, 2008 rates offered on those instruments.

Junior Subordinated Debentures and Other Borrowings (Including Federal Funds Purchased):  The fair value of the Bank’s junior subordinated debentures and other borrowings (including federal funds purchased) are estimated using discounted cash flow analyses based on the Bank’s September 30, 2009 and December 31, 2008 incremental borrowing rates for similar types of borrowing arrangements.

Customer Repurchase Agreements:  The carrying value approximates the estimated fair value.

Loan Commitments and Standby Letters of Credit:  The majority of the Bank’s commitments to extend credit have variable interest rates and “escape” clauses if the customer’s credit quality deteriorates. Therefore, the fair values of these items are not significant and are not included in the following table.

CASCADE BANCORP & SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

13. Fair Value Measurements  – (continued)

The estimated fair values of the Company’s significant on-balance sheet financial instruments at September 30, 2009 and December 31, 2008 were approximately as follows:

	September 30, 2009		December 31, 2008
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$340,507	$340,507	$48,946	$48,946
Investment securities:
Available-for-sale	100,324	100,324	107,480	107,480
Held-to-maturity	2,009	2,128	2,211	2,247
FHLB stock	10,472	10,472	10,472	10,472
Loans, net	1,622,617	1,629,086	1,909,018	1,950,602
BOLI	33,632	33,632	33,568	33,568
OREO	37,654	37,654	52,727	52,727
Financial liabilities:
Deposits	1,842,965	1,847,214	1,794,611	1,795,004
Junior subordinated debentures, other borrowings, and TLGP senior unsecured debt	313,513	321,922	317,533	320,796
Customer repurchase agreements	—	—	9,871	9,867

14. Selected Quarterly Financial Data

The following table sets forth the Company’s unaudited data regarding operations for each quarter of 2009 and 2008. This information, in the opinion of management, includes all normal recurring adjustments necessary to fairly state the information set forth (dollars in thousands):

	2009
	Third Quarter	Second Quarter	First Quarter
Interest income	$26,091	$27,664	$28,335
Interest expense	8,817	8,812	8,611
Net interest income	17,274	18,852	19,724
Loan loss provision	22,000	48,000	15,000
Net interest income (loss) after loan loss provision	(4,726)	(29,148)	4,724
Noninterest income	8,077	4,932	5,057
Noninterest expense	25,739	22,601	16,570
Income (loss) before income taxes	(22,388)	(46,817)	(6,789)
Credit for income taxes	9,744	18,749	2,873
Net loss	$(12,644)	$(28,068)	$(3,916)
Basic net loss per common share	$(0.45)	$(1.00)	$(0.14)
Diluted net loss per common share	$(0.45)	$(1.00)	$(0.14)

CASCADE BANCORP & SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

14. Selected Quarterly Financial Data  – (continued)

	2008
	Third Quarter	Second Quarter	First Quarter
Interest income	$34,111	$34,260	$38,141
Interest expense	10,146	10,014	13,081
Net interest income	23,965	24,246	25,060
Loan loss provision	15,390	18,364	4,500
Net interest income (loss) after loan loss provision	8,575	5,882	20,560
Noninterest income	5,530	5,008	5,502
Noninterest expense	13,809	16,763	17,375
Income (loss) before income taxes	296	(5,873)	8,687
Credit (provision) for income taxes	51	2,480	(2,647)
Net income (loss)	$347	$(3,393)	$6,040
Basic net income (loss) per common share	$0.01	$(0.12)	$0.22
Diluted net income (loss) per common share	$0.01	$(0.12)	$0.22

15. Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the tables below) of Tier 1 capital to average assets and Tier 1 and total capital to risk-weighted assets (all as defined in the regulations).

Federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements. Such actions could potentially include a leverage limit, a risk-based capital requirement, and any other measure of capital deemed appropriate by the federal banking regulator for measuring the capital adequacy of an insured depository institution. In addition, payment of dividends by the Company and the Bank are subject to restriction by state and federal regulators and availability of retained earnings. At September 30, 2009, the Company and the Bank were deemed to be “adequately capitalized” under the applicable regulations.

On August 27, 2009 the Bank entered into an agreement with the Federal Deposit Insurance Corporation (“FDIC”), its principal federal banking regulator, and the Oregon Division of Finance and Corporate Securities (“DFCS”) which requires the Bank to take certain measures to improve its safety and soundness.

In connection with this agreement, the Bank stipulated to the issuance by the FDIC and the DFCS of a cease-and-desist order against the Bank based on certain findings from an examination of the Bank conducted in February 2009 based upon financial and lending data measured as of December 31, 2008 (the “Order”). In entering into the stipulation and consenting to entry of the order, the Bank did not concede the findings or admit to any of the assertions therein.

CASCADE BANCORP & SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

15. Regulatory Matters  – (continued)

Under the Order, the Bank is required to take certain measures to improve its capital position, maintain liquidity ratios, reduce its level of non-performing assets, reduce its loan concentrations in certain portfolios, improve management practices and board supervision and to assure that its reserve for loan losses is maintained at an appropriate level.

The Order further requires the Bank to ensure the level of the reserve for loan losses is maintained at appropriate levels to safeguard the book value of the Bank’s loans and leases, and to reduce the amount of non-performing loans to no more than 75% of capital within 120 days of the date of the Order.

In addition, among the corrective actions required are for the Bank to develop and adopt a plan to maintain the minimum capital requirements for a “well-capitalized” bank, and increase capital to achieve and maintain a Tier 1 leverage ratio of at least 10% at the Bank level beginning 150 days from the issuance of the Order. At September 30, 2009, the Company’s Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios were 4.22%, 5.38% and 8.58%, respectively, meeting the regulatory benchmarks for “adequately capitalized” and the Bank’s Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios were 5.76%, 7.34% and 8.61%, respectively, meeting the regulatory benchmarks for “adequately-capitalized.” Regulatory benchmarks for an “adequately-capitalized” designation are 4%, 4% and 8% for Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital, respectively; “well-capitalized” benchmarks are 5%, 6%, and 10%, for leverage, Tier 1 capital and total risk-based capital, respectively. However, as mentioned above, pursuant to the Order the Bank is required to maintain a Tier 1 leverage ratio of at least 10% in order to be considered “well-capitalized.” The Order further requires the Bank to maintain a primary liquidity ratio (net cash, net short-term and marketable assets divided by net deposits and short-term liabilities) of at least 15%.

On October 26, 2009, the Company entered into a written agreement with the Reserve Bank and DFCS (the “Written Agreement”), which requires the Company to take certain measure to improve its safety and soundness. Under the Written Agreement, the Company is required to develop and submit for approval, a plan to maintain sufficient capital at the Company and the Bank within 60 days of the Written Agreement. The Company must notify the Reserve Bank in writing within 30 days after any quarter in which any of the Company or the Bank’s capital ratios fall below the approved plan’s minimum ratios.

In addition, the Written Agreement restricts the Company from taking certain actions without the consent of Reserve Bank and DFCS, including paying any dividends, taking dividends from the Bank and making any distributions of interest, principal or other sums on subordinated debt or trust preferred securities. The Written Agreement further requires the Company to notify the Reserve Bank and the DFCS in writing when it proposes to add any individual to its board of directors or to employ any new senior executive officer.

We may also face additional restrictions from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) based on the Bank’s capitalization and other conditions giving rise to the Order. The consequences of the Bank failing to become “well-capitalized” could include additional restrictions on activities and loans. Pursuant to a Letter dated May 1, 2008, from Cascade Bancorp to the Federal Reserve Bank, the Company requested to be decertified as a “financial holding company” as defined in the 1999 Graham-Leach-Bliley Act, and that request was confirmed as of May 15, 2008.

CASCADE BANCORP & SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

15. Regulatory Matters  – (continued)

The Company’s and Bank’s actual and required capital amounts and ratios are presented in the following table:

	Actual		Regulatory Minimum to Be “Adequately Capitalized”		Regulatory Minimum to Be “Well Capitalized”
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2009:
Tier 1 capital (to average assets)
Cascade Bancorp	$98,905	4.2%	$93,724	4.0%	$117,156	5.0%
Bank of the Cascades(1)	134,813	5.8%	93,644	4.0%	117,056	5.0%
Tier 1 capital (to risk-weighted assets)
Cascade Bancorp	98,905	5.4	73,568	4.0	110,352	6.0
Bank of the Cascades	134,813	7.3	73,488	4.0	110,232	6.0
Total capital (to risk-weighted assets)
Cascade Bancorp	157,875	8.6	147,136	8.0	183,920	10.0
Bank of the Cascades	158,167	8.6	146,976	8.0	183,720	10.0
December 31, 2008:
Tier 1 capital (to average assets)
Cascade Bancorp	196,707	8.2%	96,127	4.0%	120,159	5.0%
Bank of the Cascades	194,051	8.1%	95,998	4.0%	119,997	5.0%
Tier 1 capital (to risk-weighted assets)
Cascade Bancorp	196,707	8.9	87,968	4.0	131,951	6.0
Bank of the Cascades	194,051	8.8	87,878	4.0	131,816	6.0
Total capital (to risk-weighted assets)
Cascade Bancorp	224,701	10.2	175,935	8.0	219,919	10.0
Bank of the Cascades	221,772	10.1	175,755	8.0	219,694	10.0

(1)	Pursuant to the Order, the Bank must maintain a Tier 1 leverage capital ratio of at least 10.00% beginning 150 days from the issuance of the order.

As of September 30, 2009 the ratios include a reduction of 80 basis points in the leverage ratio and 102 basis points in the Tier 1 and total risk-based capital ratios related to a disallowance of $18.7 million or approximately 54% of the Company’s deferred income tax assets based upon a regulatory accounting calculation standard that is not directly applicable under generally accepted accounting principles (“GAAP”).

16. Recently Issued Accounting Standards

As discussed in Note 1 — Basis of Presentation, on July 1, 2009, the ASC became FASB’s officially recognized source of authoritative GAAP applicable to all public and non-public non-governmental entities, superseding existing FASB, AICPA, EITF and related literature. Rules and interpretive releases of the SEC under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other accounting literature is considered non-authoritative. The switch to the ASC affects the way companies refer to GAAP in financial statements and accounting policies. Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure.

CASCADE BANCORP & SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

16. Recently Issued Accounting Standards  – (continued)

In December 2007, the FASB issued new authoritative guidance under ASC Topic 805 (formerly Statement of Financial Accounting Standards (SFAS) No. 141R), “Business Combinations”. The new authoritative guidance under ASC Topic 805 applies to all transactions and other events in which one entity obtains control over one or more other businesses. ASC Topic 805 requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of the acquisition date. ASC Topic 805 also requires an acquirer to recognize assets acquired and liabilities assumed arising from contractual contingencies as of the acquisition date, measured at their acquisition-date fair values. ASC Topic 805 requires acquirers to expense acquisition-related costs as incurred rather than require allocation of such costs to the assets acquired and liabilities assumed. The new authoritative guidance in ASC Topic 805 was effective for business combination reporting for fiscal years beginning on or after December 15, 2008. We adopted ASC Topic 805 which will apply to any business combination entered into by the Company closing on or after January 1, 2009.

In December 2007, the FASB issued new authoritative guidance under ASC Topic 810 (formerly SFAS No. 160) “Consolidation”. ACS Topic 810 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. ASC Topic 810 also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. ASC Topic 810 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. Under prior guidance in ASC Topic 810, net income attributable to the noncontrolling interest generally was reported as an expense or other deduction in arriving at consolidated net income. Additional disclosures are required as a result of ASC Topic 810 to clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. ASC Topic 810 was effective for fiscal years beginning on or after December 15, 2008. The adoption of ASC Topic 810 as of January 1, 2009 did not have a significant effect on the Company’s condensed consolidated financial statements.

In March 2008, the FASB issued new authoritative guidance under ASC Topic 815 (formerly SFAS No. 161) “Derivatives and Hedging”. ASC Topic 815 requires disclosure regarding an entity’s derivative instruments and hedging activities. Expanded qualitative disclosures that is required under ASC Topic 815 includes: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under ASC Topic 815, and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. ASC Topic 815 also requires several added quantitative disclosures in financial statements. ASC Topic 815 became effective for the Company on January 1, 2009 and did not have a significant effect on the Company’s condensed consolidated financial statements.

In April 2009, the FASB issued new authoritative guidance under the following three ASC’s intended to provide additional guidance and enhance disclosures regarding fair value measurements and impairment of securities:

ASC Topic 820 (formerly FASB Staff Position (FSP) FAS 157-4), “Fair Value Measurements and Disclosures,” provides additional guidance for estimating fair value in accordance with ASC Topic 820 when the volume and level of activity for the asset or liability have decreased significantly. ASC Topic 820 also provides guidance on identifying circumstances that indicate a transaction is not orderly. The provisions of ASC Topic 820 was effective for the period ended June 30, 2009 and did not have a significant effect on the Company’s condensed consolidated financial statements.

ASC Topic 825 (formerly FSP FAS 107-1 and APB 28-1), “Financial Instruments,” requires disclosures about fair value of financial instruments in interim reporting periods of publicly traded companies that were

CASCADE BANCORP & SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

16. Recently Issued Accounting Standards  – (continued)

previously only required to be disclosed in annual financial statements. The provisions of ASC Topic 825 were effective for the Company’s interim period ending on June 30, 2009. The new interim disclosures are included in Note 10 — Fair Value Measurements.

ASC Topic 320 (formerly FSP FAS 115-2 and FAS 124-2), “Investments — Debt and Equity Securities,” amends current other-than-temporary impairment guidance in GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This ASC Topic 320 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The provisions of ASC Topic 320 were effective for the Company’s interim period ending on June 30, 2009. The Company adopted the provisions of ASC Topic 320 as of June 30, 2009 and it did not have a significant effect on the Company’s condensed consolidated financial statements.

In May 2009, the FASB issued new authoritative guidance under ASC Topic 855 (formerly Statement No. 165) “Subsequent Events.” The objective of ASC Topic 855 is to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this Statement sets forth:

1.	The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements.
2.	The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements.
3.	The disclosures that an entity should make about events or transactions that occurred after the balance sheet date.

In accordance with ASC Topic 855, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009. ASC Topic 855 should be applied to the accounting for and disclosure of subsequent events. This Topic does not apply to subsequent events or transactions that are within the scope of other applicable GAAP that provide different guidance on the accounting treatment for subsequent events or transactions. This Topic applies to both interim financial statements and annual financial statements. The adoption of ASC Topic 855 as of June 30, 2009 did not have a significant effect on the Company’s condensed consolidated financial statements.

In June 2009, the FASB issued new authoritative guidance under ASC Topic 860 (formerly Statement No. 166) “Transfers and Servicing,” to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. ASC Topic 860 eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. ASC Topic 860 also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. ASC Topic 860 will be effective January 1, 2010 and is not expected to have a significant impact on the Company’s condensed consolidated financial statements.

In June 2009, the FASB issued new authoritative guidance under SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (SFAS 167). Under FASB’s Codification at ASC 105-10-65-1-d, SFAS 167 will remain authoritative until integrated into the FASB Codification. SFAS 167 amends FIN 46 (Revised December 2003), “Consolidation of Variable Interest Entities,” to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that

CASCADE BANCORP & SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

16. Recently Issued Accounting Standards  – (continued)

most significantly impact the entity’s economic performance. SFAS 167 requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. SFAS 167 will be effective January 1, 2010 and is not expected to have a significant impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued new authoritative guidance under ASU No. 2009-01 (formerly Statement No. 168), “Topic 105 — Generally Accepted Accounting Principles — FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles” The Codification is the single source of authoritative non-governmental U.S. generally accepted accounting principles (GAAP). The Codification does not change current GAAP, but is intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative guidance for SEC registrants. All guidance contained in the Codification carries an equal level of authority. All non-grandfathered, non-SEC accounting literature not included in the Codification is superseded and deemed non-authoritative. ASU No. 2009-01 will be effective for the Company’s consolidated financial statements for periods ending after September 15, 2009. ASU No. 2009-01 is not expected to have a significant impact on the Company’s consolidated financial statements.

CASCADE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 2008 and 2007
(Dollars in Thousands)

	2008	2007
ASSETS
Cash and cash equivalents:
Cash and due from banks	$46,554	$62,470
Interest bearing deposits with Federal Home Loan Bank	162	3
Federal funds sold	2,230	668
Total cash and cash equivalents	48,946	63,141
Investment securities available-for-sale	107,480	83,835
Investment securities held-to-maturity, estimated fair value of $2,247 ($3,193 in 2007)	2,211	3,180
Federal Home Loan Bank stock	10,472	6,991
Loans, net	1,909,018	2,007,603
Premises and equipment, net	39,763	38,062
Goodwill	—	105,047
Core deposit intangibles	7,921	9,502
Bank-owned life insurance	33,568	33,304
Other real estate owned (OREO), net	52,727	9,765
Accrued interest and other assets	66,201	34,062
Total assets	$2,278,307	$2,394,492
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$364,146	$435,503
Interest bearing demand	816,693	936,848
Savings	33,203	37,720
Time	580,569	257,067
Total deposits	1,794,611	1,667,138
Junior subordinated debentures	68,558	68,558
Federal funds purchased	—	14,802
Other borrowings	248,975	327,867
Customer repurchase agreements	9,871	18,614
Accrued interest and other liabilities	21,053	22,227
Total liabilities	2,143,068	2,119,206
Stockholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized (none in 2007); none issued or outstanding	—	—
Common stock, no par value; 45,000,000 shares authorized (35,000,000 in 2007); 28,088,110 shares issued and outstanding (28,034,172 in 2007)	158,489	157,153
Retained earnings (accumulated deficit)	(23,124)	117,600
Accumulated other comprehensive income (loss)	(126)	533
Total stockholders’ equity	135,239	275,286
Total liabilities and stockholders’ equity	$2,278,307	$2,394,492

See accompanying notes.

CASCADE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2008, 2007 and 2006
(Dollars in Thousands, Except per Share Amounts)

	2008	2007	2006
Interest and dividend income:
Interest and fees on loans	$132,979	$165,361	$132,525
Taxable interest on investment securities	4,451	5,160	4,919
Nontaxable interest on investment securities	189	283	292
Interest on interest bearing deposits with Federal Home Loan Bank and Federal Reserve Bank	11	195	344
Interest on federal funds sold	31	187	510
Dividends on Federal Home Loan Bank stock	111	42	7
Total interest and dividend income	137,772	171,228	138,597
Interest expense:
Deposits:
Interest bearing demand	15,541	30,727	19,608
Savings	135	202	216
Time	12,850	15,804	8,108
Junior subordinated debentures and other borrowings	13,845	15,991	12,389
Total interest expense	42,371	62,724	40,321
Net interest income	95,401	108,504	98,276
Loan loss provision	99,593	19,400	6,000
Net interest income (loss) after loan loss provision	(4,192)	89,104	92,276
Noninterest income:
Service charges on deposit accounts, net	9,894	9,710	8,034
Mortgage banking income, net	2,100	2,730	3,024
Card issuer and merchant service fees, net	3,705	3,930	3,427
Earnings on bank-owned life insurance	264	1,574	761
Gains on sales of investment securities available-for-sale	436	260	590
Other	3,592	3,021	2,309
Total noninterest income	19,991	21,225	18,145
Noninterest expenses:
Salaries and employee benefits	33,708	36,344	32,082
Equipment	2,156	2,250	2,102
Occupancy	4,767	4,438	3,447
Communications	2,038	1,988	1,607
FDIC insurance	1,709	777	179
OREO	8,442	123	—
Reduction in reserve for unfunded loan commitments	(2,124)	(50)	—
Goodwill impairment	105,047	—	—
Other	17,928	16,724	13,536
Total noninterest expenses	173,671	62,594	52,953
Income (loss) before income taxes	(157,872)	47,735	57,468
Provision (credit) for income taxes	(23,306)	17,756	21,791
Net income (loss)	$(134,566)	$29,979	$35,677
Basic earnings (loss) per common share	$(4.82)	$1.06	$1.37
Diluted earnings (loss) per common share	$(4.82)	$1.05	$1.34

See accompanying notes.

CASCADE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2008, 2007 and 2006
(Dollars in Thousands, Except per Share Amounts)

	Number of Shares	Comprehensive Income (Loss)	Common Stock	Retained Earnings	Unearned Compensation on Nonvested Restricted Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balances at December 31, 2005	21,191,894		$33,706	$70,571	$(442)	$541	$104,376
Comprehensive income:
Net income	—	$35,677	—	35,677	—	—	35,677
Other comprehensive income – unrealized gains on investment securities available-for-sale of approximately $590 (net of income taxes of approximately $361), net of reclassification adjustment for net gains on sales of investment securities available-for-sale included in net income of approximately $366 (net of income taxes of approximately $224)	—	224	—	—	—	224	224
Total comprehensive income	—	$35,901	—	—	—	—	—
Transfer to common stock due to implementation of SFAS 123R	—		(442)	—	442	—	—
Common stock issued in conjunction with acquisition of F&M Holding Company (Note 2)	6,656,249		124,552	—	—	—	124,552
Nonvested restricted stock grants, net	42,241		—	—	—	—	—
Stock-based compensation expense	—		1,149	—	—	—	1,149
Cash dividends paid (aggregating $.31 per share)	—		—	(8,136)	—	—	(8,136)
Stock options exercised	439,875		2,609	—	—	—	2,609
Tax benefit from non-qualified stock options exercised	—		625	—	—	—	625
Balances at December 31, 2006	28,330,259		162,199	98,112	—	765	261,076

See accompanying notes.

CASCADE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (continued)
Years Ended December 31, 2008, 2007 and 2006
(Dollars in Thousands, Except per Share Amounts)

	Number of Shares	Comprehensive Income (Loss)	Common Stock	Retained Earnings (Accumulated Deficit)	Unearned Compensation on Nonvested Restricted Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balances at December 31, 2006	28,330,259	$—	$162,199	$98,112	$—	$765	$261,076
Comprehensive income:
Net income	—	29,979	—	29,979	—	—	29,979
Other comprehensive loss – unrealized losses on investment securities available-for-sale of approximately $70 (net of income taxes of approximately $43), net of reclassification adjustment for net gains on sales of investment securities available-for-sale included in net income of approximately $162 (net of income taxes of approximately $98)	—	(232)	—	—	—	(232)	(232)
Total comprehensive income	—	$29,747	—	—	—	—	—
Nonvested restricted stock grants, net	40,904		—	—	—	—	—
Stock-based compensation expense	—		1,632	—	—	—	1,632
Cash dividends paid (aggregating $.37 per share)	—		—	(10,491)	—	—	(10,491)
Stock options exercised	146,109		1,979	—	—	—	1,979
Tax effect from non-qualified stock options exercised	—		548	—	—	—	548
Repurchases of common stock	(483,100)		(9,205)	—	—	—	(9,205)
Balances at December 31, 2007	28,034,172		157,153	117,600	—	533	275,286
Comprehensive loss:
Net loss	—	(134,566)	—	(134,566)	—	—	(134,566)
Other comprehensive loss – unrealized losses on investment securities available-for-sale of approximately $385 (net of income taxes of approximately $242), net of reclassification adjustment for net gains on sales of investment securities available-for-sale included in net loss of approximately $274 (net of income taxes of approximately $162)	—	(659)	—	—	—	(659)	(659)
Total comprehensive loss	—	$(135,225)	—	—	—	—	—
Nonvested restricted stock grants, net	42,433		—	—	—	—	—
Stock-based compensation expense	—		1,566	—	—	—	1,566
Cash dividends paid (aggregating $0.22 per share)	—		—	(6,158)	—	—	(6,158)
Stock options exercised	11,505		67	—	—	—	67
Tax effect from non-qualified stock options exercised	—		(297)	—	—	—	(297)
Balances at December 31, 2008	28,088,110		$158,489	$(23,124)	$—	$(126)	$135,239

See accompanying notes.

CASCADE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2008, 2007 and 2006
(Dollars in Thousands)

	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$(134,566)	$29,979	$35,677
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,443	4,541	3,210
Goodwill impairment	105,047	—	—
Loan loss provision	99,593	19,400	6,000
Credit for deferred income taxes	(11,870)	(6,841)	(2,546)
Discounts (gains) on sales of mortgage loans, net	367	(102)	(177)
Gains on sales of investment securities available-for-sale	(436)	(260)	(590)
Deferred benefit plan expenses	1,762	2,690	1,969
Stock-based compensation expense	1,566	1,632	1,149
Gains on sales of premises and equipment, net	(574)	(342)	—
Losses on sales of other real estate owned	662	—	—
Increase in accrued interest and other assets	(21,625)	(2,569)	(5,316)
Increase (decrease) in accrued interest and other liabilities	(2,796)	(7,900)	890
Originations of mortgage loans	(121,663)	(170,095)	(176,558)
Proceeds from sales of mortgage loans	124,186	168,917	176,361
Net cash provided by operating activities	45,096	39,050	40,069
Cash flows from investing activities:
Purchases of investment securities available-for-sale	(48,100)	(14,859)	(18,008)
Proceeds from maturities, calls and prepayments of investment securities available-for-sale	23,329	34,137	41,728
Proceeds from sales of investment securities available-for-sale	425	525	34,819
Proceeds from maturities and calls of investment securities held-to-maturity	965	505	130
Purchases of Federal Home Loan Bank stock	(3,481)	—	(2,504)
Loan originations, net	(59,658)	(173,712)	(340,426)
Cash exchanged in acquisition of F&M Holding Company, net	—	—	(30,850)
Purchases of premises and equipment, net	(3,555)	458	(3,561)
Purchases of bank-owned life insurance	—	—	(13,600)
Proceeds from sales of OREO	6,676	2,227	40
Writedown of OREO	5,460	—	—
Net cash used in investing activities	(77,939)	(150,719)	(332,232)
Cash flows from financing activities:
Net increase in deposits	127,473	5,522	113,530
Net decrease in customer repurchase agreements	(8,743)	(25,404)	(11,291)
Proceeds from issuance of junior subordinated debentures	—	—	47,939
Net increase (decrease) in federal funds purchased	(14,802)	(375)	15,177
Net increase (decrease) in other borrowings	(78,892)	156,577	79,660
Cash dividends paid	(6,158)	(10,491)	(8,136)
Proceeds from stock options exercised	67	1,979	2,609
Repurchases of common stock	—	(9,205)	—
Tax benefit (cost) from non-qualified stock options exercised	(297)	548	625
Net cash provided by financing activities	18,648	119,151	240,113
Net increase (decrease) in cash and cash equivalents	(14,195)	7,482	(52,050)
Cash and cash equivalents at beginning of year	63,141	55,659	107,709
Cash and cash equivalents at end of year	$48,946	$63,141	$55,659

See accompanying notes.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

1. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Cascade Bancorp (Bancorp), an Oregon chartered single bank holding company, and its wholly-owned subsidiary, Bank of the Cascades (the Bank) (collectively, “the Company”). Prior to July 6, 2007, the Bank operated branches in Idaho under the name of Farmers & Merchants, a Bank of the Cascades Company (see Note 2). Effective July 6, 2007, the Company announced that such branches in Idaho changed their name to Bank of the Cascades. All significant intercompany accounts and transactions have been eliminated in consolidation.

Bancorp has also established four subsidiary grantor trusts in connection with the issuance of trust preferred securities (see Note 12). In accordance with the requirements of Financial Accounting Standards Board (FASB) Interpretation No. 46(R), “Consolidation of Variable Interest Entities (as amended),” the accounts and transactions of these trusts are not included in the accompanying consolidated financial statements.

All share and per share information in the accompanying consolidated financial statements have been adjusted to give retroactive effect to a 5-for-4 stock split in 2006.

Certain amounts in 2007 and 2006 have been reclassified to conform with the 2008 presentation.

Description of Business

The Bank conducts a general banking business, operating branches in Central, Southern and Northwest Oregon, as well as the Boise, Idaho area. Its activities include the usual lending and deposit functions of a commercial bank: commercial, construction, real estate, installment, credit card and mortgage loans; checking, money market, time deposit and savings accounts; Internet banking and bill payment; automated teller machines and safe deposit facilities. Additionally, the Bank originates and sells mortgage loans into the secondary market and offers trust and investment services.

Method of Accounting

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States and prevailing practices within the banking industry. The Company utilizes the accrual method of accounting which recognizes income and gains when earned and expenses and losses when incurred. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income, gains, expenses, and losses during the reporting periods. Actual results could differ from those estimates.

Segment Reporting

The Company is managed by legal entity and not by lines of business. The Company has determined that its operations are solely in the community banking industry and include traditional community banking services, including lending activities; acceptance of demand, savings, and time deposits; business services; and trust services. These products and services have similar distribution methods, types of customers and regulatory responsibilities. The performance of the Company and Bank is reviewed by the executive management team and the Company’s Board of Directors (the “Board”) on a monthly basis. All of the executive officers of the Company are members of the Bank’s executive management team, and operating decisions are made based on the performance of the Company as a whole. Accordingly, disaggregated segment information is not required to be presented in the accompanying consolidated financial statements, and the Company will continue to present one segment for financial reporting purposes.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

1. Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks (including cash items in process of collection), interest bearing deposits with Federal Home Loan Bank (“FHLB”) and federal funds sold. Generally, any interest bearing deposits are invested for a maximum of 90 days. Federal funds are generally sold for one-day periods.

The Bank maintains balances in correspondent bank accounts which, at times, may exceed federally insured limits. Management believes that its risk of loss associated with such balances is minimal due to the financial strength of the correspondent banks. The Bank has not experienced any losses in such accounts.

Supplemental Disclosures of Cash Flow Information

Noncash transactions resulted from unrealized gains and losses on investment securities available-for-sale, net of income taxes, reclassification of unearned compensation on nonvested restricted stock to common stock, issuance of nonvested restricted stock, common stock issued in conjunction with the acquisition of F&M Holding Company (“F&M”), and stock-based compensation expense, all as disclosed in the accompanying consolidated statements of changes in stockholders’ equity; the net capitalization of originated mortgage-servicing rights, as disclosed in Note 7; a 5-for-4 stock split in 2006; the transfer of approximately $55,760, $11,651 and $367 of loans to other real estate owned (“OREO”) in 2008, 2007 and 2006, respectively; a $105,047 impairment of goodwill and a $11,400 transfer of general account bank-owned life insurance (“BOLI”) policies to separate account BOLI policies in 2006.

During 2008, 2007 and 2006, the Company paid approximately $42,521, $62,902 and $37,941, respectively, in interest expense.

During 2008, 2007 and 2006, the Company made income tax payments of approximately $7,338, $24,940 and $24,270, respectively.

Investment Securities

Investment securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

Investment securities that are purchased and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses included in noninterest income. The Company had no trading securities during 2008, 2007 or 2006.

Investment securities that are not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and are reported at fair value, with unrealized gains and losses excluded from earnings and reported as other comprehensive income or loss, net of income taxes. Investment securities are valued utilizing a number of methods including quoted prices in active markets, quoted prices for similar assets, quoted prices for securities in inactive markets and inputs derived principally from, or corroborated by, observable market data by correlation or other means.

Management determines the appropriate classification of securities at the time of purchase. Gains and losses on the sales of available-for-sale securities are determined using the specific-identification method. Premiums and discounts on available-for-sale securities are recognized in interest income using the interest method generally over the period to maturity.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

1. Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other-than-temporary would result in write-downs of the individual securities to their fair value. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery of fair value. The related write-downs would be included in earnings as realized losses. Management believes that all unrealized losses on investment securities at December 31, 2008 and 2007 are temporary (see Note 4).

Federal Home Loan Bank (“FHLB”) Stock

The Bank’s investment in FHLB stock is carried at cost, which approximates fair value. The FHLB stock is accounted for in accordance with the American Institute of Certified Public Accountants’ Statement of Position (“SOP”) No. 01-6, “Accounting by Certain Entities that Lend to or Finance the Activities of Others”. SOP 01-6 provides that, for impairment testing purposes, the value of long-term investments such as FHLB stock is based on the “ultimate recoverability” of the par value of the security without regard to temporary declines in value. As a member of the FHLB system, the Bank is required to maintain a minimum level of investment in FHLB stock based on specific percentages of its outstanding mortgages, total assets or FHLB advances. At December 31, 2008, the Bank met its minimum required investment. The Bank may request redemption at par value of any FHLB stock in excess of the minimum required investment; however, stock redemptions are at the discretion of the FHLB. Management believes that there is no impairment of the value of FHLB stock at December 31, 2008.

Loans

Loans are stated at the amount of unpaid principal, reduced by the reserve for loan losses, the undisbursed portion of loans in process and deferred loan fees.

Interest income on loans is accrued daily based on the principal amounts outstanding. Allowances are established for uncollected interest on loans for which the interest is determined to be uncollectible. Generally, all loans past due (based on contractual terms) 90 days or more are placed on non-accrual status and internally classified as substandard. Any interest income accrued at that time is reversed. Subsequent collections are applied proportionately to past due principal and interest, unless collectibility of principal is in doubt, in which case all payments are applied to principal. Loans are removed from non-accrual status only when the loan is deemed current, and the collectibility of principal and interest is no longer doubtful, or, on one-to-four family loans, when the loan is less than 90 days delinquent.

The Bank charges fees for originating loans. These fees, net of certain loan origination costs, are deferred and amortized to interest income, on the level-yield basis, over the loan term. If the loan is repaid prior to maturity, the remaining unamortized deferred loan origination fee is recognized in interest income at the time of repayment.

Reserve for Loan Losses

The reserve for loan losses represents management’s recognition of the assumed risks of extending credit. The reserve is established to absorb management’s best estimate of known and inherent losses in the loan portfolio as of the consolidated balance sheet date. The reserve requires complex subjective judgments as a result of the need to make estimates about matters that are uncertain. The reserve is maintained at a level currently considered adequate to provide for potential loan losses based on management’s assessment of various factors affecting the portfolio.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

1. Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

The reserve is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. Therefore, we cannot provide assurance that, in any particular period, the Company will not have significant losses in relation to the amount reserved. The level of reserve for loan losses is also subject to review by the bank regulatory authorities who may require increases to the reserve based on their evaluation of the information available to them at the time of their examination of the Bank. The reserve is increased by provisions charged to operations and reduced by loans charged-off, net of recoveries.

The following describes the Company’s methodology for assessing the appropriate level of the reserve for loan losses. For this purpose, loans and related commitments to loan are analyzed and reserves are categorized into the allocated reserve, specifically identified reserves for impaired loans, the unallocated reserve, or the reserve for unfunded loan commitments.

The allocated portion of the reserve and the reserve for unfunded loan commitments is calculated by applying loss factors to outstanding loan balances and commitments to loan, segregated by differing risk categories. Loss factors are based on historical loss experience, adjusted for current economic trends, portfolio concentrations and other conditions affecting the portfolio. In certain circumstances with respect to adversely risk rated loans, loss factors may utilize information as to estimated collateral values, secondary sources of repayment, guarantees and other relevant factors. The allocated portion of the consumer loan reserve is estimated based mainly upon a quarterly credit scoring analysis.

Impaired loans are either specifically allocated for in the reserve for loan losses or reflected as a partial charge-off of the loan balance. The Bank considers loans to be impaired when management believes that it is probable that either principal and/or interest amounts due will not be collected according to the contractual terms. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the estimated fair value of the loan’s underlying collateral or related guaranty. Since a significant portion of the Bank’s loans are collateralized by real estate, the Bank primarily measures impairment based on the estimated fair value of the underlying collateral or related guaranty. In certain other cases, impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. Smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual installment loans for impairment disclosures. Generally, the Bank evaluates a loan for impairment when a loan is determined to be adversely risk rated.

The unallocated portion of the reserve is based upon management’s evaluation of various factors that are not directly measured in the determination of the allocated and specific reserves. Such factors include uncertainties in economic conditions, uncertainties in identifying triggering events that directly correlate to subsequent loss rates, risk factors that have not yet manifested themselves in loss allocation factors and historical loss experience data that may not precisely correspond to the current portfolio. The unallocated reserve may also be affected by review by the bank regulatory authorities who may require increases to the reserve based on their evaluation of the information available to them at the time of their examination. Also, loss data representing a complete economic cycle is not available for all sections of the loan portfolio. Accordingly, the unallocated reserve helps to minimize the risk related to the margin of imprecision inherent in the estimation of allocated loan losses. Due to the subjectivity involved in the determination of the unallocated portion of the reserve for loan losses, the relationship of the unallocated component to the total reserve for loan losses may fluctuate from period to period.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

1. Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

Reserve for Unfunded Loan Commitments

The Company maintains a separate reserve for losses related to unfunded loan commitments. Management estimates the amount of probable losses related to unfunded loan commitments by applying the loss factors used in the reserve for loan loss methodology to an estimate of the expected amount of funding and applies this adjusted factor to the unused portion of unfunded loan commitments. The reserve for unfunded loan commitments totaled $1,039 and $3,163 at December 31, 2008 and 2007, respectively, and these amounts are included in accrued interest and other liabilities in the accompanying consolidated balance sheets. Increases (decreases) in the reserve for unfunded loan commitments are recorded in noninterest expenses in the accompanying consolidated statements of operation.

Mortgage Servicing Rights

Mortgage servicing rights (“MSRs”) are measured by allocating the carrying value of loans between the assets sold and interest retained, based upon the relative estimated fair value at date of sale. MSRs are capitalized at their allocated carrying value and amortized in proportion to, and over the period of, estimated future net servicing revenue. Impairment of MSRs is assessed based on the estimated fair value of servicing rights. Fair value is estimated using discounted cash flows of servicing revenue less servicing costs taking into consideration market estimates of prepayments as applied to underlying loan type, note rate and term. Impairment adjustments, if any, are recorded through a valuation allowance.

Fees earned for servicing mortgage loans are reported as income when the related mortgage loan payments are received. The Company classifies MSRs as accrued interest and other assets in the accompanying consolidated balance sheets.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the shorter of the estimated useful lives of the assets or terms of the leases. Amortization of leasehold improvements is included in depreciation and amortization expense in the accompanying consolidated financial statements.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets represent the excess of the purchase price and related costs over the fair value of net assets acquired in business combinations under the purchase method of accounting. As of December 31, 2007, the carrying value of goodwill was $105,047, which arose from the acquisition of F&M during 2006 (see Note 2) and from the acquisition of Community Bank of Grants Pass (“CBGP”) during 2004. As of December 31, 2008, the Company had determined that all of its goodwill was impaired, and, accordingly, wrote-off all of its goodwill.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” goodwill cannot be amortized; however, it must be tested for impairment at least annually. The impairment test for goodwill requires a two-step process. First, the aggregate estimated fair value of a reporting unit is compared to its carrying amount, including goodwill. If the estimated fair value exceeds the carrying amount, no impairment exists. If the carrying amount of the reporting unit exceeds the estimated fair value, then a second step of the impairment test is required in order to determine the implied fair value of the reporting unit’s goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value, then goodwill impairment is recognized by writing goodwill down to the implied fair value. The Company performs its annual impairment test for goodwill as of September 30 of each year. Goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The goodwill

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

1. Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

impairment evaluation process requires the Company to make estimates and assumptions with regard to the fair value of a reporting unit. Differences in the identification of reporting units and the use of valuation techniques can result in materially different evaluations of impairment. For purposes of the goodwill impairment test, the Company identified a single reporting unit.

During 2008, the Company engaged an independent third-party to perform its annual impairment test. At September 30, 2008, the fair value of the Company’s single reporting unit was determined by applying the following valuation methods and weightings (all of which were based, in part, on data from recent transactions involving similar financial institutions): (i) a market approach which utilized an estimated control premium (control premium method) (20%); (ii) a market approach using acquisition multiples based on recent transactions involving similar financial institutions (comparable transaction method) (60%); and (iii) an income approach based on the Company’s historical earnings data (20%). The results of this testing indicated that there was no goodwill impairment at September 30, 2008.

However, based on deteriorating economic conditions and the decline in the market price of the Company’s common stock, the Company engaged an independent third-party to perform an interim goodwill impairment test at December 31, 2008, and recently updated its analysis as of that date. The results of the interim test concluded that the estimated fair value of the Company’s reporting unit was less than its book value and the carrying amount of the Company’s reporting unit goodwill exceeded its implied fair value, resulting in a noncash after-tax impairment charge of $105.0 million, eliminating all previously recorded goodwill. Goodwill impairment is a noncash accounting adjustment that does not affect the Company’s reported cash flows and the Company’s Tier 1 and total regulatory capital ratios are unaffected by this adjustment.

The Company did not experience any goodwill impairment during the years ended December 31, 2007 and 2006. Other intangible assets include core deposit intangibles (“CDI”) and other identifiable finite-life intangible assets which are being amortized over their estimated useful lives primarily under the straight-line method. The CDI arose from the acquisitions of F&M and CBGP, and totaled approximately $7,921 and $9,502 at December 31, 2008 and 2007, respectively. The CDI is included in accrued interest and other assets in the accompanying consolidated balance sheets and is being amortized over an eight-year period for F&M and over a seven-year period for CBGP. Other intangible assets, exclusive of CDI, are not significant at December 31, 2008 and 2007.

Bank-Owned Life Insurance (“BOLI”)

The Company has purchased BOLI to protect itself against the loss of certain key employees and directors due to death. At December 31, 2008 and 2007, the Company had $26,315 and $26,271, respectively, of separate account BOLI and $7,253 and $7,033, respectively, of general account BOLI. During 2006, approximately $11,400 of existing general account BOLI was transferred into the separate account.

The separate account BOLI was purchased in the fourth quarter of 2006 as an investment expected to provide a long-term source of earnings to support existing employee benefit plans. The cash surrender value of the separate account BOLI is the quoted market price of the underlying securities, further supported by a stable value wrap, which mitigates, but does not fully protect the investment against changes in the fair market value depending on the severity and duration of market price disruption. The fair value of the general account BOLI is based on the insurance contract cash surrender value.

During 2008, losses on the underlying investments in the separate account BOLI exceeded the support of the stable value wrap. As a result, the Company incurred losses of approximately $648 on the separate account BOLI during 2008, and there is a possibility that additional losses could be incurred on the separate account BOLI in the future.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

1. Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

Other Real Estate (“OREO”)

OREO, acquired through foreclosure or deeds in lieu of foreclosure, is carried at the lower of cost or estimated net realizable value. When the property is acquired, any excess of the loan balance over the estimated net realizable value is charged to the reserve for loan losses. Holding costs; subsequent write-downs to net realizable value, if any; or any disposition gains or losses are included in noninterest expenses. The valuation of OREO is subjective in nature and may be adjusted in the future because of changes in economic conditions. Management considers third-party appraisals, as well as independent fair market value assessments from realtors or persons involved in selling OREO, in determining the fair value of particular properties. Net OREO was approximately $52,727 and $9,765 at December 31, 2008 and 2007, respectively, which is net of an allowance for losses in OREO of $5,340 as of December 31, 2008. No allowance was recorded as of December 31, 2007.

Federal Funds Purchased

Federal funds purchased are short-term borrowings that typically mature within one to ninety days.

Customer Repurchase Agreements

The Bank enters into repurchase agreements with customers who wish to deposit amounts in excess of the Federal Deposit Insurance Corporation (“FDIC”) insured amount of $250,000 ($100,000 prior to October 3, 2008). Each agreement is for a fixed length of time at a fixed interest rate. These deposits are not insured by the FDIC but are collateralized by an interest in pledged securities. The Bank has classified these borrowings separately from deposits.

Advertising

Advertising costs are generally charged to expense during the year in which they are incurred.

Income Taxes

The provision (credit) for income taxes is based on income and expenses as reported for financial statement purposes using the “asset and liability method” for accounting for deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision (credit) for income taxes. A valuation allowance, if needed, reduces deferred tax assets to the expected amount to be realized.

Trust Assets

Assets of the Bank’s trust department, other than cash on deposit at the Bank, are not included in the accompanying consolidated financial statements because they are not assets of the Bank. Assets (unaudited) totaling approximately $130,000 and $163,000 were held in trust as of December 31, 2008 and 2007, respectively.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (i) the assets have been isolated from the Company, (ii) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (iii) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

1. Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

Cash Dividend Restriction

Payment of dividends by the Company and the Bank is subject to restriction by state and federal regulators and availability of retained earnings.

Preferred Stock

Beginning in 2008, the Company may issue preferred stock in one or more series, up to a maximum of 5,000,000 shares. Each series shall include the number of shares issued, preferences, special rights and limitations as determined by the Board. Preferred stock may be issued with or without voting rights, not to exceed one vote per share, and the shares of preferred stock will not vote as a separate class or series except as required by state law. At December 31, 2008, there were no shares of preferred stock issued and outstanding.

Recently Issued Accounting Standards

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 does not require any new fair value measurements; rather, it provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. SFAS No. 157 was effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. The Company’s adoption of SFAS No. 157 on January 1, 2008 did not have a material impact on the Company’s consolidated financial statements. Effective February 12, 2008, the FASB issued a staff position, FSP FAS 157-2, which delayed the applicability of FAS 157 to non-financial instruments until January 1, 2009. On October 10, 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (FSP 157-3). FSP 157-3 clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 was effective immediately, and did not affect the Company’s fair value measurements for the year ended December 31, 2008.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115”. SFAS No. 159 provides entities with an option to report certain financial assets and liabilities at fair value — with changes in fair value reported in earnings — and requires additional disclosures related to an entity’s election to use fair value reporting. It also requires entities to display the fair value of those assets and liabilities for which the entity has elected to use fair value on the face of the balance sheet. SFAS No. 159 was effective for fiscal years beginning after November 15, 2007. The Company’s adoption of SFAS No. 159 on January 1, 2008 did not have an impact on the Company’s consolidated financial statements.

In November 2007, the Securities and Exchange Commission (“SEC”) issued “Staff Accounting Bulletin No. 109” (SAB 109). SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of a loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB 109 was applied on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The adoption of SAB 109 on January 1, 2008 did not have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007) (SFAS No. 141R), “Business Combinations”. SFAS No. 141R replaces SFAS No. 141, “Business Combinations” and applies to all

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

1. Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

transactions and other events in which one entity obtains control over one or more other businesses. SFAS No. 141R retains the fundamental requirements of SFAS No. 141 that the acquisition method of accounting be used for all business combinations and for the acquirer to be identified for each business combination. SFAS No. 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of the acquisition date. SFAS No. 141R also requires an acquirer to recognize assets acquired and liabilities assumed arising from contractual contingencies as of the acquisition date, measured at their acquisition-date fair values. This changes the requirements of SFAS No. 141 which permitted deferred recognition of preacquisition contingencies, until the recognition criteria for SFAS No. 5, “Accounting for Contingencies” were met. SFAS No. 141R will also require acquirers to expense acquisition-related costs as incurred rather than require allocation of such costs to the assets acquired and liabilities assumed. SFAS No. 141R is effective for business combination reporting for fiscal years beginning after December 15, 2008. The Company expects SFAS No. 141R to have a material impact on the accounting for any business combination occurring on or after January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.” SFAS No. 160 amends Accounting Research Bulletin (“ARB”) No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. Prior to SFAS No. 160, net income (loss) attributable to the noncontrolling interest generally was reported as an expense or other deduction in arriving at consolidated net income (loss). Additional disclosures are required as a result of SFAS No. 160 to clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact that SFAS No. 160 may have on its future consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities — an Amendment of FASB Statement No. 133.” SFAS No. 161 expands disclosure requirements regarding an entity’s derivative instruments and hedging activities. Expanded qualitative disclosures that will be required under SFAS No. 161 include: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under SFAS No. 133, and its related interpretations; and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 also requires several added quantitative disclosures in financial statements. SFAS No. 161 is effective for the Company on January 1, 2009. The Company is currently evaluating the effect that the provisions of SFAS No. 161 will have on its future consolidated financial statements.

Stock-Based Compensation

Prior to January 1, 2006, the Company accounted for stock-based compensation arrangements under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations (collectively, “APB No. 25”). Under this method, no compensation expense was recognized for the years prior to 2006, as the exercise price of each stock option which the Company granted was equal to the market value of the underlying common stock on the date of grant.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

1. Basis of Presentation and Summary of Significant Accounting Policies  – (continued)

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004) (SFAS 123R), “Share-Based Payment”. SFAS 123R requires the measurement of compensation cost for all stock-based awards to be based on the grant-date fair value and the recognition of compensation cost over the service period of stock-based awards, which is generally the same as the vesting period. The fair value of stock options is determined using the Black-Scholes valuation model, which is consistent with the Company’s valuation methodology previously utilized for stock options in the footnote disclosures required under SFAS No. 123, “Accounting for Stock-Based Compensation”.

The Company has adopted SFAS 123R using a modified version of prospective application (modified prospective application). Under modified prospective application, as it is applicable to the Company, SFAS 123R applies to new awards and to awards modified, repurchased or cancelled after January 1, 2006. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered (generally referring to non-vested awards) that are outstanding as of January 1, 2006, must be recognized as the remaining requisite service is rendered during the period of and/or the periods after the adoption of SFAS 123R. The attribution of compensation cost for those earlier awards will be based on the same method and on the same grant-date fair values previously determined for the pro forma disclosures required for companies that did not adopt the fair value accounting method for stock-based employee compensation. Modified prospective application provides for no retroactive application to prior periods and no cumulative adjustment to equity accounts. In accordance with SFAS 123R, unearned compensation on nonvested restricted stock has been reclassified to common stock effective January 1, 2006.

The Company’s stock-based compensation plans are described more fully in Note 19.

Stock Repurchases

On August 13, 2007, the Company announced that the Board authorized the Company to acquire, from time to time, up to 5% of the Company’s issued and outstanding common shares over a two-year period. Management’s discretion will determine the timing of the stock repurchase transactions and the number of shares repurchased. Consideration will be given to factors including market price of the stock, growth expectations, capital levels, risk factors, general economic conditions, established and special trading blackout periods, and other investment opportunities. The Company has not repurchased shares since the fourth quarter of 2007 and does not presently contemplate additional activity due to the elevated risk and uncertainty arising from the current economic downturn. As of December 31, 2008, the Company had repurchased a total of 483,100 shares at an average price of $19.05, all of which were repurchased in 2007.

2. Mergers and Acquisitions

On April 20, 2006, the Company completed its acquisition of F&M to facilitate its expansion into the Idaho market. F&M’s banking subsidiary, Farmers & Merchants State Bank (“FMSB”), operated 11 branches in Boise, Idaho and surrounding markets. In exchange for 100% of the outstanding common stock of F&M, the stockholders of F&M received 6,656,249 shares of the Company’s common stock (valued at $124,552) and $22,500 in cash (less a holdback of $3,902 related to the uncertain collectibility of specific F&M loans). The common stock issued was valued at $18.71 per share, representing an average of the closing market prices for two days before and after the date the acquisition terms were agreed to and announced.

Upon completion of this acquisition, F&M was merged into the Company. Accordingly, the assets and liabilities of F&M were recorded in the Company’s consolidated balance sheet at their estimated fair market values as of the acquisition date. The acquisition was accounted for using the purchase method of accounting.

At December 31, 2008, the holdback amount has been reduced to zero from $1,702 at December 31, 2007, as certain loans have either paid-off or been upgraded and, therefore, removed from the holdback.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

2. Mergers and Acquisitions  – (continued)

The following table summarizes the estimated fair value of assets acquired and liabilities assumed at the date of acquisition:

Cash and cash equivalents	$(8,350)
Investment securities	106,159
Loans, net	493,900
Premises and equipment, net	16,479
Core deposit intangibles	11,800
Goodwill (See Note 1)	98,695
Other assets	3,302
Total assets acquired	721,985
Deposits	482,707
Borrowings	82,589
Other liabilities	9,637
Total liabilities assumed	574,933
Total purchase price	$147,052

3. Cash and Due from Banks

By regulation, the Bank must meet reserve requirements as established by the Federal Reserve Bank (FRB) (approximately $9,993 and $1,360 at December 31, 2008 and 2007, respectively). Accordingly, the Bank complies with such requirements by holding cash and maintaining average reserve balances with the FRB in accordance with such regulations.

4. Investment Securities

Investment securities at December 31, 2008 and 2007 consisted of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
2008
Available-for-sale
U.S. Agency mortgage-backed securities	$94,292	$607	$1,365	$93,534
U.S. Government and agency securities	8,273	453	—	8,726
Obligations of state and political subdivisions	1,503	32	5	1,530
U.S. Agency asset-backed securities	3,193	67	—	3,260
Mutual fund	423	7	—	430
	$107,684	$1,166	$1,370	$107,480
Held-to-maturity
Obligations of state and political subdivisions	$2,211	$36	$—	$2,247
2007
Available-for-sale
U.S. Agency mortgage-backed securities	$64,874	$452	$124	$65,202
U.S. Government and agency securities	10,187	310	—	10,497
Obligations of state and political subdivisions	3,710	30	3	3,737
U.S. Agency asset-backed securities	3,490	48	—	3,538
Equity securities	310	139	—	449
Mutual fund	405	7	—	412
	$82,976	$986	$127	$83,835
Held-to-maturity
Obligations of state and political subdivisions	$3,180	$24	$11	$3,193

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

4. Investment Securities  – (continued)

The following table presents the fair value and gross unrealized losses of the Bank’s investment securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008 and 2007:

	Less than 12 Months		12 Months or More		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
2008
U.S. Agency mortgage-backed securities	$56,029	$1,362	$183	$3	$56,212	$1,365
Obligations of state and political subdivisions	295	5	—	—	295	5
	$56,324	$1,367	$183	$3	$56,507	$1,370
2007
U.S. Agency mortgage-backed securities	$14,684	$64	$6,900	$60	$21,584	$124
Obligations of state and political subdivisions	—	—	2,307	14	2,307	14
	$14,684	$64	$9,207	$74	$23,891	$138

The unrealized losses on U.S. Agency mortgage-backed securities (“MBS”) are primarily due to widening of interest rate spreads resulting from turbulent credit market conditions that existed at December 31, 2008 as compared to yields/spread relationships prevailing at the time specific investment securities were purchased. Management expects the fair value of these investment securities to recover as market turbulence abates, and/or as securities approach their maturity dates. Because the Company’s MBS portfolio is comprised of conventional agency MBS which carry U.S. government guarantees as to principal and interest, management does not believe that any of the securities are impaired due to issues of credit quality nor that any of the above gross unrealized losses on investment securities are other-than-temporary. Accordingly, no impairment adjustments have been recorded for the years ended December 31, 2008 and 2007.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

4. Investment Securities  – (continued)

Management of the Company has the intent and ability to hold the investment securities classified as held-to-maturity until they mature, at which time the Company will receive full amortized cost value for such investment securities. Furthermore, as of December 31, 2008, management of the Company also had the intent and ability to hold the investment securities classified as available-for-sale for a period of time sufficient for a recovery of cost. The amortized cost and estimated fair value of investment securities at December 31, 2008, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
Available-for-sale
Due one year or less	$2,673	$2,714
Due after one year through five years	9,273	9,762
Due after five years through ten years	7,209	7,376
Due after ten years	88,106	87,198
Mutual fund	423	430
	$107,684	$107,480
Held-to-maturity
Due one year or less	$200	$200
Due after one year through five years	1,299	1,325
Due after five years through ten years	712	722
	$2,211	$2,247

Investment securities with a carrying value of approximately $109,293 and $86,139 at December 31, 2008 and 2007, respectively, were pledged to secure public deposits, customer repurchase agreements and for other purposes as required or permitted by law.

The Company had no gross realized losses on sales of investment securities during the years ended December 31, 2008, 2007, and 2006. Gross realized gains on sales of investment securities during the years ended December 31, 2008, 2007, and 2006, are as disclosed in the accompanying consolidated statements of operations.

5. Loans

Loans at December 31, 2008 and 2007 consisted of the following:

	2008	2007
Commercial	$582,831	$606,408
Real Estate:
Construction/lot	517,721	686,829
Mortgage	96,248	88,509
Commercial	703,149	612,694
Consumer	56,235	47,038
Total loans	1,956,184	2,041,478
Less reserve for loan losses	47,166	33,875
	$1,909,018	$2,007,603

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

5. Loans  – (continued)

Included in mortgage loans at December 31, 2008 and 2007 were approximately $1,416 and $4,306, respectively, in mortgage loans held for sale. In addition, the above loans are net of deferred loan fees of approximately $4,697 and $5,659 at December 31, 2008 and 2007, respectively.

A substantial portion of the Bank’s loans are collateralized by real estate in four major markets (Central, Southern and Northwest Oregon, as well as the Boise, Idaho area), and, accordingly, the ultimate collectability of a substantial portion of the Bank’s loan portfolio is susceptible to changes in the local economic conditions in such markets.

In the normal course of business, the Bank participates portions of loans to third-parties in order to extend the Bank’s lending capability or to mitigate risk. At December 31, 2008 and 2007, the portion of these loans participated to third-parties (which are not included in the accompanying consolidated financial statements) totaled approximately $46,432 and $72,776, respectively.

6. Reserve for Credit Losses

Transactions in the reserve for loan losses and unfunded loan commitments for the years ended December 31, 2008, 2007 and 2006 were as follows:

Reserve for Loan Losses	2008	2007	2006
Balance at beginning of year	$33,875	$23,585	$14,688
Loan loss provision	99,593	19,400	6,000
Recoveries	1,980	1,290	690
Loans charged off	(88,282)	(10,400)	(1,972)
Reclassification to reserve for unfunded loan commitments	—	—	(3,213)
Reserves acquired from F&M	—	—	7,392
Balance at end of year	$47,166	$33,875	$23,585
Reserve for unfunded loan commitments
Balance at beginning of year	$3,163	$3,213	$—
Reclassification from reserve for loan losses	—	—	3,213
Credit for unfunded loan commitments	(2,124)	(50)	—
Balance at end of year	$1,039	$3,163	$3,213
Reserve for credit losses
Reserve for loan losses	$47,166	$33,875	$23,585
Reserve for unfunded loan commitments	1,039	3,163	3,213
Total reserve for credit losses	$48,205	$37,038	$26,798

Starting in the fourth quarter of 2006, the Bank began classifying its reserve for unfunded loan commitments as other liabilities; prior to the fourth quarter of 2006, the reserve for unfunded loan commitments was included as a component of the reserve for loan losses in accordance with the industry practice of other banks in its peer group. During the third quarter of 2008, the Company reduced its estimated reserves for unfunded commitments by approximately $2,100 as a result of declining outstanding commitments and lower estimated funding rates. At December 31, 2008 the Bank had approximately $514.6 million in outstanding commitments to extend credit, compared to approximately $727.4 million at year-end 2007.

The Bank’s operations, like those of other financial institutions operating in the Bank’s market, are significantly influenced by various economic conditions including local economies, the strength of the real

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

6. Reserve for Credit Losses  – (continued)

estate market and the fiscal and regulatory policies of the federal and state government and the regulatory authorities that govern financial institutions. Approximately 67% of the Bank’s loan portfolio at December 31, 2008 consisted of real estate-related loans, including construction and development loans, commercial real estate mortgage loans and commercial loans secured by commercial real estate. There has been a significant slow-down in the real estate markets due to negative economic trends and credit market disruption, the impacts of which are not yet completely known or quantified. Recently, there has been tighter credit underwriting and higher premiums on liquidity, both of which may continue to place downward pressure on real estate values. Any further downturn in the real estate markets could materially and adversely affect the Bank’s business because a significant portion of the Bank’s loans are secured by real estate. The Bank’s ability to recover on defaulted loans by selling the real estate collateral would then be diminished and the Bank would be more likely to suffer losses on defaulted loans. Consequently, the Bank’s results of operations and financial condition are dependent upon the general trends in the economy, and in particular, the residential and commercial real estate markets. If there is a further decline in real estate values, the collateral for the Bank’s loans would provide less security. Real estate values could be affected by, among other things, a worsening of economic conditions, an increase in foreclosures, a decline in home sale volumes, and an increase in interest rates. Further, the Bank may experience an increase in the number of borrowers who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to the Bank given a sustained weakness or a weakening in business and economic conditions generally or specifically in the principal markets in which the Bank does business. An increase in the number of delinquencies, bankruptcies or defaults could result in a higher level of nonperforming assets, net charge-offs and loan loss provision.

Loans on nonaccrual status at December 31, 2008 and 2007 were approximately $119,765 and $45,865, respectively. Interest income which would have been realized on such nonaccrual loans outstanding at year-end, if they had remained current, was approximately $4,953, $1,307, and $163 for the years ended December 31, 2008, 2007, and 2006 respectively.

Loans contractually past due 90 days or more on which the Company continued to accrue interest were insignificant at December 31, 2008 and 2007.

Total impaired loans as of December 31, 2008 and 2007 were as follows:

	2008	2007
Impaired loans with an associated allowance	$120,468	$45,797
Impaired loans without an associated allowance	—	68
Total recorded investment in impaired loans	$120,468	$45,865
Amount of the reserve for loan losses allocated to impaired loans	$2,699	$3,885

The average recorded investment in impaired loans was approximately $86,332 and $24,272 for the years ended December 31, 2008 and 2007, respectively. Interest income recognized for cash payments received on impaired loans for the years ended December 31, 2008, 2007, and 2006 was insignificant.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

6. Reserve for Credit Losses  – (continued)

The following tables present information with respect to non-performing assets at December 31, 2008 and 2007:

	2008	2007
Loans on nonaccrual status	$120,468	$45,865
Loans past due 90 days or more but not on nonaccrual status	5	51
OREO – non-performing	38,952	9,765
Total non-performing assets	$159,425	$55,681
Operating commercial real estate OREO	$13,775	$—
OREO – non-performing	38,952	9,765
Total OREO	$52,727	$9,765

7. Mortgage Banking Activities

The Bank sells a predominant share of the mortgage loans it originates into the secondary market. However, it has retained the right to service sold loans with principal balances totaling approximately $512,000, $494,000 and $495,000 as of December 31, 2008, 2007 and 2006, respectively. These balances are not included in the accompanying consolidated balance sheets. The sales of these mortgage loans are subject to technical underwriting requirements and related repurchase risks. However, as of December 31, 2008 and 2007, management is not aware of any mortgage loans which will have to be repurchased.

Mortgage loans held for sale are carried at the lower of cost or estimated market value. Market value is determined on an aggregate loan basis. At December 31, 2008 and 2007, mortgage loans held for sale were carried at cost, which was less than the estimated market value.

Transactions in the Company’s MSRs for the years ended December 31, 2008, 2007 and 2006 were as follows:

	2008	2007	2006
Balance at beginning of year	$3,756	$4,096	$4,439
Additions	989	839	919
Amortization	(1,140)	(1,179)	(1,262)
Balance at end of year	$3,605	$3,756	$4,096

At December 31, 2008 and 2007, the fair value of the Company’s MSRs was approximately $4,572 and $5,279, respectively. The key assumptions used in estimating the fair value of MSRs at December 31, 2008 included weighted-average mortgage prepayment rates of approximately 318% for the first year, 258% for the second year and 219% thereafter (194%, 184% and 175%, respectively, in 2007). Discount rates of 10% and 9% were applied in 2008 and 2007, respectively.

The Company analyzes its MSRs by underlying loan type and interest rate (primarily fixed and adjustable). The estimated fair values are obtained through an independent third-party valuation, utilizing future cash flows which incorporate numerous assumptions including servicing income, servicing costs, market discount rates, prepayment speeds, default rates and other market-driven data. Accordingly, changes in such assumptions could significantly affect the estimated fair values of the Company’s MSRs.

No valuation allowance for MSRs was required for the years ended December 31, 2008, 2007 and 2006.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

7. Mortgage Banking Activities  – (continued)

Mortgage banking income, net, consisted of the following for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
Origination and processing fees	$1,363	$1,744	$1,960
Gains on sales of mortgage loans, net	583	898	1,055
Servicing fees	1,294	1,267	1,271
Amortization	(1,140)	(1,179)	(1,262)
Mortgage banking income, net	$2,100	$2,730	$3,024

8. Premises and Equipment

Premises and equipment at December 31, 2008 and 2007 consisted of the following:

	2008	2007
Land	$9,237	$9,362
Buildings and leasehold improvements	30,796	26,935
Furniture and equipment	14,684	14,098
	54,717	50,395
Less accumulated depreciation and amortization	15,212	13,584
	39,505	36,811
Construction in progress	258	1,251
Premises and equipment, net	$39,763	$38,062

9. Core Deposit Intangibles (CDI)

Net unamortized CDI totaled $7,921 and $9,502 at December 31, 2008 and 2007, respectively. Amortization expense related to the CDI during the years ended December 31, 2008, 2007 and 2006 totaled $1,581, $1,580 and $1,089, respectively.

At December 31, 2008, the forecasted CDI annual amortization expense for each of the next five years and thereafter is as follows:

2009	$1,533
2010	1,476
2011	1,476
2012	1,476
2013	1,476
Thereafter	484

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

10. Other Real Estate Owned

Transactions in the Company’s OREO for the years ended December 31, 2008 and 2007 are summarized in the following table. OREO transactions for the year ended December 31, 2006 were insignificant.

	2008	2007
Balance at beginning of year	$9,765	$326
Additions	55,760	11,651
Dispositions	(7,458)	(2,212)
Valuation adjustments	(5,340)	—
Balances at end of year	$52,727	$9,765

OREO valuation adjustments have been recorded on certain OREO properties in 2008. This expense is included in OREO expense in the accompanying 2008 consolidated statement of operations. There were no valuation adjustments recorded in 2007 or 2006. The following table summarizes activity in the OREO valuation allowance taken for the year ended December 31, 2008:

Balance at beginning of year	$—
Additions to the valuation allowance	5,460
Reductions due to sales of OREO	(120)
Balance at end of year	$5,340

OREO expenses for the year ended December 31, 2008 primarily consisted of $2,742 of OREO operating costs and $5,340 of valuation allowances. OREO expenses for the years ended December 31, 2007 and 2006 were insignificant.

11. Time Deposits

Time deposits in amounts of $100,000 or more aggregated approximately $349,000 and $117,000 at December 31, 2008 and 2007, respectively.

At December 31, 2008, the scheduled annual maturities of all time deposits were approximately as follows:

2009	$457,000
2010	91,000
2011	9,000
2012	23,000
2013	1,000
$581,000

The increase in time deposits (from approximately $257,000 at December 31, 2007 to approximately $581,000 at December 31, 2008) primarily resulted from the use of national market brokered CDs that were part of the Company’s wholesale funding strategies in 2008. In addition, the Bank uses the CDARSTM program to meet the needs of certain customers whose investment policies may necessitate or require FDIC insurance. The Company does not aggressively market time deposits within local markets as they are not believed to be key to its relationship banking strategy. At December 31, 2008, brokered deposits totaled $147,900 and CDARS deposits totaled $168,246. At December 31, 2007, brokered deposits totaled $9,874 and CDARS deposits totaled $79,627.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

12. Junior Subordinated Debentures

The Company has established four subsidiary grantor trusts for the purpose of issuing trust preferred securities (“TPS”) and common securities. The common securities were purchased by the Company, and the Company’s investment in the common securities of $2,058 at both December 31, 2008 and 2007, is included in accrued interest and other assets in the accompanying consolidated balance sheets.

The TPS are subordinated to any other borrowings of the Company, and no principal payments are required until the related maturity dates (unless conditions are met as described below). The significant terms of each individual trust are as follows:

Issuance Trust	Issuance Date	Maturity Date	Junior Subordinated Debentures(A)	Interest Rate	Effective Rate at December 31, 2008
Cascade Bancorp Trust I(D)	12/31/2004	3/15/2035	$20,619	3-month LIBOR + 1.80%(C)	3.796%
Cascade Bancorp Statutory Trust II(E)	3/31/2006	6/15/2036	13,660	6.619%(B)	6.619%
Cascade Bancorp Statutory Trust III(E)	3/31/2006	6/15/2036	13,660	3-month LIBOR + 1.33%(C)	3.326%
Cascade Bancorp Statutory Trust IV(F)	6/29/2006	9/15/2036	20,619	3-month LIBOR + 1.54%(C)	3.536%
Totals			$68,558	Weighted average rate	4.187%

(A)	The Junior Subordinated Debentures (Debentures) were issued with substantially the same terms as the TPS and are the sole assets of the related trusts. The Company’s obligations under the Debentures and related agreements, taken together, constitute a full and irrevocable guarantee by the Company of the obligations of the trusts.
(B)	The Debentures bear a fixed quarterly interest rate for 20 quarters, at which time the rate begins to float on a quarterly basis based on the three-month London Inter-Bank Offered Rate (LIBOR) plus 1.33% thereafter until maturity.
(C)	The three-month LIBOR in effect as of December 31, 2008 was 1.996%.
(D)	The TPS may be called by the Company at par at any time subsequent to March 15, 2010 and may be redeemed earlier upon the occurrence of certain events that impact the income tax or the regulatory capital treatment of the TPS.
(E)	The TPS may be called by the Company at par at any time subsequent to June 15, 2011 and may be redeemed earlier upon the occurrence of certain events that impact the income tax or the regulatory capital treatment of the TPS.
(F)	The TPS may be called by the Company at par at any time subsequent to September 15, 2011 and may be redeemed earlier upon the occurrence of certain events that impact the income tax or the regulatory capital treatment of the TPS.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

12. Junior Subordinated Debentures  – (continued)

In accordance with industry practice, the Company’s liability for the common securities has been included with the Debentures in the accompanying consolidated balance sheets. Management believes that at December 31, 2008 and 2007, the TPS meet applicable regulatory guidelines to qualify as Tier I capital (see Note 21).

Interest payments on all TPS are made on a quarterly basis on March 15, June 15, September 15 and December 15. Because of the elevated credit risk and associated net loss incurred by the Company in 2008, the Bank’s regulators have required the Bank to obtain regulatory approval prior to the payment of interest on the TPS.

13. Other Borrowings

The Bank participates in the FHLB’s Cash Management Advance Program (the “Program”). At December 31, 2008, the Bank had $128,457 ($293,209 at December 31, 2007) in borrowings outstanding from the FHLB under the Program with fixed interest at rates ranging from 2.50% to 6.62%. All outstanding borrowings with the FHLB are collateralized by a blanket pledge agreement on the Bank’s FHLB stock, any funds on deposit with the FHLB, investment securities and loans. At December 31, 2008, the Bank had remaining available borrowings from the FHLB of approximately $701,130, given availability and sufficiency of eligible collateral. As of December 31, 2008, the Bank had collateral with which to pledge for borrowings totaling approximately $360,242.

At December 31, 2008, the contractual maturities of the Bank’s FHLB borrowings outstanding were approximately as follows:

2009	$24,000
2010	5,076
2011	20,000
2012	20,000
2013	886
Thereafter	58,495
$128,457

At December 31, 2008, the Bank had approximately $194,988 in available short-term borrowings from the FRB, collateralized by certain of the Bank’s loans. Such available borrowings include participation in the Treasury Tax and Loan (“TT&L”) program of the federal government, with access to this funding source limited to $5,000 and is fully at the discretion of the U.S. Treasury. Of the total available FRB borrowings, at December 31, 2008, the Bank had approximately $120,518 ($34,658 at December 31, 2007) in total borrowings outstanding from the FRB. FRB borrowings at December 31, 2008 consisted of approximately $14,000 of overnight borrowings at a rate of 0.50%, $105,000 in auction term funding maturing in the first quarter of 2009 that bears a weighted average rate of 0.31% and TT&L overnight borrowings of approximately $1,500.

As an additional source of liquidity, the Bank had federal fund borrowing agreements with correspondent banks aggregating approximately $20,100 and $105,000 at December 31, 2008 and 2007, respectively. At December 31, 2008 the Company had no outstanding borrowings under these federal fund borrowing agreements and the Company had $14,802 outstanding under these federal fund borrowing agreements at December 31, 2007.

On February 12, 2009, the Bank issued $41 million of senior unsecured debt under the FDIC’s Temporary Liquidity Guarantee Program (“TLGP”) comprised of $15 million floating rate and $26 million fixed rate notes maturing on February 12, 2012.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

14. Commitments, Guarantees and Contingencies

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit, commitments under credit card lines of credit and standby letters of credit. These financial instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of amounts recognized in the accompanying consolidated balance sheets. The contractual amounts of these financial instruments reflect the extent of the Bank’s involvement in these particular classes of financial instruments. As of December 31, 2008 and 2007, the Bank had no material commitments to extend credit at below-market interest rates and held no significant derivative financial instruments.

The Bank’s exposure to credit loss for commitments to extend credit, commitments under credit card lines of credit and standby letters of credit is represented by the contractual amount of these instruments. The Company follows the same credit policies in underwriting and offering commitments and conditional obligations as it does for on-balance sheet financial instruments.

A summary of the Bank’s off-balance sheet financial instruments at December 31, 2008 and 2007 is approximately as follows:

	2008	2007
Commitments to extend credit	$465,500	$669,336
Commitments under credit card lines of credit	30,522	30,490
Standby letters of credit	18,583	27,602
Total off-balance sheet financial instruments	$514,605	$727,428

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank applies established credit related standards and underwriting practices in evaluating the creditworthiness of such obligors. The amount of collateral obtained, if it is deemed necessary by the Bank upon the extension of credit, is based on management’s credit evaluation of the counterparty.

The Bank typically does not obtain collateral related to credit card commitments. Collateral held for other commitments varies but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. These guarantees are primarily issued to support public and private borrowing arrangements. In the event the customer does not perform in accordance with the terms of the agreement with the third-party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount of the commitment. If the commitment were funded, the Bank would be entitled to seek recovery from the customer. The Bank’s policies generally require that standby letter of credit arrangements contain security and debt covenants similar to those involved in extending loans to customers. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Bank considers the fees collected in connection with the issuance of standby letters of credit to be representative of the fair value of its obligations undertaken in issuing the guarantees. In accordance with GAAP related to guarantees, the Bank defers fees collected in connection with the issuance of standby letters of credit. The fees are then recognized in income proportionately over the life of the standby letter of credit

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

14. Commitments, Guarantees and Contingencies  – (continued)

agreement. At December 31, 2008 and 2007, the Bank’s deferred standby letter of credit fees, which represent the fair value of the Bank’s potential obligations under the standby letter of credit guarantees, were insignificant to the accompanying consolidated financial statements. The Bank also has certain lending commitments for conforming residential mortgage loans to be sold into the secondary market which are considered derivative instruments under the guidelines of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 149. However, in the opinion of management, such derivative amounts are not significant, and, therefore, no derivative assets or liabilities are recorded in the accompanying consolidated financial statements.

Lease Commitments

The Bank leases certain land and facilities under operating leases, some of which include renewal options and escalation clauses. At December 31, 2008, the aggregate minimum rental commitments under operating leases that have initial or remaining non-cancelable lease terms in excess of one year were approximately as follows:

2009	$2,070
2010	1,712
2011	1,628
2012	1,592
2013	1,462
Thereafter	8,803
$17,267

Total rental expense was approximately $2,528, $2,309 and $1,801 in 2008, 2007 and 2006, respectively.

Operating Environment and Financial Condition

During the year ended December 31, 2008, the Company incurred a net loss of $135.6 million of which $105.0 million was a result of a non-cash impairment of its goodwill. The balance of the loss was primarily related to a $99.6 million pre-tax loan loss provision for the year that was required as a result of the economic downturn, which negatively affected a substantial portion of the Company’s real estate related construction and development loans. In response to the adverse economic conditions, management has been, and will continue to work toward, reducing the amount of the Company’s nonperforming assets, adjusting the balance sheet by reducing loan totals and other assets as possible, reducing controllable operating costs, and augmenting deposits while striving to maximize secured borrowing facilities to improve liquidity and preserve capital over the course of 2009. Accordingly, at a minimum through December 31, 2009, management believes that the Company has sufficient capital and liquidity to successfully meet its obligations in the normal course of business. However, the Company’s inability to successfully implement its plans or further deterioration in economic conditions and real estate prices could have a material adverse effect on the Company’s financial position and liquidity.

The Company’s annual examination by its primary banking regulators is currently in process. The Company has not yet received its formal examination report from the regulators, but given current economic conditions and the Company’s elevated levels of nonperforming assets, the regulators could, among other things, require management to reduce nonperforming assets, raise and/or improve capital levels, restrict dividend payments, improve liquidity, limit deposit pricing and restrict access to brokered or other volatile wholesale funds.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

14. Commitments, Guarantees and Contingencies  – (continued)

Litigation

In the ordinary course of business, the Bank becomes involved in various litigation arising from normal banking activities. In the opinion of management, the ultimate disposition of these actions will not have a material adverse effect on the Company’s consolidated financial statements as of and for the year ended December 31, 2008.

Other

The Bank is a public depository and, accordingly, accepts deposit funds belonging to, or held for the benefit of, the state of Oregon, political subdivisions thereof, municipal corporations, and other public funds. In accordance with applicable state law, in the event of default of one bank, all participating banks in the state collectively assure that no loss of funds is suffered by any public depositor. Generally, in the event of default by a public depository, the assessment attributable to all public depositories is allocated on a pro rata basis in proportion to the maximum liability of each public depository as it existed on the date of loss. The Bank has taken out a letter of credit from the FHLB which collateralizes a substantial portion of its public deposits. At December 31, 2008 there was no liability associated with the Bank’s participation in this pool, as there were no failed banks in Oregon. The maximum future contingent liability is dependent upon potential changes in regulations, bank failures, and the level of public fund deposits, all of which cannot presently be determined.

The Company has entered into employment contracts and benefit plans with certain executive officers and members of the Board that allow for payments (or accelerated payments) contingent upon a change in control of the Company.

15. Income Taxes

The provision (credit) for income taxes for the years ended December 31, 2008, 2007 and 2006 was approximately as follows:

	2008	2007	2006
Current:
Federal	$(11,915)	$20,682	$20,569
State	479	3,915	3,768
	(11,436)	24,597	24,337
Deferred	(11,870)	(6,841)	(2,546)
Provision (credit) for income taxes	$(23,306)	$17,756	$21,791

The provision (credit) for income taxes results in effective tax rates which are different than the federal income tax statutory rate. The nature of the differences for the years ended December 31, 2008, 2007, and 2006 were approximately as follows:

	2008	2007	2006
Expected federal income tax provision (credit) at statutory rates	$(55,255)	$16,707	$20,114
State income taxes, net of federal effect	(2,860)	2,070	2,449
Goodwill impairment	35,830	—	—
Effect of nontaxable income, net	(509)	(928)	(605)
Other, net	(512)	(93)	(167)
Provision (credit) for income taxes	$(23,306)	$17,756	$21,791

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

15. Income Taxes  – (continued)

The components of the net deferred tax assets and liabilities at December 31, 2008 and 2007 were approximately as follows:

	2008	2007
Deferred tax assets:
Reserve for loan losses and unfunded loan commitments	$19,171	$14,721
Deferred benefit plan expenses, net	5,742	4,774
State operating loss carryforwards	1,457	—
Net unrealized losses on investment securities	78	—
Allowance for losses on OREO	2,124	—
Accrued interest on non-accrual loans	1,970	486
Other	797	91
Total deferred tax assets	31,339	20,072
Deferred tax liabilities:
Accumulated depreciation and amortization	1,977	1,807
Deferred loan income	1,674	1,649
MSRs	1,434	1,493
Purchased intangibles related to F&M and CBGP	2,809	4,235
FHLB stock dividends	573	589
Net unrealized gains on investment securities	—	327
Other	626	—
Total deferred tax liabilities	9,093	10,100
Net deferred tax assets	$22,246	$9,972

No valuation allowance for deferred tax assets was recorded at December 31, 2008 and 2007, as management believes that it is more likely than not that all of the deferred tax assets will be realized based on management’s expectation of future federal and state taxable income and recoverable federal income taxes paid in prior years. In addition, due to the net operating loss incurred in 2008, the Company has recorded income taxes receivable of approximately $21,230, which is included in other assets on the accompanying 2008 consolidated balance sheet. At December 31, 2007, the Company had income taxes payable of approximately $4,229 which is recorded in other liabilities in the accompanying 2007 consolidated balance sheet.

16. Basic and Diluted Earnings (Loss) per Common Share

The Company’s basic earnings (loss) per common share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. The Company’s diluted earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding plus dilutive common shares related to stock options and nonvested restricted stock. The Company’s diluted loss per common share is the same as the basic loss per common share due to the anti-dilutive effect of common stock equivalents. All share and per share amounts in 2007 have been retroactively adjusted to reflect a 5-for-4 stock split declared in 2006.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

16. Basic and Diluted Earnings (Loss) per Common Share  – (continued)

The numerators and denominators used in computing basic and diluted earnings (loss) per common share for the years ended December 31, 2008, 2007 and 2006 can be reconciled as follows:

	Net Income (Loss) (Numerator)	Weighted- Average Shares (Denominator)	Per-Share Amount
2008
Basic loss per common share –
Net loss	$(134,566)	27,935,736	$(4.82)
Effect of stock options and nonvested restricted stock	—	—
Diluted loss per common share	$(134,566)	27,935,736	$(4.82)
Common stock equivalent shares excluded due to antidilutive effect		236,129
2007
Basic earnings per common share –
Net income	$29,979	28,242,684	$1.06
Effect of stock options and nonvested restricted stock	—	334,720
Diluted earnings per common share	$29,979	28,577,404	$1.05
2006
Basic earnings per common share –
Net income	$35,677	26,062,018	$1.37
Effect of stock options and nonvested restricted stock	—	601,498
Diluted earnings per common share	$35,677	26,663,516	$1.34

17. Transactions With Related Parties

Certain officers and directors (and the companies with which they are associated) are customers of, and have had banking transactions with, the Bank in the ordinary course of the Bank’s business. In addition, the Bank expects to continue to have such banking transactions in the future. All loans, and commitments to loan, to such parties are generally made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, these transactions do not involve more than the normal risk of collectibility or present any other unfavorable features.

An analysis of activity with respect to loans to officers and directors of the Bank for the years ended December 31, 2008 and 2007 was approximately as follows:

	2008	2007
Balance at beginning of year	$1,007	$999
Additions	2,139	1,983
Repayments	(1,985)	(1,975)
Balance at end of year	$1,161	$1,007

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

18. Benefit Plans

401(k) Profit Sharing Plan

The Company maintains a 401(k) profit sharing plan (the Plan) that covers substantially all full-time employees. Employees may make voluntary tax-deferred contributions to the Plan, and the Company’s contributions related to the Plan are at the discretion of the Board, not to exceed the amount deductible for federal income tax purposes.

Employees vest in the Company’s contributions to the Plan over a period of five years. The total amounts charged to operations under the Plan were approximately $1,078, $1,977 and $1,899 for the years ended December 31, 2008, 2007 and 2006, respectively. In 2008 the Company’s contributions to the Plan of $1,078 consisted solely of employer matching contributions. The Company’s contributions to the Plan for the year ended December 31, 2007 consisted of employer matching contributions of $1,120 and profit sharing contributions of $857. The Company’s contributions to the Plan for the year ended December 31, 2006 consisted of employer matching contributions of $923 and profit sharing contributions of $976.

Other Benefit Plans

The Bank has deferred compensation plans for the Board and certain key executives and managers, a salary continuation plan and a supplemental executive retirement (“SERP”) plan for certain key executives. In accordance with the provisions of the deferred compensation plans, participants can elect to defer portions of their annual compensation or fees. The deferred amounts generally vest as deferred. The deferred compensation plus interest is generally payable upon termination in either a lump-sum or monthly installments.

The salary continuation and SERP plans for certain key executives provide specified benefits to the participants upon termination or change of control. The benefits are subject to certain vesting requirements, and vested amounts are generally payable upon termination or change of control in either a lump-sum or monthly installments. The Bank annually expenses amounts sufficient to accrue for the present value of the benefits payable to the participants under these plans. These plans also include death benefit provisions for certain participants. To assist in the funding of these plans, the Bank has purchased BOLI policies on the majority of the participants. The cash surrender value of the general account policies at December 31, 2008 and 2007 was approximately $7,253 and $7,033, respectively. The cash surrender value of the separate account policies, including the value of the stable value wraps, was approximately $26,315 and $26,271 at December 31, 2008 and 2007, respectively. At December 31, 2008 and 2007, the liabilities related to the deferred compensation plans included in accrued interest and other liabilities in the accompanying consolidated balance sheets totaled approximately $4,744 and $4,584, respectively.

The amount of expense charged to operations in 2008, 2007 and 2006 related to the deferred compensation plans was approximately $1,495, $1,744 and $1,035, respectively. As of December 31, 2008 and 2007, the liabilities related to the salary continuation and SERP plans included in accrued interest and other liabilities in the accompanying consolidated balance sheets totaled approximately $7,760 and $6,606, respectively. The amount of expense charged to operations in 2008, 2007 and 2006 for the salary continuation, SERP and fee continuation plans was approximately $1,356, $1,560 and $934, respectively. For financial reporting purposes, such expense amounts have not been adjusted for income earned on the BOLI policies.

19. Stock-Based Compensation Plans

The Company has historically maintained certain stock-based compensation plans, approved by the Company’s shareholders that are administered by the Board, or the Compensation Committee of the Board (the “Compensation Committee”). In addition, on April 28, 2008, the shareholders of the Company approved the 2008 Cascade Bancorp Performance Incentive Plan (the “2008 Plan”). The 2008 Plan authorized the Board to issue up to an additional one million shares of common stock related to the grant or settlement of

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

19. Stock-Based Compensation Plans  – (continued)

stock-based compensation awards, expanded the types of stock-based compensation awards that may be granted, and expanded the parties eligible to receive such awards. Under the Company’s stock-based compensation plans, the Board (or the Compensation Committee) may grant stock options (including incentive stock options (“ISOs”) as defined in Section 422 of the Internal Revenue Code and non-qualified stock options (“NSOs”), restricted stock, restricted stock units, stock appreciation rights and other similar types of equity awards intended to qualify as “performance-based” compensation under applicable tax rules). The stock-based compensation plans were established to allow for the granting of compensation awards to attract, motivate and retain employees, executive officers, non-employee directors and other service providers who contribute to the success and profitability of the Company and to give such persons a proprietary interest in the Company, thereby enhancing their personal interest in the Company’s success.

The Board or Compensation Committee may establish and prescribe grant guidelines including various terms and conditions for the granting of stock-based compensation and the total number of shares authorized for this purpose. Under the 2008 Plan, for ISOs and NSOs, the option strike price must be no less than 100% of the stock price at the grant date. (Prior to the approval of the 2008 Plan, the option strike price for NSOs could be no less than 85% of the stock price at the grant date). Generally, options become exercisable in varying amounts based on years of employee service and vesting schedules. All options expire after a period of ten years from the date of grant. Other permissible stock awards include restricted stock grants, restricted stock units, stock appreciation rights or other similar stock awards (including awards that do not require the grantee to pay any amount in connection with receiving the shares or that have a purchase price that is less than the grant date fair market value of the Company’s stock.)

At December 31, 2008, 1,344,068 shares reserved under the stock-based compensation plans were available for future grants.

The Company used the Black-Scholes option-pricing model with the following weighted-average assumptions to value options granted:

	2008	2007	2006
Dividend yield	3.9%	1.3%	1.4%
Expected volatility	32.0%	29.9%	34.2%
Risk-free interest rate	3.0%	4.8%	4.3%
Expected option lives	7 years	6 years	6 years

The dividend yield is based on historical dividend information. The expected volatility is based on historical volatility of the Company’s common stock price. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant for periods corresponding with the expected lives of the options granted. The expected option lives represent the period of time that options are expected to be outstanding giving consideration to vesting schedules and historical exercise and forfeiture patterns.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of publicly-traded options that have no vesting restrictions and are fully transferable. Additionally, the model requires the input of highly subjective assumptions. Because the Company’s stock options have characteristics significantly different from those of publicly-traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in the opinion of the Company’s management, the Black-Scholes option-pricing model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options. The weighted-average fair value of stock options granted was $2.36 for 2008, $9.14 for 2007 and $7.50 for 2006.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

19. Stock-Based Compensation Plans  – (continued)

The following table presents the activity related to options under all plans for the years ended December 31, 2008, 2007, and 2006.

	2008		2007		2006
	Options Outstanding	Weighted- Average Exercise Price	Options Outstanding	Weighted- Average Exercise Price	Options Outstanding	Weighted- Average Exercise Price
Balance at beginning of year	751,088	$13.34	770,095	$9.79	1,177,447	$7.86
Granted	400,130	10.06	139,962	27.09	83,298	21.10
Exercised	(11,505)	5.67	(146,109)	6.86	(439,875)	6.03
Forfeited	(50,622)	15.39	(12,860)	21.06	(50,775)	15.40
Balance at end of year	1,089,091	$12.05	751,088	$13.34	770,095	$9.79
Exercisable at end of year	520,645		488,203		525,363

The total intrinsic value of both the outstanding stock options and outstanding exercisable stock options was approximately $271 at December 31, 2008. The total intrinsic value of stock options exercised was $21 in 2008, $2,959 in 2007 and $8,400 in 2006. The total fair value of stock options vested for the years ended 2008, 2007 and 2006 was $773, $2,925 and $1,988, respectively. As of December 31, 2008 and 2007, unrecognized compensation cost related to nonvested stock options totaled $1,159 and $1,322, respectively, which is expected to be recognized over a weighted-average life of less than two years.

Information regarding the number, weighted-average exercise price and weighted-average remaining contractual life of options by range of exercise price at December 31, 2008 is as follows:

	Options Outstanding			Exercisable Options
Exercise Price Range	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Number of Options	Weighted- Average Exercise Price
Under $5.00	115,672	$4.64	1.6	115,672	$4.64
$5.01 – $8.00	119,718	6.05	2.1	109,718	6.60
$8.01 – $12.00	505,470	9.83	7.8	141,464	9.07
$12.01 – $16.00	162,168	13.70	5.4	148,791	13.57
$16.01 – $22.00	55,942	20.38	7.1	5,000	16.82
$22.01 – $30.12	130,121	27.13	8.1	—	—
	1,089,091	$12.05	4.2	520,645	$8.76

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

19. Stock-Based Compensation Plans  – (continued)

As of December 31, 2008, unrecognized compensation cost related to nonvested restricted stock totaled approximately $1,078, which is expected to be recognized over a weighted-average life of two years. Total expense recognized by the Company for nonvested restricted stock for the years ended December 31, 2008, 2007 and 2006 was $890, $904 and $545, respectively. The following table presents the activity for nonvested restricted stock for the year ended December 31, 2008:

	Number of Shares	Weighted- Average Grant Date Fair Value per Share
Nonvested as of December 31, 2007	114,939	$20.09
Granted	62,181	10.13
Vested	(45,486)	11.64
Cancelled	(41)	22.71
Nonvested as of December 31, 2008	131,593	$17.70

Nonvested restricted stock is scheduled to vest over periods ranging from one to five years from the grant dates, with a weighted average remaining vesting term of 2.4 years. The unearned compensation on restricted stock is being amortized to expense on a straight-line basis over the applicable vesting periods.

20. Fair Value Measurements

SFAS No. 157’s hierarchy for determining fair value measurement, includes three levels and is based upon the valuation techniques used to measure assets and liabilities. The three levels are as follow:

•	Quoted Prices in Active Markets for Identical Assets (Level 1): Inputs that are quoted unadjusted prices in active markets for identical assets that the Company has the ability to access at the measurement date. An active market for the asset is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
•	Significant Other Observable Inputs (Level 2): Inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity including quoted prices for similar assets or liabilities, quoted prices for securities in inactive markets and inputs derived principally from, or corroborated by, observable market data by correlation or other means.
•	Significant Unobservable Inputs (Level 3): Inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company’s financial assets and financial liabilities carried at fair value effective January 1, 2008. In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally-developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the corporation’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

20. Fair Value Measurements  – (continued)

reflective of future fair values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Furthermore, the reported fair value amounts have not been comprehensively revalued since the presentation dates, and therefore, estimates of fair value after the consolidated balance sheet date may differ significantly from the amounts presented herein.

The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to valuation methodology:

Investment Securities:  Where quoted prices are available in an active market, investment securities available-for-sale are classified within level 1 of the hierarchy. Level 1 includes investment securities available-for-sale that have quoted prices in an active market for identical assets. If quoted market prices for identical securities are not available then fair values are estimated by independent sources using pricing models and/or quoted prices of investment securities with similar characteristics or discounted cash flows. The Company has categorized most of its investment securities available-for-sale as level 2, since U.S Agency MBS are mainly priced in this latter manner.

Impaired Loans:  SFAS No. 157 applies to loans measured for impairment using the practical expedients permitted by SFAS No. 114, “Accounting by Creditors for Impairment of a Loan”, including impaired loans measured at an observable market price (if available) or at the fair value of the loan’s collateral (if collateral dependent). Fair value of the loan’s collateral is determined by appraisals or independent valuation which is then adjusted for the estimated costs related to liquidation of the collateral. Management’s ongoing review of appraisal information may result in additional discounts or adjustments to valuation based upon more recent market sales activity or more current appraisal information derived from properties of similar type and/or locale. A significant portion of the Bank’s impaired loans are measured using the estimated fair market value of the collateral less the estimated costs to sell. The Company has categorized its impaired loans as level 3.

OREO:  The Company’s OREO is measured at estimated fair value less estimated costs to sell. Fair value was generally determined based on third-party appraisals of fair value in an orderly sale. Estimated costs to sell OREO were based on standard market factors. The valuation of OREO is subject to significant external and internal judgment. Management periodically reviews OREO to determine whether the property continues to be carried at the lower of its recorded book value or estimated fair value, net of estimated costs to sell. The Company has categorized its OREO as level 3.

The table below presents assets and liabilities measured at fair value on a recurring basis at December 31, 2008 (dollars in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Investment securities available-for-sale	$—	$107,480	$—
Total recurring assets measured at fair value	$—	$107,480	$—

Other assets, including intangible assets, are also subject to periodic impairment assessments under GAAP. These assets are not considered financial instruments. Effective February 12, 2008, the FASB issued a staff position, FSP FAS 157-2, which delayed the applicability of FAS 157 to non-financial instruments until January 1, 2009. Accordingly, these assets have been omitted from the above disclosures.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

20. Fair Value Measurements  – (continued)

Certain assets are measured at fair value on a nonrecurring basis (e.g., the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments when there is evidence of impairment). The following table represents the assets measured at fair value on a nonrecurring basis by the Company (dollars in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Impaired loans with specific valuation allowances under SFAS No. 114	$—	$—	$120,468
Other real estate owned		—	52,727
	$—	$—	$173,195

The Company did not change the methodology used to determine fair value for any financial instruments during 2008. Accordingly, for any given class of financial instruments, the Company did not have any transfers between level 1, level 2, or level 3 during 2008.

The following disclosures are made in accordance with the provisions of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” which requires the disclosure of fair value information about financial instruments where it is practicable to estimate that value.

In cases where quoted market values are not available, the Company primarily uses present value techniques to estimate the fair value of its financial instruments. Valuation methods require considerable judgment, and the resulting estimates of fair value can be significantly affected by the assumptions made and methods used. Accordingly, the estimates provided herein do not necessarily indicate amounts which could be realized in a current market exchange.

In addition, as the Company normally intends to hold the majority of its financial instruments until maturity, it does not expect to realize many of the estimated amounts disclosed. The disclosures also do not include estimated fair value amounts for items which are not defined as financial instruments but which may have significant value. The Company does not believe that it would be practicable to estimate a representational fair value for these types of items as of December 31, 2008 and 2007.

Because SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of the Company.

The Company uses the following methods and assumptions to estimate the fair value of its financial instruments:

Cash and Cash Equivalents:  The carrying amount approximates the estimated fair value of these instruments.

Investment Securities:  See above description.

FHLB Stock:  The carrying amount approximates the estimated fair value.

Loans:  The estimated fair value of loans is calculated by discounting the contractual cash flows of the loans using December 31, 2008 and 2007 origination rates. The resulting amounts are adjusted to estimate the effect of changes in the credit quality of borrowers since the loans were originated. Fair values for impaired loans are estimated using a discounted cash flow analysis or the underlying collateral values.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

20. Fair Value Measurements  – (continued)

BOLI:  The carrying amount approximates the estimated fair value of these instruments.

OREO:  See above description.

Deposits:  The estimated fair value of demand deposits, consisting of checking, interest bearing demand and savings deposit accounts, is represented by the amounts payable on demand. At the reporting date, the estimated fair value of time deposits is calculated by discounting the scheduled cash flows using the December 31, 2008 and 2007 rates offered on those instruments.

Junior Subordinated Debentures and Other Borrowings (Including Federal Funds Purchased):  The fair value of the Bank’s junior subordinated debentures and other borrowings (including federal funds purchased) are estimated using discounted cash flow analyses based on the Bank’s December 31, 2008 and 2007 incremental borrowing rates for similar types of borrowing arrangements.

Customer Repurchase Agreements:  The carrying value approximates the estimated fair value.

Loan Commitments and Standby Letters of Credit:  The majority of the Bank’s commitments to extend credit have variable interest rates and “escape” clauses if the customer’s credit quality deteriorates. Therefore, the fair values of these items are not significant and are not included in the following table.

The estimated fair values of the Company’s significant on-balance sheet financial instruments at December 31, 2008 and 2007 were approximately as follows:

	2008		2007
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$48,946	$48,946	$63,141	$63,141
Investment securities:
Available-for-sale	107,480	107,480	83,835	83,835
Held-to-maturity	2,211	2,247	3,180	3,193
FHLB stock	10,472	10,472	6,991	6,991
Loans, net	1,909,018	1,950,602	2,007,603	2,032,246
BOLI	33,568	33,568	33,304	33,304
OREO	52,727	52,727	9,765	9,765
Financial liabilities:
Deposits	1,794,611	1,795,004	1,667,138	1,667,299
Junior subordinated debentures and other borrowings	317,533	320,796	411,227	410,573
Customer repurchase agreements	9,871	9,867	18,614	18,614

21. Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary actions — by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

21. Regulatory Matters  – (continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the tables below) of Tier 1 capital to average assets and Tier 1 and total capital to risk-weighted assets (all as defined in the regulations). Management believes that as of December 31, 2008 and 2007, the Company and the Bank met capitalization benchmarks for “well capitalized”. Federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements. Such actions could potentially include a leverage limit, a risk-based capital requirement, and any other measure of capital deemed appropriate by the federal banking regulator for measuring the capital adequacy of an insured depository institution. In addition, payment of dividends by the Company and the Bank is subject to restriction by state and federal regulators and availability of retained earnings. At December 31, 2008, the Company and the Bank were deemed to be “well-capitalized” by regulatory definition.

As of December 31, 2008, the Company’s annual examination by its primary banking regulators was currently in process as discussed in Note 14 “operating environment and financial condition.”

The Company’s actual and required capital amounts and ratios are presented in the following table:

	Actual		Regulatory Minimum to Be “Adequately Capitalized”		Regulatory Minimum to Be “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2008:
Tier 1 capital (to average assets)	$196,707	8.2%	$96,127	4.0%	$120,159	5.0%
Tier 1 capital (to risk-weighted assets)	196,707	8.9	87,968	4.0	131,951	6.0
Total capital (to risk-weighted assets)	224,701	10.2	175,935	8.0	219,919	10.0
December 31, 2007:
Tier 1 capital (to average assets)	$226,328	9.9%	$91,450	4.0%	$114,312	5.0%
Tier 1 capital (to risk-weighted assets)	226,328	10.0	90,383	4.0	135,575	6.0
Total capital (to risk-weighted assets)	254,638	11.3	180,766	8.0	225,958	10.0

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

21. Regulatory Matters  – (continued)

The Bank’s actual and required capital amounts and ratios are presented in the following table:

	Actual		Regulatory Minimum to Be “Adequately Capitalized”		Regulatory Minimum to Be “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2008:
Tier 1 capital (to average assets)	$194,051	8.1%	$95,998	4.0%	$119,997	5.0%
Tier 1 capital (to risk-weighted assets)	194,051	8.8	87,878	4.0	131,816	6.0
Total capital (to risk-weighted assets)	221,772	10.1	175,755	8.0	219,694	10.0
December 31, 2007:
Tier 1 capital (to average assets)	$222,132	9.7%	$90,278	4.0%	$112,848	5.0%
Tier 1 capital (to risk-weighted assets)	222,132	9.8	91,256	4.0	136,884	6.0
Total capital (to risk-weighted assets)	250,344	11.1	182,512	8.0	228,140	10.0

The Board of Governors of the Federal Reserve System, which is Bancorp’s banking regulator, has promulgated a modification of the capital regulations affecting trust preferred securities. Under this modification, effective March 31, 2009, the Company will be required to use a more restrictive formula to determine the amount of trust preferred securities that can be included in regulatory Tier I capital. At that time, the Company will be allowed to include in Tier I capital an amount of trust preferred securities equal to no more than 25% of the sum of all core capital elements, which is generally defined as stockholders’ equity, less goodwill net of any related deferred income tax liability. The regulations that were in effect through December 31, 2008 limit the amount of trust preferred securities that can be included in Tier I capital to 25% of the sum of core capital elements without a deduction for goodwill. All $66,500 of the Company’s trust preferred securities were included in Tier I capital at December 31, 2008. Had the proposed rule been in effect at December 31, 2008, on a pro forma basis, $43,300 of the trust preferred securities could have been included in the Company’s Tier I capital at December 31, 2008. Accordingly, the Company expects that its Tier I capital ratios will be at or above the existing well-capitalized levels on March 31, 2009, the first date on which the modified capital regulations must be applied.

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

22. Parent Company Financial Information

Condensed financial information for Bancorp (Parent company only) is presented as follows:

CONDENSED BALANCE SHEETS

	December 31,
	2008	2007
Assets:
Cash and cash equivalents	$2,697	$3,978
Investment securities available-for-sale	—	449
Investment in subsidiary	199,080	337,503
Other assets	2,216	2,212
Total assets	$203,993	$344,142
Liabilities and stockholders’ equity:
Junior subordinated debentures	$68,558	$68,558
Other liabilities	196	298
Stockholders’ equity	135,239	275,286
Total liabilities and stockholders’ equity	$203,993	$344,142

CONDENSED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2008	2007	2006
Income:
Interest and dividend income	$18	$38	$47
Gains on sales of investment securities available-for-sale	115	260	594
Total income	133	298	641
Expenses:
Administrative	1,945	2,001	1,455
Interest	3,466	4,679	3,438
Other	621	431	425
Total expenses	6,032	7,111	5,318
Net loss before credit for income taxes, dividends from the Bank and equity in undistributed net earnings of subsidiary	(5,899)	(6,813)	(4,677)
Credit for income taxes	2,283	2,377	1,777
Net loss before dividends from the Bank and equity in undistributed net earnings of subsidiary	(3,616)	(4,436)	(2,900)
Dividends from the Bank	6,900	20,200	3,700
Equity in undistributed net earnings (loss) of subsidiary	(137,850)	14,215	34,877
Net income (loss)	$(134,566)	$29,979	$35,677

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

22. Parent Company Financial Information  – (continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$(134,566)	$29,979	$35,677
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Dividends from the Bank	6,900	20,200	3,700
Equity in undistributed net (earnings) loss of subsidiary	130,950	(34,415)	(38,577)
Gains on sales of investment securities available-for-sale	(115)	(260)	(594)
Stock-based compensation expense	1,566	1,632	1,149
Increase in other assets	(4)	(5)	(1,444)
(Decrease) increase in other liabilities	(49)	12	174
Net cash provided by operating activities	4,682	17,143	85
Cash flows from investing activities:
Investment in subsidiary	—	—	(41,500)
Proceeds from sales of investment securities available-for-sale	425	525	975
Net cash provided (used) by investing activities	425	525	(40,525)
Cash flows from financing activities:
Cash dividends paid	(6,158)	(10,491)	(8,136)
Net proceeds from issuance of junior subordinated debentures	—	—	47,939
Repurchases of common stock	—	(9,205)	—
Proceeds from stock options exercised	67	1,979	2,609
Tax effect from non-qualified stock options exercised	(297)	548	625
Net cash provided (used) by financing activities	(6,388)	(17,169)	43,037
Net (decrease) increase in cash and cash equivalents	(1,281)	499	2,597
Cash and cash equivalents at beginning of year	3,978	3,479	882
Cash and cash equivalents at end of year	$2,697	$3,978	$3,479

CASCADE BANCORP AND SUBSIDIARY

NOTES TO AUDITED YEAR-END CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in Thousands, Except per Share Amounts)

23. Selected Quarterly Financial Data (Unaudited)

The following table sets forth the Company’s unaudited data regarding operations for each quarter of 2008 and 2007. This information, in the opinion of management, includes all normal recurring adjustments necessary to fairly state the information set forth:

	2008
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest and dividend income	$31,260	$34,111	$34,260	$38,141
Interest expense	9,130	10,146	10,014	13,081
Net interest income	22,130	23,965	24,246	25,060
Loan loss provision	61,339 (1)	15,390	18,364	4,500
Net interest income (loss) after loan loss provision	(39,209)	8,575	5,882	20,560
Noninterest income	3,951	5,530	5,008	5,502
Noninterest expenses	125,724 (2)	13,809	16,763	17,375
Income (loss) before income taxes	(160,982)	296	(5,873)	8,687
Provision (credit) for income taxes	(23,422)	(51)	(2,480)	2,647
Net income (loss)	$(137,560)	$347	$(3,393)	$6,040
Basic earnings (loss) per common share	$(4.92)	$0.01	$(0.12)	$0.22
Diluted earnings (loss) per common share	$(4.92)	$0.01	$(0.12)	$0.22

	2007
	Fourth Quarter		Third Quarter	Second Quarter	First Quarter
Interest and dividend income	$42,576		$43,956	$43,319	$41,377
Interest expense	15,886		16,232	15,775	14,831
Net interest income	26,690		27,724	27,544	26,546
Loan loss provision	15,600	(1)	1,750	1,000	1,050
Net interest income after loan loss provision	11,090		25,974	26,544	25,496
Noninterest income	5,124		5,198	5,272	5,546
Noninterest expenses	15,842		15,319	15,548	15,800
Income before income taxes	372		15,853	16,268	15,242
Provision for income taxes	113		5,835	6,087	5,721
Net income	$259		$10,018	$10,181	$9,521
Basic earnings per common share	$0.01		$0.35	$0.36	$0.34
Diluted earnings per common share	$0.01		$0.35	$0.36	$0.33

(1)	Increase in fourth quarter provision to increase level of credit reserves primarily related to deterioration within the Company’s residential land development loan portfolio.
(2)	Increase in fourth quarter noninterest expenses primarily due to $105,047 impairment of goodwill.

The consolidated financial statements have not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Appendix B

Exhibit A
to
Articles of Amendment
of
Cascade Bancorp

Subsection (a) of Article VII shall be amended and restated in its entirety as follows:

Article VII

(a) The Corporation is authorized to issue shares of two classes: 5,000,000 shares of Preferred Stock and 300,000,000 shares of Common Stock.

Appendix C

Exhibit A
to
Articles of Amendment
of
Cascade Bancorp

Subsection (a) of Article VII shall be amended and restated in its entirety as follows:

Article VII

(a) Immediately upon the filing of this Amendment to Articles of Incorporation, each ten outstanding shares of the Corporation’s Common Stock will be exchanged and combined, automatically, without further action, into one share of Common Stock (the “Reverse Split”). Immediately after the Reverse Split, the Corporation is authorized to issue shares of two classes: 5,000,000 shares of Preferred Stock and 40,000,000 shares of Common Stock.